UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 14a-12

Enterprise Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Enterprise Bancorp, Inc. Shareholders:

On behalf of the board of directors of Enterprise Bancorp, Inc. (“Enterprise”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the acquisition of Enterprise by Independent Bank Corp. (“Independent”). We are requesting that you take certain actions as a holder of shares of common stock of Enterprise, par value $0.01 per share (“Enterprise common stock”) (an “Enterprise shareholder”).

On December 8, 2024, Independent, Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent (“Rockland Trust”), Enterprise and Enterprise Bank and Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Enterprise (“Enterprise Bank”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), pursuant to which Independent will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Enterprise in a stock and cash transaction. Following the mergers (as defined below), Rockland Trust will have approximately $25 billion in assets and $8.7 billion in wealth assets under administration. In addition to expanding Rockland Trust’s branch footprint north in Massachusetts and into New Hampshire, the mergers will further enhance Rockland Trust’s core deposit franchise and provide opportunities for Rockland Trust to introduce their full suite of banking solutions, wealth management services, and comprehensive financial advice to new businesses and households.

Under the merger agreement, Enterprise will merge with and into Independent, with Independent as the surviving entity (the “merger”). Following the merger, Enterprise Bank, will merge with and into Rockland Trust, with Rockland Trust as the surviving bank (the “bank merger,” and together with the merger, the “mergers”).

Enterprise will hold a special meeting of Enterprise shareholders (the “Enterprise special meeting”) in connection with the merger. At the Enterprise special meeting, in addition to other business, Enterprise will ask its shareholders to approve the merger agreement (the “Enterprise merger proposal”). Information about the Enterprise special meeting and the mergers is contained in the accompanying proxy statement/prospectus. We urge you to read this document carefully and in its entirety.

The Enterprise special meeting will be held solely by means of remote communication on April 3, 2025 at 9:00 a.m., Eastern Time.

Your vote is very important. Approval of the Enterprise merger proposal (as defined below) will require the affirmative vote of the holders of at least two-thirds (2/3rds) of the shares of Enterprise common stock outstanding and entitled to vote. Whether or not you plan to attend the Enterprise special meeting (as defined below) please take the time to vote by completing and mailing the enclosed proxy card. If Enterprise shareholders do not vote virtually or by proxy, it will have the same effect as a vote against the Enterprise merger proposal at the Enterprise special meeting.

In the merger, Enterprise shareholders will receive (i) 0.60 of a share (the “exchange ratio”) of Independent common stock and (ii) $2.00 in cash (the “cash consideration”) for each share of Enterprise common stock they own. Based on the closing price of Independent common stock on the Nasdaq Global Select Market (“Nasdaq”) on December 6, 2024, the last trading day before public announcement of the merger, the exchange ratio represented approximately $45.06 in value for each share of Enterprise common stock, representing merger consideration of approximately $562,200,000 on an aggregate basis.

Independent shareholders will continue to own their existing shares of Independent common stock. The value of the Independent common stock at the time of completion of the merger could be greater than, less than or the same as the value of Independent common stock on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations of Independent common stock (trading symbol “INDB”) and Enterprise common stock (trading symbol “EBTC”).

We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, Enterprise shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Enterprise common stock for Independent common stock in the merger, except with respect to (i) the cash consideration and (ii) any cash received by such holders in lieu of fractional shares of Independent common stock.

Based on the number of shares of Enterprise common stock outstanding or reserved for issuance as of the record date of February 13, 2025, Independent expects to issue approximately 7,474,905 shares of Independent common stock to Enterprise shareholders in the aggregate in the merger. We estimate that former Enterprise shareholders will own approximately 14.93% and existing Independent shareholders will own approximately 85.07% of the common stock of Independent following the completion of the merger.

The Enterprise board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and bank merger, are fair to, and in the best interest of, Enterprise shareholders and unanimously recommends that holders of its common stock vote “FOR” each of the proposals to be considered at the Enterprise special meeting.

This proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Independent and Enterprise and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 24 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Independent and Enterprise from documents that have been filed with the U.S. Securities and Exchange Commission (“SEC”) that are incorporated into the accompanying proxy statement/prospectus by reference.

Sincerely,	Sincerely,

Jeffrey Tengel President and Chief Executive Officer Independent Bank Corp.	Steven Larochelle Chief Executive Officer Enterprise Bancorp, Inc.

Neither the SEC nor any state securities regulator has approved or disapproved the proposed mergers, including the issuance of Independent common stock to be issued in connection with the merger, or the other transactions described in this proxy statement/prospectus, or determined if the accompanying proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

The accompanying proxy statement/prospectus is dated February 19, 2025, and is first being mailed to Enterprise shareholders on or about February 24, 2025.

ENTERPRISE BANCORP, INC.

222 Merrimack Street

Lowell, Massachusetts 01852

(978) 459-9000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 3, 2025

To the Shareholders of Enterprise Bancorp, Inc.:

You are invited to attend a special meeting (the “Enterprise special meeting”) of shareholders of Enterprise Bancorp, Inc. (“Enterprise”), the parent holding company of Enterprise Bank and Trust Company, to be held solely by means of remote communication on April 3, 2025 at 9:00 a.m., Eastern Time.

The Enterprise special meeting has been called for the following purposes:

1.

To approve the Agreement and Plan of Merger, dated as of December 8, 2024 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, Enterprise, and Enterprise Bank and Trust Company, and to approve the transactions contemplated by the merger agreement, including the merger of Enterprise with and into Independent (the “merger,” with such proposal, the “Enterprise merger proposal”);

2.	To approve, on a non-binding, advisory basis, the compensation payable to the named executive officers of Enterprise in connection with the merger (the “Enterprise compensation proposal”); and

3.

To authorize the Enterprise board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Enterprise merger agreement proposal or to vote on other matters properly before the special meeting (the “Enterprise adjournment proposal”).

You may vote at the Enterprise special meeting if you were a shareholder of record at the close of business on February 13, 2025.

We ask that you remotely participate in the Enterprise special meeting in one of two ways:

•	In order to view the presentation, vote and ask questions: log onto www.meetnow.global/M4KM7SR with your control number provided on your proxy card; OR

•	Listen only: call 1-800-715-9871 with conference ID: 7344373

Those planning to attend and participate in the Enterprise special meeting should call in or log on to the Enterprise special meeting virtual platform at least 15 minutes prior to the start of the Enterprise special meeting. Logging on to the Enterprise special meeting virtual platform at www.meetnow.global/M4KM7SR with your control number is the only way shareholders may participate by voting and asking questions at the Enterprise special meeting.

In the event there are not sufficient votes to approve the Enterprise merger proposal at the time of the Enterprise special meeting, the Enterprise special meeting may be adjourned or postponed in order to permit further solicitation of proxies by Enterprise.

The Enterprise board of directors unanimously recommends that you vote “FOR” the Enterprise merger proposal, “FOR” the Enterprise compensation proposal, and “FOR” the Enterprise adjournment proposal.

Under the provisions of the Massachusetts Business Corporation Act, as amended, the holders of Enterprise common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

By Order of the Board of Directors,

Steven Larochelle

Chief Executive Officer

EVEN IF YOU PLAN TO ATTEND THE ENTERPRISE SPECIAL MEETING BY MEANS OF REMOTE COMMUNICATION, PLEASE (1) VOTE ELECTRONICALLY USING THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD, (2) VOTE BY PHONE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD, OR (3) VOTE BY MAIL BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, GEORGESON LLC, AT (833) 880-8688.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Enterprise Bancorp, Inc. (“Enterprise”) and Independent Bank Corp. (“Independent”) from other documents that are not included in, or delivered with, this proxy statement/prospectus, including documents that Enterprise and Independent have filed with the U.S. Securities and Exchange Commission (“SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information” beginning on page 129. This information is available for you to review free of charge through the SEC’s website at http://www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Enterprise or Independent, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

For business and financial information about Enterprise, please contact:

Enterprise Bancorp, Inc.

222 Merrimack Street

Lowell, Massachusetts 01852

Attention: John Koutsos, Secretary

(978) 459-9000

For business and financial information about Independent, please contact:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Patricia M. Natale, General Counsel and Corporate Secretary

(781) 878-6100

To obtain timely delivery of these documents before the Enterprise special meeting, Enterprise shareholders must request the information no later than March 26, 2025 (which is five business days before the date of the Enterprise special meeting).

In addition, if you have questions about the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Georgeson LLC, the proxy solicitor for Enterprise, toll-free at (833) 880-8688 or, for brokers and banks, collect at (218) 228-2799. You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by Independent (File No. 333-284527), constitutes a prospectus of Independent under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of Independent, par value $0.01 per share (“Independent common stock”) to be issued to Enterprise shareholders pursuant to the Agreement and Plan of Merger, dated as of December 8, 2024 (as it may be amended from time to time, the “merger agreement”), among Independent, Rockland Trust Company, Enterprise and Enterprise Bank and Trust Company.

This document also constitutes a notice of meeting and proxy statement of Enterprise under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Independent and Enterprise have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This proxy statement/prospectus is dated February 19, 2025, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Enterprise shareholders nor the issuance by Independent of shares of Independent common stock pursuant to the merger agreement will create any implication to the contrary.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Enterprise has been provided by Enterprise and information contained in this document regarding Independent has been provided by Independent. See “Where You Can Find More Information” beginning on page 129 for more details.

i

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers and the Enterprise special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 129.

In this proxy statement/prospectus, unless the context otherwise requires:

•	“Enterprise” refers to Enterprise Bancorp, Inc., a Massachusetts corporation;

•	“Enterprise articles of organization” refers to the amended and restated articles of organization of Enterprise;

•	“Enterprise Bank” refers to Enterprise Bank and Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Enterprise;

•	“Enterprise bylaws” refers to the second amended and restated bylaws of Enterprise;

•	“Enterprise common stock” refers to the common stock of Enterprise, par value $0.01 per share;

•	“Enterprise shareholders” refers to holders of shares of Enterprise common stock.

•	“Independent” refers to Independent Bank Corp., a Massachusetts corporation;

•	“Independent articles of organization” refers to the restated articles of organization of Independent, as amended.

•	“Independent bylaws” refers to the amended and restated bylaws of Independent.

•	“Independent common stock” refers to the common stock of Independent, par value $0.01 per share;

•	“Independent shareholders” refers to holders of shares of Independent common stock both prior to and following the completion of the merger; and

•	“Rockland Trust” refers to Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent.

Questions and Answers About the Merger

Q.	Why am I receiving this document?

A.

You are receiving this proxy statement/prospectus because Independent, Rockland Trust, Enterprise and Enterprise Bank entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), pursuant to which Enterprise will merge with and into Independent, with Independent as the surviving entity (the “merger”). Following the merger, Enterprise Bank will merge with and into Rockland Trust, with Rockland Trust as the surviving bank (the “bank merger,” and together with the merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things, Enterprise shareholders must approve the merger agreement (the “Enterprise merger proposal”). Enterprise is holding a special meeting of Enterprise shareholders (the “Enterprise special meeting”) to obtain approval of the Enterprise merger proposal.

Enterprise shareholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Enterprise in connection with the transactions contemplated by the merger agreement (the “Enterprise compensation proposal”), and to approve the proposal to adjourn the Enterprise special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Enterprise special meeting to approve the Enterprise merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Enterprise shareholders (the “Enterprise adjournment proposal”).

This document is also a prospectus that is being delivered to Enterprise shareholders because, pursuant to the merger agreement, Independent is offering shares of Independent common stock to Enterprise shareholders.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Enterprise special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Enterprise common stock voted by proxy without attending the Enterprise special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q.	What will Enterprise shareholders receive in the merger?

A.

In the merger, Enterprise shareholders will receive (i) $2.00 in cash (the “cash consideration”) and (ii) 0.60 of a share (the “exchange ratio”) of Independent common stock for each share of Enterprise common stock held immediately prior to the completion of the merger (the “stock consideration”).

Independent’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead pay cash for any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on Nasdaq for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger (the stock consideration and the cash consideration, together with cash received in lieu of fractional shares of Independent common stock, if any, the “merger consideration”).

Q.	What will Independent’s shareholders receive in the merger?

A.

In the merger, Independent shareholders will not receive any consideration, and their shares of Independent common stock will remain outstanding and will constitute shares of Independent following the merger. Following the merger, shares of Independent common stock will continue to be listed on Nasdaq under the trading symbol “INDB.”

Q.	What will happen in the merger?

A.

In the merger, Enterprise will merge with and into Independent, with Independent as the surviving entity. In the bank merger, which will occur following the merger, Enterprise Bank will merge with and into Rockland Trust, with Rockland Trust as the surviving bank.

After completion of the merger, (1) Enterprise will cease to exist, (2) Enterprise common stock will be delisted from Nasdaq and will cease to be publicly traded, and (3) the Enterprise common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Independent shareholders will continue to own their existing shares of Independent common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 84 and the merger agreement for more information about the merger.

Q.	How will the merger affect Enterprise equity awards?

A.	The merger agreement provides that Enterprise equity awards that are outstanding immediately prior to the effective time will be treated as follows:

Stock Options. Each stock option, whether vested or unvested, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, Enterprise Bank or Enterprise will pay to the holders of such stock options cash (the “cash payment”) in an amount equal to the product of (i) the number of shares of Enterprise common stock provided for in each such stock option, multiplied by (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined below) over (y) the exercise price. Any stock option for which the exercise price per share of Enterprise common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, without interest and less applicable withholding taxes. For purposes of the merger agreement, “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) 0.6279 (which is the implied total exchange ratio taking into account both the cash and stock consideration) by (ii) the volume-weighted average trading price of a share of the Independent common stock on Nasdaq for the consecutive period of five full trading days ending on the day immediately preceding the closing date.

Restricted Stock Awards. Each share of restricted stock will fully vest at the effective time of the merger and be considered an outstanding share of Enterprise common stock entitled to receive the merger consideration. The merger consideration will be issued within five business days after the closing date of the merger, without interest and less applicable withholding taxes.

Q.	How will the merger affect the Enterprise equity plans?

A.

Each of the Enterprise Bancorp, Inc. Employee Stock Purchase Plan, Enterprise’s Dividend Reinvestment and Direct Stock Purchase Plan, Enterprise’s 2009 Stock Incentive Plan and Enterprise’s 2016 Stock Incentive Plan will be terminated at the effective time of the merger. In addition, under the terms of the merger agreement, Enterprise’s Dividend Reinvestment and Direct Stock Purchase Plan was suspended as of the date of the merger agreement.

Q.	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A.

Yes. Although the number of shares of Independent common stock that Enterprise shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Independent common stock. Any fluctuation in the market price of Independent common stock will change the value of the shares of Independent common stock that Enterprise shareholders will receive. Neither Independent nor Enterprise is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Independent common stock or Enterprise common stock.

Q.	Are Enterprise shareholders entitled to dissenters’ rights?

A.	No. Under the provisions of the Massachusetts Business Corporation Act, Chapter 156D, Section 13, Enterprise shareholders are not entitled to dissenters’ rights in the merger.

Q.	Are there any risks that I should consider in deciding whether to vote for the approval of the Enterprise merger proposal, or the other proposals to be considered at the Enterprise special meeting?

A.

Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus titled “Risk Factors” beginning on page 24. You also should read and carefully consider the risk factors of Independent and Enterprise contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q.	Should Enterprise shareholders send in their stock certificates now?

A.

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Independent and reasonably acceptable to Enterprise (the “exchange agent”) will send you instructions for exchanging Enterprise stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to U.S. Enterprise shareholders?

A.

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the “Code.” Enterprise shareholders generally will not recognize gain or loss with respect to the merger consideration that they receive in the merger, except with respect to (i) the cash consideration they receive and (ii) any cash they receive in lieu of receiving a fractional share of Independent common stock. An Enterprise shareholder who receives cash will generally recognize gain (but not loss) in an amount not to exceed the amount of cash consideration received in the merger (or, if less, the excess of the cash and fair market value of the Independent common stock received over the Enterprise shareholder’s adjusted tax basis in its shares of Enterprise common stock) and will recognize gain or loss with respect to any cash received in lieu of fractional shares of Independent common stock. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 104. This tax treatment may not apply to all Enterprise shareholders. Determining the actual tax consequences of the merger to Enterprise shareholders can be complicated and will depend on the particular circumstances of each Enterprise shareholder. Enterprise shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

Q.	What are the interests of Enterprise’s directors and executive officers in the merger, if any?

A.

In considering the recommendation of the Enterprise board of directors, Enterprise shareholders should be aware that the directors and executive officers of Enterprise have interests in the merger that are different from, or in addition to, the interests of Enterprise’s other shareholders generally. These interests include rights of certain executive officers under their existing employment and change in control agreements; rights of certain executive officers to payments of their vested account balances under their existing supplemental retirement arrangements; rights of certain executive officers under consulting agreements and retention agreements with Rockland Trust executed in connection with the merger agreement; rights under Enterprise’s equity-based benefit programs and awards, including the acceleration of vesting of stock options and restricted stock; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger. In addition, following the merger, (i) two Enterprise directors will be appointed to the boards of directors of both Independent and Rockland Trust, and (ii) Independent will invite all of the directors serving on the Enterprise board of directors immediately prior to the merger (other than the two directors who will be appointed to the Independent and Rockland Trust boards of directors) to become members of a transition advisory board (the “Advisory Board”) for at least two years following the closing. In addition, following the merger, Enterprise’s chairman and founding member, George Duncan, will become an advisor to the Independent board of directors. The Enterprise board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and related transactions. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger” beginning on page 74.

Q.	When will the merger be completed?

A.

Independent and Enterprise expect the merger to close in the second half of 2025. However, neither Independent nor Enterprise can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Enterprise must first obtain the approval of Enterprise shareholders for the Enterprise merger proposal. Independent and Enterprise must also obtain necessary regulatory approvals and satisfy certain other customary closing conditions.

Q.	What are the conditions to complete the merger?

A.

The obligations of Independent and Enterprise to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition (as defined in the merger agreement), the receipt of certain tax opinions and approval by Enterprise shareholders of the Enterprise merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 99.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, Enterprise shareholders will not receive any consideration for their shares of Enterprise common stock in connection with the merger. Instead, Enterprise will remain an independent public company, Enterprise common stock will continue to be listed and traded on Nasdaq, and Independent will not complete the issuance of shares of Independent common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $22,488,000 will be payable by Enterprise to Independent. See “The Merger Agreement—Termination Fees” beginning on page 101 for a more detailed discussion of the circumstances under which a termination fee may be required to be paid.

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and Enterprise from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 129.

Questions and Answers About the Special Meeting of Enterprise Shareholders

Q.	When and where will Enterprise shareholders meet?

A.	The Enterprise special meeting will be held solely by means of remote communication at on April 3, 2025 at 9:00 a.m., Eastern Time.

Even if you plan to attend the Enterprise special meeting, Enterprise recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Enterprise special meeting.

Q.	Is my vote important?

A.

Yes. Your vote is very important. The merger cannot be completed unless the Enterprise merger proposal is approved by the affirmative vote of the holders of at least two-thirds of the shares of Enterprise common stock outstanding and entitled to vote on the proposal.

Q.	What matters are Enterprise shareholders being asked to approve at the Enterprise special meeting pursuant to this proxy statement/prospectus?

A.	At the Enterprise special meeting, Enterprise shareholders will be asked to consider and vote on the following proposals:

•

Proposal 1: Enterprise merger proposal. Approval of the Enterprise merger proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Enterprise common stock outstanding and entitled to vote. Accordingly, an abstention or a broker non-vote or other failure to vote will have the same effect as a vote cast “AGAINST” the Enterprise merger proposal.

•

Proposal 2: Enterprise compensation proposal. Approval of the Enterprise compensation proposal requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Enterprise compensation proposal.

•	Proposal 3: Enterprise adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Enterprise adjournment proposal requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Enterprise adjournment proposal.

In order to complete the merger, among other things, Enterprise shareholders must approve the Enterprise merger proposal. Neither the approval of the Enterprise compensation proposal nor the Enterprise adjournment proposal is a condition to the obligations of Independent or Enterprise to complete the merger.

Q.	What does the Enterprise board of directors recommend with respect to the three proposals?

A.	The Enterprise board of directors unanimously recommends that you vote “FOR” the Enterprise merger proposal, “FOR” the Enterprise compensation proposal and “FOR” the Enterprise adjournment proposal.

In considering the recommendations of the Enterprise board of directors, Enterprise shareholders should be aware that Enterprise directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Enterprise shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger” beginning on page 74.

Q.	Who is eligible to vote at the Enterprise special meeting?

A.

Only holders of record of Enterprise common stock at the close of business on February 13, 2025 which is the record date for the Enterprise special meeting, are entitled to vote at the Enterprise special meeting.

Attendance at the Enterprise special meeting is not required to vote. See below and the section entitled “The Special Meeting of Enterprise Shareholders— Voting of Proxies” beginning on page 40 for instructions on how to vote your shares of Enterprise common stock without attending the Enterprise special meeting.

Q.	How many votes must be present virtually or represented by proxy at the Enterprise special meeting to have a quorum?

A.

The holders of a majority of the shares of Enterprise common stock outstanding and entitled to vote at the Enterprise special meeting, present virtually or represented by proxy, will constitute a quorum at the Enterprise special meeting.

Q.	What vote by Enterprise shareholders is required to approve the Enterprise special meeting proposals?

A.

Proposal 1: Enterprise merger proposal. Approval of the Enterprise merger proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Enterprise common stock outstanding and entitled to vote.

Proposal 2: Enterprise compensation proposal. Approval of the Enterprise compensation proposal requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 3: Enterprise adjournment proposal. Approval of the Enterprise adjournment proposal requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Q.	Who will count the votes?

A.	The votes at the Enterprise special meeting will be counted by an independent inspector of elections appointed by the Enterprise board of directors.

Q.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Enterprise named executive officers (i.e., the Enterprise compensation proposal)?

A.

Under SEC rules, Enterprise is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Enterprise’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q.	What happens if Enterprise shareholders do not approve the Enterprise compensation proposal?

A.

The vote on the Enterprise compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Enterprise special meeting. Because the vote on the Enterprise compensation proposal is advisory in nature only, it will not be binding upon Enterprise or Independent before or following the merger. Accordingly, the merger-related compensation will be paid to Enterprise’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Enterprise shareholders do not approve the Enterprise compensation proposal.

Q.	Are any Enterprise shareholders already committed to vote in favor of any of the Enterprise special meeting proposals?

A.

Under voting agreements with Independent, each of Enterprise’s directors and executive officers who individually or jointly owns shares of Enterprise common stock, acting solely in his or her capacity as a shareholder, has agreed to vote all of his or her Enterprise common stock in favor of the Enterprise merger proposal. As of the close of business on the record date for the Enterprise special meeting, the Enterprise shareholders who are parties to the voting agreements with Independent collectively owned (with sole or shared voting power) approximately 20.33% of the Enterprise common stock outstanding and entitled to vote at the Enterprise special meeting.

Q.	How may Enterprise shareholders vote their shares for the Enterprise special meeting proposals presented in this proxy statement/prospectus prior to the Enterprise special meeting?

A.

Shares Held of Record: If you are a shareholder of record of Enterprise common stock as of the close of business on the record date, you may submit your proxy before the Enterprise special meeting in one of the following ways:

•	by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	by calling the toll-free number indicated on the accompanying proxy card and following the instructions, or

•	by accessing the web page indicated on the accompanying proxy card and following the on-screen instructions.

Proxies submitted by mail must be received by the close of business on April 2, 2025. Proxies submitted by telephone or through the Internet must be received by 8:00 a.m., Eastern Time, on April 3, 2025.

Shares Held in Brokerage Accounts: If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as in a stock brokerage account or by a bank or other nominee), and you would like to ask a question and/or vote your shares at the Enterprise special meeting then you must register in advance in order to attend the Enterprise special meeting by means of remote communication. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your holdings of shares of Enterprise common stock, along with your name. Please forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to Computershare, EBTC Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., EDT, on March 28, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials. To attend the Enterprise special meeting by means of remote communication at www.meetnow.global/M4KM7SR, you will need to enter the control number provided in the confirmation sent by Computershare.

Please note that you may not vote shares held in street name by returning a proxy card directly to Enterprise or by voting at the Enterprise special meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Under the current rules of applicable stock market exchanges, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Enterprise special meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the Enterprise special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the Enterprise merger proposal, (ii) no effect on the Enterprise compensation proposal, and (iii) no effect on the Enterprise adjournment proposal.

Q.	What is a “broker non-vote”?

A.

A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares, and the beneficial owner fails to provide the nominee or intermediary with such instruction.

Q.	Can I attend the Enterprise special meeting and vote my shares in person?

A.

The Enterprise special meeting is being held virtually, so Enterprise shareholders will not be able to attend in person. Details regarding how to participate in the Enterprise special meeting online and the business to be conducted at the Enterprise special meeting can be found under the section entitled “The Special Meeting of Enterprise Shareholders” on page 38.

Q.	May an Enterprise shareholder change its vote after submitting a proxy?

A.

Yes. An Enterprise shareholder may change a vote at any time before the Enterprise shareholder’s proxy is voted at the Enterprise special meeting. A proxy may be revoked by executing and timely submitting a later-dated proxy card, or by attending the Enterprise special meeting by means of remote communication and voting virtually. An Enterprise shareholder executing a proxy card may also revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Enterprise’s Secretary, by timely filing another proxy card bearing a later date or by attending the Enterprise special meeting by means of remote communication and voting virtually. Attending the Enterprise special meeting by means of remote communication will not automatically revoke an Enterprise shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Enterprise Bancorp, Inc.

222 Merrimack Street

Lowell, Massachusetts 01852

(978) 459-9000

Attention: John A. Koutsos, Secretary

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Enterprise common stock held through brokerage firms. If your family has multiple accounts holding Enterprise common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	What should Enterprise shareholders do if they receive more than one set of voting materials?

A.

Enterprise shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Enterprise common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold these shares. If you are a holder of record of Enterprise common stock and your shares are registered in more than one name, you will receive more than one proxy card. For shareholders of record, please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Enterprise common stock that you own. For shares held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q.	What do Enterprise shareholders need to do now?

A.

After carefully reading and considering the information contained in this proxy statement/prospectus, Enterprise shareholders are requested to complete and return their proxy card as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the Enterprise shareholder’s shares of Enterprise common stock at the Enterprise special meeting as the shareholder directs. If an Enterprise shareholder signs, dates and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” all of the Enterprise special meeting proposals.

Q.	If I am an Enterprise shareholder, who can help answer my questions?

A.

If you have any questions about the merger or the Enterprise special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Enterprise’s proxy solicitor at the following address or phone number:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, New York 10019

Toll-free number for Enterprise shareholders: (833) 880-8688

Brokers, banks and other nominees: (218) 228-2799

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 129 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Enterprise” refers to Enterprise Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company, and “Enterprise Bank” refers to Enterprise Bank and Trust Company; and “we,” “us” and “our” refers to Independent and Enterprise. Also, we refer to the merger between Independent and Enterprise as the “merger,” and the Agreement and Plan of Merger, dated as of December 8, 2024, by and among Independent, Rockland Trust, Enterprise, and Enterprise Bank as the “merger agreement.”

Information About the Companies (see page 108)

Independent

Independent is the holding company for Rockland Trust, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts and Worcester County as well as commercial banking and investment management offices in Massachusetts and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is a Federal Deposit Insurance Corporation (“FDIC”) member and an Equal Housing Lender.

As of September 30, 2024, Independent had total consolidated assets of approximately $19.4 billion, net loans of approximately $14.2 billion, total deposits of approximately $15.4 billion, and total Independent shareholders’ equity of approximately $3.0 billion.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(774) 363-9872

Enterprise

Enterprise is a Massachusetts corporation and registered bank holding company headquartered in Lowell, Massachusetts. Enterprise was incorporated under Massachusetts law in 1996 to become the holding company of Enterprise Bank and Trust Company, a Massachusetts trust company chartered in 1989. Enterprise operates its business from 27 banking offices in the northeastern Massachusetts and southeastern New Hampshire areas.

As of September 30, 2024, Enterprise had total consolidated assets of approximately $4.7 billion, net loans of approximately $3.8 billion, total deposits of approximately $4.2 billion, and total shareholders’ equity of approximately $368.1 million.

Enterprise Bancorp, Inc.

222 Merrimack Street

Lowell, Massachusetts 01852

(978) 459-9000

The Merger and the Merger Agreement (see pages 45 and 84)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Enterprise will merge with and into Independent, with Independent as the surviving entity. Following the merger, the bank merger will occur in which Enterprise Bank will merge with and into Rockland Trust, with Rockland Trust as the surviving bank. Following the merger, Enterprise will cease to exist and Enterprise’s common stock will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (see page 85)

Each share of Enterprise common stock issued and outstanding immediately prior to the effective time, except for (i) certain shares held as treasury stock or (ii) owned directly by Independent (other than, in the case of (ii), shares held in trust or custodial accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), will be converted into the right to receive (i) 0.60 of a share of Independent common stock and (ii) $2.00 in cash. Enterprise shareholders who would otherwise be entitled to a fraction of a share of Independent common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the volume-weighted average trading price per share of Independent common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date.

Independent common stock is listed on Nasdaq under the symbol “INDB,” and Enterprise common stock is listed on Nasdaq under the symbol “EBTC.” The following table shows the closing sale prices of Independent common stock and Enterprise common stock as reported on Nasdaq, as applicable, on December 6, 2024, the last trading day before the public announcement of the merger agreement, and on February 13, 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Enterprise common stock, which was calculated by multiplying the closing price of Enterprise common stock on those dates by the exchange ratio of 0.60 and then adding $2.00 in cash.

	Independent Common Stock	Enterprise Common Stock	Implied Value of One Share of Enterprise Common Stock
December 6, 2024	$71.77	$36.45	$45.06
February 13, 2025	$69.01	$43.02	$43.41

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 45 and “The Merger Agreement—Merger Consideration” beginning on page 85.

Treatment of Enterprise Equity Awards (see page 85)

The merger agreement provides that Enterprise equity awards that are outstanding immediately prior to the effective time will be treated as follows:

Stock Options. Each stock option, whether vested or unvested, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, Enterprise Bank or Enterprise will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of Enterprise common stock provided for in each such stock option, multiplied by (ii) the excess, if any, of

(x) the per share cash equivalent consideration over (y) the exercise price. Any stock option for which the exercise price per share of Enterprise common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, without interest and less applicable withholding taxes. For purposes of the merger agreement, “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) 0.6279 (which is the implied total exchange ratio taking into account both the cash and stock consideration) by (ii) the volume-weighted average trading price of a share of the Independent common stock on Nasdaq for the consecutive period of five full trading days ending on the day immediately preceding the closing date.

Restricted Stock Awards. Each share of restricted stock will fully vest at the effective time of the merger and be considered an outstanding share of Enterprise common stock entitled to receive the merger consideration. The merger consideration will be issued within five business days after the closing date of the merger, without interest and less applicable withholding taxes.

Enterprise’s Reasons for the Merger (see page 54)

In determining whether to adopt the merger agreement, the Enterprise board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, the Enterprise board of directors also considered the factors described under “The Merger – Enterprise’s Reasons for the Merger,” beginning on page 54.

Opinion of Enterprise’s Financial Advisor (see page 57 and Annex C)

Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to the Enterprise board of directors in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 8, 2024 meeting at which the Enterprise board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Enterprise board of directors its oral opinion, which was subsequently confirmed in writing on December 8, 2024, to the effect that, as of such date, the merger consideration was fair to the holders of Enterprise common stock from a financial point of view. Piper Sandler’s opinion speaks only as of the date of the opinion. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.

Piper Sandler’s opinion was for the information of, and was directed to, the Enterprise board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Enterprise to engage in the merger or enter into the merger agreement, nor did Piper Sandler’s opinion constitute a recommendation to the Enterprise board of directors in connection with the merger. Piper Sandler’s opinion does not constitute a recommendation to any holder of Enterprise common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Enterprise shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “The Merger - Opinion of Enterprise’s Financial Advisor,” beginning on page 57 and Annex C.

Interests of Enterprise’s Directors and Executive Officers in the Merger (see page 74)

In considering the recommendations of the Enterprise board of directors, Enterprise shareholders should be aware that some of Enterprise’s executive officers and directors have interests in the merger, which may be considered to be different from, or in addition to, the interests of the Enterprise shareholders generally. These interests are described below. The Enterprise board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Enterprise shareholders vote “FOR” the Enterprise merger proposal.

Enterprise Employment Agreements

Enterprise is party to employment agreements with the following executive officers: George L. Duncan, Steven R. Larochelle and Richard W. Main. Mr. Larochelle’s employment agreement was amended in December 2024 and the benefits to which he is entitled are discussed below in “—Amended Employment Agreement with Steven R. Larochelle.” Enterprise is also party to a transition services agreement with Mr. John P. Clancy, Jr., which terminated his employment agreement but provided that certain provisions of his employment agreement survive.

Without a change in control, Messrs. Duncan and Main are entitled to certain defined severance benefits if they are terminated by Enterprise without cause, as cause is defined in their employment agreements. In the event of termination (without cause and without a change in control), Messrs. Duncan and Main would be entitled to receive compensation equal to the sum of: (a) the executive’s accrued obligations, as defined in their respective employment agreements, (b) certain additional benefits, as defined in their respective employment agreements, plus (c) 3.0 times the executive’s highest annual compensation, as defined in their respective employment agreements as the sum of (i) the highest per annum rate of base salary paid by Enterprise to such executive at any time prior to the date of termination and (ii) the highest annual cash performance bonus or other annual cash incentive compensation paid by Enterprise to such executive, including all such cash amounts paid to such executive individually and as part of an employee or executive compensation group with respect to any single fiscal year of employment during the period commencing April 1, 2004 and ending on such date of termination.

Messrs. Clancy, Duncan and Main are also entitled to the severance benefits discussed above if their employment has been terminated (a) pursuant to the executive’s death or disability, as defined in their employment agreements, or voluntary termination, as defined in their employment agreements, at any time during the thirty-six (36) month period prior to a change in control event, (b) pursuant to the executive’s death or disability, as defined in their employment agreements, during the period beginning on the date of a change in control event and ending on the date two (2) years after the change in control event, or (c) pursuant to the executive’s voluntary termination, as defined in their employment agreements, or retirement during the period beginning on the date of a change in control event and ending on the date one (1) year after the change in control event. In addition, each executive would be entitled to receive a lump sum equal to 18 months of continued health coverage.

If the executives are employed by Independent following the completion of the merger, they would not be entitled to severance benefits under their employment agreements with Enterprise solely as a result of the merger. As of the date of this proxy statement/prospectus, Mr. Larochelle has amended his employment agreement to provide for the severance benefits described in the section entitled “—Amended Employment Agreement with Steven R. Larochelle.”

For an estimate of the amounts that would be payable to each of Enterprise’s named executive officers under their respective agreements with Enterprise upon a change in control, see the section entitled “Merger-Quantification of Potential Payments and Benefits to Enterprise’s Named Executive Officers in Connection with the Merger.”

Enterprise Change in Control/Noncompetition Agreements

Enterprise is party to change in control/noncompetition agreements with the following executive officers: Brian Bullock, Joseph R. Lussier and Stephen J. Irish.

Upon termination of employment for any reason, whether or not such termination is initiated by Enterprise, within two (2) years after the date on which a change in control has occurred, each of Messrs. Bullock, Lussier and Irish would be entitled to receive compensation equal to the sum of: (a) an aggregate amount equal to 1.5 times such executive’s highest annual compensation at any time during the three-year period prior to the date of termination which is composed of such executive’s highest per annum rate of base salary, the highest amount of commission or other compensation paid, and the highest annual incentive compensation or other bonus amount paid, (b) any base salary accrued or earned but not yet paid, (c) reimbursement for business expenses for such executive would ordinarily be reimbursed by Enterprise in the ordinary course of business, (d) payment of the per diem value of any unused vacation days, and (e) any other compensation and benefits as may be provided in accordance with the terms of any applicable plans, programs, policies, procedures or practices of Enterprise. In addition, each executive would be entitled to receive a lump sum equal to 18 months of continued health coverage.

For an estimate of the amounts that would be payable to each of Enterprise’s named executive officers under their respective change in control/noncompetition agreements with Enterprise upon a change in control, see the section entitled “Merger-Quantification of Potential Payments and Benefits to Enterprise’s Named Executive Officers in Connection with the Merger.”

Amended Employment Agreement with Steven R. Larochelle

Steven R. Larochelle, the Company’s Chief Executive Officer, is a party to an Employment Agreement, dated June 5, 2024 with Enterprise, as amended by that certain Amendment No. 1 to Employment Agreement dated December 8, 2024, which we refer to as the amended Larochelle employment agreement.

The amended Larochelle employment agreement becomes effective upon completion of the proposed merger and provides, among other things, that Section 4.1 of Mr. Larochelle’s employment agreement relating to events of termination be deleted and replaced with a new Section 4.1 that provides the following benefits be paid to Mr. Larochelle upon his termination of employment following completion of the proposed merger with Independent (subject to bank regulatory limitations): (a) earned and accrued but previously unpaid base salary through the date of termination; (b) payment for any vacation days accrued but unused through the date of termination, including all unused unaccrued vacation days through the year in which the termination occurs days; (c) reimbursement of any outstanding expenses incurred prior to the date of termination; (d) any bonus actually awarded or earned for a prior year or current year, but not yet paid as of the date of termination; (e) any vested benefits under any employee benefit plans, together with any other non-severance related compensation and benefits; and (f) a one-time lump sum payment in an amount equal to $2,782,974.96, subject to adjustment, payable within thirty (30) days following Mr. Larochelle’s termination of employment, subject to Mr. Larochelle’s timely execution and non-revocation of a release of claims. In addition, the amended Larochelle employment agreement provides that Mr. Larochelle will abide by certain non-competition restrictive covenants for the term of his employment and a period of twenty-four (24) months after the termination of his employment for any reason. The foregoing description of the amendment does not purport to be complete and are qualified in their entirety by the amendment and restrictive covenant agreement, which are attached as Exhibit 10.1 to Enterprise’s Current Report on Form 8-K filed with the SEC on December 12, 2024.

Transition and Consulting Agreement for Steven R. Larochelle

In connection with the execution of the Amendment, Mr. Larochelle also entered into a Transition and Consulting Agreement with Independent’s wholly-owned banking subsidiary, Rockland Trust, to be effective as of the effective time merger, which we refer to as the Larochelle consulting agreement. The Larochelle consulting agreement provides that Mr. Larochelle will resign from all roles and positions of Enterprise and the Bank effective as of the effective time of the merger, at which time he will receive the severance payment described above. The Larochelle consulting agreement further provides that for the one-year period beginning on the effective time of the merger and ending on the first anniversary thereof, Mr. Larochelle will provide certain consulting services to Rockland Trust, including, but not limited to, (i) strategic advice and counsel to Rockland Trust’s Chief Executive Officer regarding all aspects of Enterprise’s business and (ii) support and advance the interests of Rockland Trust with employees, customers and communities the combined institution will serve. Mr. Larochelle will not be required to perform such services for more than fifteen (15) hours per week, for which he will receive a consulting fee of $150,000, payable in equal monthly installments during the term of the Larochelle consulting agreement. The receipt of such remuneration will be subject to the timely execution and non-revocation of a release of claims. The Larochelle consulting agreement also provides that Mr. Larochelle will abide by certain non-competition and non-solicitation covenants for a period of twenty-four (24) months following the effective time of the merger.

Treatment of Enterprise Restricted Stock Awards and Stock Options

The merger agreement provides that at the effective time, any outstanding Enterprise restricted stock awards will fully vest and will be cancelled and converted into the right to receive the same per share merger consideration. Accordingly, Enterprise restricted stock awards will be treated as if they are shares of Enterprise common stock in the merger. The Enterprise directors and executive officers collectively own 93,181 Enterprise restricted stock awards as of January 3, 2025. Based on (i) the exchange ratio of 0.60 shares of Independent common stock for each share of Enterprise common stock plus $2.00 in cash for each share of Enterprise common stock and (ii) relevant price per share of the Independent common stock of $64.60, the volume-weighted average trading price of a share of Independent common stock for the five full trading days ending on the day immediately preceding January 3, 2025, as required by Item 402(t), the aggregate implied value of the Enterprise restricted stock awards held by Enterprise directors and executive officers is $3,798,086.

The merger agreement also provides that at the effective time, each option to purchase shares of Enterprise common stock, whether vested or unvested, that is then-outstanding and which has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date (as defined in the merger agreement), the holder thereof shall be entitled to receive from Enterprise cash in an amount equal to the product of (i) the number of shares of Enterprise common stock provided for in each such Enterprise stock option and (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined in the merger agreement) over (y) the exercise price of such Enterprise stock option. Any Enterprise stock option for which the exercise price exceeds the per share cash equivalent consideration shall be cancelled as of the effective time of the merger without payment.

Indemnification and Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, Independent will indemnify and hold harmless each of the present and former directors or officers of Enterprise and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the effective time or not yet paid or accrued prior to the effective time, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Enterprise or any of its subsidiaries or is or was serving at the request of Enterprise or any of its subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Enterprise or any of its subsidiaries, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of the merger agreement or any of the transactions it contemplates, to the full extent to which such indemnified parties would be entitled to have the right to be indemnified under the articles of organization or bylaws of Enterprise or its applicable subsidiary as in effect on the date of the merger agreement as though such articles of organization and bylaws continue to remain in effect after the effective time and as permitted by applicable law. Under the terms of the merger agreement, Independent has also agreed to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified party to the full extent as would have been permitted by Enterprise or its subsidiaries under Enterprise’s or such subsidiaries’ articles of organization or bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with Enterprise’s or such subsidiaries’ articles of organization or bylaws. Independent’s obligations as successor in interest to Enterprise shall continue as required under the articles of organization and bylaws of Enterprise.

In addition, the merger agreement further provides that Enterprise will (or if Enterprise is unable to, Independent will) obtain and fully pay the premium for the extension of Enterprise’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the effective time with terms, conditions, retentions, and limits of liability that are at least as favorable to the indemnified parties as Enterprise’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Enterprise or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time.

Voting Agreements

On December 8, 2024, in connection with the execution of the merger agreement, Enterprise and Independent entered into voting agreements with all Enterprise directors and executive officers with voting power, who in the aggregate have the power to vote approximately 20.33% of the outstanding shares of Enterprise common stock as of the close of business on the record date for the Enterprise special meeting. The voting agreements provide that, subject to the terms and conditions thereof, each of the Enterprise directors and executive officers, solely in their capacity as shareholders of Enterprise, will vote the shares of Enterprise common stock she or he owns in favor of the adoption and approval of the merger agreement.

Appointments to Independent’s Board of Directors; Transition Advisory Board

The merger agreement further provides that Independent will take all actions necessary so that two directors of Enterprise will be appointed to the boards of directors of Independent and Rockland Trust effective as of the effective time of the merger. The two Enterprise directors, who will be selected by Independent after consultation with Enterprise after the date of the merger agreement but prior to the effective time, will be independent of Independent in accordance with Nasdaq standards. As of the date of this proxy statement/prospectus, Independent has not selected any of the two Enterprise directors.

In addition, the merger agreement provides that, on the closing date of the merger, Independent will invite all directors of Enterprise immediately prior to the effective time of the merger (other than the two Enterprise directors who will be selected by Independent to be appointed to the boards of directors of Independent and Rockland Trust) to become members of a transition advisory board of Independent and will cause all such individuals who accept such invitation to be elected or appointed as members of the transition advisory board. Such members will serve on the transition advisory board until the second (2nd) anniversary of the closing date of the merger or until their respective earlier death or resignation, during which period such members will each receive compensation from Independent.

Special Meeting of Enterprise Shareholders; Vote Required (see page 38)

Enterprise will hold the Enterprise special meeting solely by means of remote communication on April 3, 2025 at 9:00 a.m., Eastern Time. At the Enterprise special meeting, Enterprise shareholders will be asked to consider and vote on the following matters:

•	the Enterprise merger proposal;

•	the Enterprise compensation proposal; and

•	the Enterprise adjournment proposal.

Shareholder approval of the Enterprise merger proposal is required to complete the merger. Enterprise will transact no business other than as listed above at the Enterprise special meeting, except for business properly brought before the Enterprise special meeting or any adjournment(s) or postponement(s) thereof.

You can vote at the Enterprise special meeting if you owned Enterprise common stock at the close of business on the record date of February 13, 2025. As of the record date, there were 12,458,176 shares of Enterprise common stock entitled to receive notice of, and to vote at, the Enterprise special meeting, approximately 20.33% of which were beneficially owned and entitled to be voted by Enterprise directors and executive officers and their affiliates. Each of Enterprise’s directors and executive officers who individually or jointly owns shares of Enterprise common stock, acting solely in his or her capacity as a shareholder, has agreed to vote all of his or her Enterprise common stock in favor of the Enterprise merger proposal.

You can cast one vote for each share of Enterprise common stock you owned as of the close of business on the record date. In order to approve the Enterprise merger proposal, the holders of at least two-thirds of the shares of Enterprise common stock outstanding and entitled to vote must vote in favor of the Enterprise merger proposal. The Enterprise compensation proposal and the Enterprise adjournment proposal will be approved if the number of votes cast by Enterprise shareholders at the Enterprise special meeting in favor of such proposal exceeds the number of votes cast by Enterprise shareholders at the Enterprise special meeting against such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Enterprise special meeting via the Enterprise special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Enterprise merger proposal, it will have the same effect as a vote “AGAINST” the Enterprise merger proposal and will have no effect on the Enterprise compensation proposal and the Enterprise adjournment proposal.

Recommendation of the Enterprise Board of Directors (see pages 38 and 53)

The Enterprise board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Enterprise and its shareholders and, accordingly, unanimously recommends that Enterprise shareholders vote “FOR” the Enterprise merger proposal, “FOR” the Enterprise compensation proposal, and “FOR” the Enterprise adjournment proposal. For the factors considered by the Enterprise board of directors in reaching its decision to adopt the merger agreement, see “The Merger – Enterprise’s Reasons for the Merger” beginning on page 54.

Enterprise’s Directors and Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page 103)

As of the close of business on the record date, Enterprise’s directors and executive officers individually or jointly owned an aggregate of 2,532,155.46 shares, or approximately 20.33% of the outstanding shares of Enterprise common stock. As a condition to Independent entering into the merger agreement, each of these directors and executive officers has entered into a voting agreement with Independent to vote his or her shares of

Enterprise common stock in favor of the Enterprise merger proposal. The voting agreements require, among other things, that the directors and executive officers party thereto vote all of their shares of Enterprise common stock in favor of the Enterprise merger proposal and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreements or the merger agreement and generally prohibits them from transferring their shares of Enterprise common stock prior to the termination of the voting agreements. Each of the voting agreements will terminate upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or 25 years from its execution date of December 8, 2024.

Non-Solicitation (see page 98)

Enterprise has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals (as defined herein) by third parties. Enterprise may respond to unsolicited proposals in certain circumstances if required by the Enterprise board of directors’ fiduciary duties. Enterprise must promptly notify Independent if it receives any acquisition proposals.

Expected Timing of the Merger

Independent and Enterprise expect the merger to close in the second half of 2025. However, neither Independent nor Enterprise can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Enterprise must first obtain the approval of Enterprise shareholders for the merger and both Independent and Enterprise must obtain necessary regulatory approvals and satisfy certain other customary closing conditions.

Conditions to Complete the Merger (see page 99)

Each of Independent’s and Enterprise’s obligations to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•

the requisite Enterprise vote (as defined herein) having been obtained. See “The Merger Agreement—Shareholder Approval; Board Recommendations” beginning on page 96 for additional information regarding the “requisite Enterprise vote;”

•

the receipt of all regulatory approvals, waivers, and consents (none of which shall contain a materially burdensome regulatory condition, as defined in the merger agreement), and the expiration of all statutory waiting periods required to complete the merger;

•

the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, as amended (the “Securities Act”), and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the listing of the shares of Independent common stock issuable pursuant to the merger on Nasdaq, subject to official notice of issuance; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Enterprise’s obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect).

Termination of the Merger Agreement (see page 100)

Independent and Enterprise may mutually agree at any time to terminate the merger agreement without completing the merger, even if Enterprise shareholders have approved the merger. Also, the merger agreement can be terminated in the following circumstances:

•

by either Independent or Enterprise if its board of directors determines by a majority vote that any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or an application seeking approval of the merger or bank merger has been withdrawn at the request of a governmental entity, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Independent or Enterprise if the merger has not been completed on or before December 8, 2025 (the “end date”), unless the failure of the merger to be completed by the end date is primarily due to a material breach of any provision in the merger agreement by the party seeking to terminate the merger agreement;

•

by either Independent or Enterprise (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the representations or warranties set forth in the merger agreement on the part of Enterprise, in the case of a termination by Independent, or Independent, in the case of a termination by Enterprise, which either individually or in the aggregate (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by either Independent or Enterprise (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by Independent, if prior to the requisite Enterprise vote (as defined herein) being obtained, (i) Enterprise or the Enterprise board of directors (a) withholds, withdraws, modifies or qualifies the Enterprise board recommendation in a manner adverse to Independent, (b) fails to make the Enterprise board recommendation in this proxy statement/prospectus, (c) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal, (d) fails to publicly and without qualification (1) recommend against any acquisition proposal for Enterprise or (2) reaffirm the Enterprise board recommendation, in each case within ten business days (or such fewer number of days as remains prior to the Enterprise special meeting) after an acquisition proposal for Enterprise is made public or any request by Independent, or (ii) Enterprise or the Enterprise board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals, shareholder approval and the Enterprise board recommendation, see “Shareholder Approval; Board Recommendations” beginning on page 96 for additional information regarding the “recommendation change;” or

•

by either Independent or Enterprise (provided Enterprise is not in material breach of its obligations related to non-solicitation of acquisition proposals, shareholder approval and the Enterprise board recommendation), if the approval of the Enterprise merger proposal is not obtained because of the failure to obtain the requisite Enterprise vote at the Enterprise special meeting.

Neither Independent nor Enterprise is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Independent common stock or Enterprise common stock.

Termination Fees (see page 101)

If the merger agreement is terminated under certain circumstances, including circumstances involving acquisition proposals and changes in the Enterprise board recommendation, Enterprise may be required to pay a termination fee to Independent equal to $22,488,000.

Regulatory Approvals Required to Complete the Merger (see page 80)

Completion of the transactions contemplated by the merger agreement is subject to regulatory approvals and/or waivers from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC and the Massachusetts Division of Banks. Additional regulatory submissions may be made to other regulatory agencies including, but not limited to, the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”). Independent and Enterprise have filed or will file all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Material U.S. Federal Income Tax Consequences of the Merger (see page 104)

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Code. Enterprise shareholders generally will not recognize gain or loss with respect to the Independent common stock that they receive in the merger, except with respect to any the cash consideration and cash they receive in lieu of receiving a fractional share of Independent common stock.

This tax treatment may not apply to all of Enterprise shareholders. Determining the actual tax consequences of the merger to Enterprise shareholders can be complicated and will depend upon their particular circumstances. Enterprise shareholders should consult their own tax advisors for a full understanding of the mergers’ tax consequences that are particular to each Enterprise shareholder.

To review the tax consequences of the merger to Enterprise shareholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 104.

Rights of Independent Shareholders Differ from Those of Enterprise Shareholders (see page 111)

When the merger is completed, Enterprise shareholders will receive Independent common stock as consideration in the merger and become Independent shareholders. The rights of Independent shareholders differ from the rights of Enterprise shareholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Enterprise. See “Comparison of Rights of Shareholders of Independent and Shareholders of Enterprise” beginning on page 111 for a summary of the material differences between the respective rights of Enterprise and Independent shareholders.

Listing of Independent Common Stock; Delisting and Deregistration of Enterprise Common Stock (see page 83)

The shares of Independent common stock to be issued in the merger will be listed for trading on Nasdaq. Following the merger, shares of Independent common stock will continue to be traded on Nasdaq. In addition, following the merger, Enterprise common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Accounting Treatment (see page 82)

The merger will be accounted for as an acquisition of Enterprise by Independent under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

Dissenters’ Rights of Appraisal (see page 83)

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Massachusetts Business Corporation Act, as amended (the “MBCA”). Under the provisions of the MBCA, Enterprise shareholders are not entitled to dissenters’ rights in the merger.

Risk Factors (see page 24)

In evaluating the merger agreement, the merger or the issuance of shares of Independent, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 24.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Enterprise and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for forward-looking terminology such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or Enterprise to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You are therefore cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors,” as well as the following:

•	those risks and uncertainties that each of Independent and Enterprise discusses or identifies in its public filings with the SEC;

•

the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, including a termination of the merger agreement under circumstances that could require Enterprise to pay a termination fee to Independent;

•	the risk that Enterprise shareholders may not approve the merger agreement;

•	the risk that the necessary regulatory approvals may not be obtained, may be delayed, or may be obtained subject to conditions that are not anticipated;

•	delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner or at all;

•	the diversion of management’s time from existing business operations due to time spent related to the merger or integration efforts;

•	the risk that the businesses of Independent and Enterprise will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue and other synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	expenses related to the merger and costs following the merger may be higher than expected;

•	competitive pressure among financial services companies may increase significantly;

•

general economic or business conditions, either globally, nationally, regionally, or in the markets in which Independent and Enterprise do business, may be affected by unexpected material adverse changes or be less favorable than expected;

•	limitations placed on the ability of Enterprise and Independent to operate their respective businesses by the merger agreement;

•

the effect of the announcement of the merger on Enterprise’s and Independent’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•	customer acceptance of the combined company’s products and services;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•

fluctuations in the market price of Independent common stock and the related effect on the market value of the merger consideration that Enterprise shareholders will receive upon completion of the merger;

•	the dilution caused by Independent’s issuance of additional shares of its common stock in connection with the merger;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	the resurgence of elevated levels of inflation or inflationary pressures in our market areas and the United States;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	potential litigation in connection with the merger and litigation liabilities, including costs, expenses, settlements and judgments, that may adversely affect either company or its businesses;

•	continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	other factors that may affect future results of Independent and Enterprise.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Independent and Enterprise claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Except as required by applicable law, neither Independent nor Enterprise undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Independent and Enterprise have filed with the SEC as described under “Where You Can Find More Information” beginning on page 129.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” Enterprise shareholders should carefully consider the following risks before deciding whether to vote for approval of the Enterprise merger proposal. In addition, Enterprise shareholders should read and consider the risks associated with the business of Independent because these risks will relate to the combined company. Certain of these risks with respect to the business of Independent can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2023, and quarterly report on Form 10-Q for the quarter ended September 30, 2024, which reports are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 129.

Risks Related to the Merger

Because the market price of Independent common stock will fluctuate, Enterprise shareholders cannot be sure of the trading price of the stock portion of the merger consideration they will receive.

In the merger, each share of Enterprise common stock issued and outstanding immediately prior to the effective time, except for (i) shares held as treasury stock or (ii) owned directly by Independent (other than, in the case of (ii), shares held in trust or custodial accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), will be converted into the right to receive (i) 0.60 of a share of Independent common stock and (ii) $2.00 in cash. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Independent common stock or Enterprise common stock. Changes in the price of Independent common stock between now and the time of the merger will affect the value that Enterprise shareholders will receive in the merger. Neither Independent nor Enterprise is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Independent common stock or Enterprise common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Independent’s businesses, operations and prospects, and regulatory considerations, many of which are beyond Enterprise’s and Independent’s control. Therefore, at the time of the Enterprise special meeting, Enterprise shareholders will not know the market value of the consideration that Enterprise shareholders will receive at the effective time. You should obtain current market quotations for shares of Independent common stock and for shares of Enterprise common stock.

The market price of Independent common stock after the merger may be affected by factors different from those currently affecting the shares of Enterprise common stock or Independent common stock.

In the merger, Enterprise shareholders will become Independent shareholders. Independent’s business differs from that of Enterprise. Accordingly, the results of operations of Independent and the market price of Independent common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Independent and Enterprise. For a discussion of the businesses of Independent and Enterprise and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 129.

The fairness opinion rendered to the Enterprise board of directors by Piper Sandler prior to the signing of the merger agreement does not reflect changes in events or circumstances occurring after the date of the opinion.

The opinion of Piper Sandler, financial advisor to Enterprise, was delivered on and dated December 8, 2024. This opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Enterprise or Independent, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of Enterprise or Independent or the prices of shares of Enterprise common stock or Independent common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion of Enterprise’s financial advisor, please see “The Merger—Opinion of Enterprise’s Financial Advisor” beginning on page 57.

Enterprise will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Enterprise and, consequently, on Independent. These uncertainties may impair Enterprise’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Enterprise to seek to change existing business relationships with Enterprise. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts Enterprise from taking certain actions without the consent of Independent until the merger occurs, and generally requires Enterprise to continue its operations in the ordinary course, until completion of the merger. These restrictions may prevent Independent and Enterprise from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement – Conduct of Business Prior to the Consummation of the Merger” beginning on page 89 of this proxy statement/prospectus for a description of the restrictive covenants to which Enterprise is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Enterprise’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Enterprise. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Enterprise or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Independent, Enterprise or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

Some of the directors and executive officers of Enterprise may have interests and arrangements that may have influenced their decisions to support and recommend that you vote for the Enterprise merger proposal.

The interests of some of the directors and executive officers of Enterprise may be different from those of Enterprise shareholders, and certain directors and executive officers of Enterprise may be participants in arrangements that are different from, or are in addition to, those of Enterprise shareholders, including agreements in settlement of obligations to such officers under a pre-existing employment agreement and change in control agreements, employment or consulting agreements with Rockland Trust, service on a post-closing advisory board and provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Enterprise for events occurring before the merger. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger” beginning on page 74.

Independent may be unable to retain Independent and/or Enterprise personnel successfully after the merger is completed.

The success of the merger will depend in part on Independent’s ability to retain the talents and dedication of key employees currently employed by Independent and Enterprise. It is possible that these employees may decide not to remain with Independent or Enterprise, as applicable, while the merger is pending or with Independent after the merger is completed. If Independent and Enterprise are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Independent and Enterprise could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, Independent’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Independent and Enterprise to hiring suitable replacements, all of which may cause Independent’s business to suffer. In addition, Independent and Enterprise may not be able to locate or retain suitable replacements for any key employees who leave either company.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary and the actual purchase price as well as the actual financial condition and results of operations of Independent after the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this proxy statement/prospectus are presented for informational purposes only and do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined company. The results of operations of the combined company will be reported prospectively after closing following completion of the merger. Under the acquisition method of accounting, the assets and liabilities of Enterprise, as of closing, will be recorded by Independent at their estimated fair values and any excess of the merger consideration over the fair value of Enterprise’s net assets will be allocated to goodwill, if applicable. The unaudited pro forma condensed combined financial statements reflect the merger of Enterprise with and into Independent based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial statements. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 31.

Independent and Enterprise are expected to incur significant costs related to the merger and integration.

Independent and Enterprise have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, Independent will incur integration costs following the completion of the merger as Independent integrates the Enterprise business, including facilities and systems consolidation costs and employment-related costs.

Although Independent and Enterprise each expect the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, which should allow Independent and Enterprise to offset integration-related costs over time, there can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs in the near term or at all. Independent and Enterprise may also incur additional costs to maintain employee morale and to retain key employees. Independent and Enterprise will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Fees and Expenses” beginning on page 102.

A new 1% U.S. federal excise tax could be imposed on Independent in connection with the exchange of Enterprise common stock pursuant to the merger.

The Inflation Reduction Act of 2022 imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023 (the “Excise Tax”), including any redemptions, repurchases or exchanges of stock pursuant to an acquisitive reorganization. The Excise Tax is imposed on the covered corporation itself, not its shareholders from which the stock is redeemed or repurchased. In general, publicly traded domestic corporations are “covered corporations.” Because Independent is a Massachusetts corporation and its securities are or will be traded on Nasdaq, Independent believes that it is a “covered corporation” for this purpose. The effect of an acquisitive reorganization on a target corporation’s stock repurchase excise tax base is computed by first including in the fair market value of all target corporation stock exchanged in the merger, and then reducing this amount pursuant to the statutory exception in Section 4501(e)(1) of Code by the fair market value of the target corporation stock exchanged for property permitted to be received by target corporation shareholders without recognition of gain or loss under Section 354 of the Code. As a result of the exchange of Enterprise common stock pursuant to the merger, Independent will generally be subject to the stock repurchase excise tax to the extent of the fair market value of Enterprise common stock exchanged for cash.

In addition, for purposes of calculating the Excise Tax, covered corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Certain exceptions may also apply to the Excise Tax. Whether and to what extent Independent would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the stock exchanged in connection with the merger, and (ii) other equity issuances within the same taxable year of the merger.

The merger agreement limits Enterprise’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Enterprise’s ability to solicit, initiate, encourage or take any actions to facilitate competing third- party proposals to acquire all or substantially all of Enterprise, subject to certain exceptions relating to the exercise of fiduciary duties by the Enterprise board of directors. These provisions, which include a $22,488,000 termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of Enterprise from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Enterprise than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer to receive than expected or may impose burdensome conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities of the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Enterprise do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “materially burdensome regulatory condition,” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger—Regulatory Approvals Required to Complete the Merger” of this proxy statement/prospectus beginning on page 80.

If the merger is not consummated by December 8, 2025, either Independent or Enterprise may choose not to proceed with the merger.

Either Independent or Enterprise may terminate the merger agreement if the merger has not been completed by December 8, 2025, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by Enterprise shareholders as a result of the merger will have different rights from the shares of Enterprise common stock.

The rights associated with Enterprise common stock are different from the rights associated with Independent common stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Independent and Shareholders of Enterprise” beginning on page 111 for a discussion of the different rights associated with Independent common stock.

Shareholders of Enterprise will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

As a result of the merger, the percentage ownership of every Enterprise shareholder in the combined company will be smaller than the Enterprise shareholder’s percentage ownership of Enterprise prior to the merger. Independent estimates that upon completion of the merger, former Enterprise shareholders will own approximately 14.93% of the outstanding shares of Independent common stock, and current Independent shareholders will own approximately 85.03% of the outstanding shares of Independent common stock.

Failure to complete the merger could negatively impact the future business and financial results of Enterprise.

If the merger is not completed for any reason, including the failure to receive the requisite Enterprise vote, the ongoing business of Enterprise may be adversely affected and Enterprise will be subject to several risks, including the following:

•	Enterprise may experience negative reactions from the financial markets, including negative impacts on the market price of Enterprise common stock;

•

the manner in which industry contacts, business partners and other parties perceive Enterprise may be negatively impacted, which in turn could affect Enterprise’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Enterprise may experience negative reactions from employees;

•	Enterprise may be required, under certain circumstances, to pay Independent a termination fee of $22,488,000 under the merger agreement;

•	Enterprise will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, Enterprise is subject to certain restrictions on the conduct of its business prior to completion of the merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by Enterprise’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to Enterprise as an independent company.

Enterprise also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Enterprise to perform its obligations under the merger agreement. If the merger is not completed, Enterprise cannot assure its Enterprise shareholders that the risks described above will not materialize and will not materially affect the business and financial results of Enterprise.

Enterprise shareholders will not have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable Enterprise shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to Enterprise shareholders in connection with the extraordinary transaction. Under Section 13 of the MBCA, Enterprise shareholders do not have the right to receive the appraised value of their shares in connection with the merger.

Independent will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Independent common stock and dilute the holdings of existing Independent shareholders.

In the future, Independent may issue additional shares of Independent common stock in connection with another acquisition, to increase its capital resources or if Independent’s or Rockland Trust’s capital ratios fall below or near the regulatory required minimums. Additional common stock offerings may dilute the holdings of Independent’s existing shareholders or reduce the market price of Independent common stock, or both. Independent may also issue shares of Independent preferred stock, which may be viewed as having adverse effects upon the holders of common stock.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Independent and Enterprise.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Independent’s and Enterprise’s respective liquidity and financial condition.

Although Enterprise and Independent are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.

One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or government entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect Independent’s and Enterprise’s respective business, financial position and results of operations. Even if such injunction is eventually lifted and the merger is later completed, the resulting delays and costs incurred may continue to affect the combined company following the completion of the merger.

Additionally, there can be no assurance that any of the defendants will be successful in the outcome any potential lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

In connection with the merger, Independent will assume Enterprise’s outstanding debt obligations at closing and plans to issue subordinated debt prior to closing, and Independent’s level of indebtedness following the completion of the merger could limit its financial flexibility.

In connection with the merger, Independent will assume Enterprise’s outstanding indebtedness. In addition, Independent plans to raise subordinated debt prior to the transaction closing. Independent’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for Independent’s creditors and Independent’s shareholders. For example, it could limit Independent’s ability to obtain additional financing and require a portion of cash flow from operations to be dedicated to the payment of principal and interest on Independent’s indebtedness.

Risks Related to Independent’s Business

You should read and consider risk factors specific to Independent’s business that will also affect Independent after the merger. These risks are described in the sections entitled “Risk Factors” in Independent’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 129 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to Enterprise’s Business

You should read and consider risk factors specific to Enterprise’s business that will also affect Independent following the completion of the merger. These risks are described in the sections entitled “Risk Factors” in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 129 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Independent and Enterprise and have been prepared to illustrate the financial effect of the merger of Enterprise with and into Independent. The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial position and results of operations of Independent and its subsidiaries and Enterprise and its subsidiaries, as an acquisition by Independent of Enterprise using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Enterprise will be recorded by Independent at their respective fair values as of the date the merger is completed.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited condensed combined pro forma financial information;

•	the historical audited consolidated financial statements of Independent and the related notes included in Independent’s Annual Report on Form 10-K as of and for the year ended December 31, 2023;

•	the historical audited consolidated financial statements of Enterprise and the related notes included in Enterprise’s Annual Report on Form 10-K as of and for the year ended December 31, 2023;

•

The historical unaudited interim consolidated financial statements of Independent and the related notes included in Independent’s Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2024; and

•

The historical unaudited interim consolidated financial statements of Enterprise and the related notes included in Enterprise’s Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2024

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on September 30, 2024. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2024 and the year ended December 31, 2023 give effect to the transaction as if the transaction had become effective on January 1, 2023.

The pro forma financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the pro forma financial statements.

These unaudited pro forma condensed combined financial statements reflect the merger of Enterprise with and into Independent based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma financial statements do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined company. The results of operations of the combined company will be reported prospectively after closing following completion of the merger. Under the acquisition method of accounting, the assets and liabilities of Enterprise, as of closing, will be recorded by Independent at their estimated fair values and any excess of the merger consideration over the fair value of Enterprise’s net assets will be allocated to goodwill, if applicable.

INDEPENDENT BANK CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	As of September 30, 2024
	Independent	Enterprise	Adjustments	(1)		Unaudited Pro Forma
Assets
Cash and short term investments	$424,452	$88,632	$219,844	(2	(a))	$732,928
Securities	2,765,575	631,975	—			3,397,550
Loans, net of deferred fees and costs	14,360,807	3,858,940	(202,200)	(2	(b))	18,017,547
Allowance for credit losses	(163,696)	(63,654)	(5,846)	(2	(c))	(233,196)
Bank premises and equipment	192,197	43,291	(7,000)	(2	(d))	228,488
Goodwill	985,072	5,656	217,031	(2	(e))	1,207,710
Identifiable intangible assets	13,701	—	131,800	(2	(f))	145,501
Other assets	830,009	177,969	23,606	(2	(g))	1,031,584

Total assets	19,408,117	4,742,809	377,235			24,526,668

Liabilities
Deposits	15,441,023	4,189,461	700	(2	(h))	19,631,184
Borrowings	663,380	119,685	246,900	(2	(i))	1,029,965
Other liabilities	326,566	65,554	—			392,120
Shareholders’ equity	2,977,148	368,109	129,635	(2	(j))	3,473,399

Total liabilities and shareholders’ equity	$19,408,117	$4,742,809	$377,235			$24,526,668

INDEPENDENT BANK CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Year Ended December 31, 2023
	Independent	Enterprise	Adjustments	(1)		Unaudited Pro Forma
INTEREST INCOME
Interest on Fed Funds Sold and Short Term Investments	$5,376	$9,943	$6,976	(3	(a))	$22,295
Interest and Dividends on Securities	60,342	18,575	—			78,917
Interest on Loans	730,008	172,535	65,226	(3	(b))	967,769

Total Interest Income	795,726	201,053	72,202			1,068,981

INTEREST EXPENSE
Interest on Deposits	144,752	44,389	(8,065)	(3	(c))	181,076
Interest on Borrowed Funds	44,453	3,580	26,879	(3	(d))	74,912

Total Interest Expense	189,205	47,969	18,814			255,988

Net Interest Income	606,521	153,084	53,388			812,993
Less – Provision for Credit Losses	23,250	9,249	52,100	(3	(e))	84,599

Net Interest Income after Provision for Credit Losses	583,271	143,835	1,288			728,394

NONINTEREST INCOME
Deposit account fees	23,486	4,952	—			28,438
Interchange and ATM Fees	18,108	3,523	(2,225)	(3	(f))	19,406
Investment Management	40,191	6,730	—			46,921
Mortgage Banking Income	2,326	34	—			2,360
Increase in Cash Surrender Value of Life Insurance Policies	7,868	1,264	—			9,132
Other Noninterest Income	32,630	1,106	—			33,736

Total Noninterest Income	124,609	17,609	(2,225)			139,993

NONINTEREST EXPENSE
Salaries and Employee Benefits	222,135	72,283	—			294,418
Occupancy and Equipment Expenses	50,582	9,722	350	(3	(g))	60,654
Data Processing and Facilities Management	9,884	2,910	—			12,794
FDIC Assessment	11,953	2,712	—			14,665
Other Noninterest Expense	98,192	22,572	(23,536)	(3	(h))	97,229

Total Noninterest Expense	392,746	110,199	(23,186)			479,759

INCOME BEFORE INCOME TAXES	315,134	51,245	22,249			388,628
PROVISION FOR INCOME TAXES	75,632	13,187	6,256	(3	(i))	95,075

NET INCOME	$239,502	$38,058	$15,992			$293,552

BASIC EARNINGS PER SHARE	$5.42	$3.11	—			$5.68
DILUTED EARNINGS PER SHARE	$5.42	$3.11	—			$5.68
BASIC AVERAGE SHARES	44,181,540	12,223,626	(4,766,570)	(3	(j))	51,638,596
DILUTED AVERAGE SHARES	44,193,547	12,244,036	(4,786,980)	(3	(j))	51,650,603

INDEPENDENT BANK CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Nine Months Ended September 30, 2024
	Independent	Enterprise	Adjustments	(1)		Pro Forma
INTEREST INCOME
Interest on Fed Funds Sold and Short Term Investments	$2,515	$5,366	$5,232	(3	(a))	$13,113
Interest and Dividends on Securities	42,291	11,812	—			54,103
Interest on Loans	591,627	153,850	48,919	(3	(b))	794,396

Total Interest Income	636,433	171,028	54,151			861,612

INTEREST EXPENSE
Interest on Deposits	182,774	57,025	(6,574)	(3	(c))	233,225
Interest on Borrowed Funds	36,591	4,632	20,159	(3	(d))	61,382

Total Interest Expense	219,365	61,657	13,585			294,607

Net Interest Income	417,068	109,371	40,566			567,005
Less - Provision (credit) for Loan Losses	28,750	2,091	—	(3	(e))	30,841

Net Interest Income after Provision for Loan Losses	388,318	107,280	40,566			536,164

NONINTEREST INCOME
Deposit account fees	19,339	3,985	—			23,324
Interchange and ATM Fees	14,175	2,650	(1,669)	(3	(f))	15,156
Investment Management	31,961	5,845	—			37,806
Mortgage Banking Income	3,088	123	—			3,211
Increase in Cash Surrender Value of Life Insurance Policies	5,934	1,479	—			7,413
Other Noninterest Income	21,325	3,181	—			24,506

Total Noninterest Income	95,822	17,263	(1,669)			111,416

NONINTEREST EXPENSE
Salaries and Employee Benefits	174,444	58,948	—			233,392
Occupancy and Equipment Expenses	38,673	7,303	263	(3	(g))	46,239
Data Processing and Facilities Management	7,398	2,379	—			9,777
FDIC Assessment	8,304	2,621	—			10,925
Other Noninterest Expense	71,125	16,039	(17,652)	(3	(h))	69,513

Total Noninterest Expense	299,944	87,290	(17,389)			369,845

INCOME BEFORE INCOME TAXES	184,196	37,253	56,286			277,735
PROVISION FOR INCOME TAXES	42,149	9,247	15,828	(3	(i))	67,224

NET INCOME	$142,047	$28,006	$40,459			$210,512

BASIC EARNINGS PER SHARE	$3.34	$2.26	$—			$4.21
DILUTED EARNINGS PER SHARE	$3.34	$2.26	$—			$4.21
BASIC AVERAGE SHARES	42,501,199	12,370,812	(4,913,756)	(3	(j))	49,958,255
DILUTED AVERAGE SHARES	42,510,801	12,379,390	(4,922,334)	(3	(j))	49,967,857

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Estimated Merger Costs

Estimated merger costs of $47.3 million (net of $13.9 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be recognized over time. These cost estimates for both Independent and Enterprise are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. The current estimates of the merger costs, primarily comprised of anticipated cash charges, are as follows (amount in thousand):

Change in control contract and severance contracts	$34,000
Vendor and system contracts Terminations	5,663
Facilities expenses	4,226
Professional and legal fees	14,713
Other acquisition related expenses	2,650

Pre-tax merger costs	61,252
Taxes	(13,947)

Total merger costs	$47,305

Note 2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined balance sheet as of September 30, 2024, as follows:

(a)	Represents cash proceeds of approximately $250 million from subordinated debt issued in conjunction with merger, less issuance costs, less total cash consideration paid.

(b)

Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the credit related adjustment for non-purchased credit-deteriorated (“non-PCD”) loans and leases.

(c)	Adjustments to the allowance for credit losses include the following (amount in thousands):

Reversal of historical Enterprise’s allowance for credit losses	$63,654
Increase in allowance for credit losses for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (“PCD”) loans and leases	(17,400)
Provision for estimate of lifetime credit losses on non-PCD loans and leases	(52,100)

$(5,846)

(d)	Adjustment to reflect bank premises and equipment values to their estimated fair value.

(e)

Adjustment to eliminate historical Enterprise goodwill of $5.7 million and to establish $222.7 million of goodwill for amount of consideration paid in excess of fair value of assets received over liabilities assumed.

(f)	Adjustment to reflect approximately $131.8 million of core deposit intangibles at the preliminary estimated fair value.

(g)	Adjustment to recognize net deferred tax assets associated with the fair value adjustments recorded in the business combination.

(h)	Adjustment to reflect the estimate of fair value on time deposits.

(i)	Adjustment to increase borrowings, reflecting the subordinated debt issuance made as part of the deal funding, less issuance costs.

(j)	Adjustments to shareholders’ equity:

To eliminate Enterprise’s shareholders’ equity	$(368,109)
To reflect issuance of Independent common stock in the merger	533,700
Adjustment to record provision for credit losses on non-PCD acquired loans and leases, net of tax	(37,449)

$128,142

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined income statements for the year ended December 31, 2023, and for the nine months ended September 30, 2024, as follows:

(a)	Adjustment reflects the interest income earned on proceeds from subordinated debt, less lost interest on assumed opportunity cost of cash.

(b)	Adjustment reflects the yield adjustment for interest income on loans.

(c)	Adjustment reflects reduced interest on assumed deposit attrition, net of the yield adjustment for interest expense on time deposits.

(d)	Adjustment reflects the interest on the subordinated debt plus interest on increased borrowings associated with assumed deposit runoff.

(e)	Adjustment to record provision for credit losses on non-PCD acquired loans and leases.

(f)	Adjustment to reflect the estimated Durbin Amendment impact on transaction fees earned by the combined entity.

(g)	Adjustment reflects the estimated net increase associated with the fair value adjustment for the acquired bank premises and equipment.

(h)	Adjustment reflects the net increase in amortization of other intangible assets for the acquired other intangible assets.

(i)	Adjustment represents income tax expense on the pro-forma adjustments at an estimated rate of 28.12%.

(j)

Adjustment to weighted-average shares of Independent’s common stock outstanding to eliminate weighted-average shares of Enterprise common stock outstanding and to reflect the estimated number of shares of Independent’s common stock to be issued to holders of Enterprise common stock using an exchange ratio of 0.6.

Note 4. Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The total preliminary merger consideration is calculated as follows:

(Amount in thousands)	As of 9/30/2024
Total preliminary estimated fair value of Independent common stock to be issued per merger agreement (1)	$535,193
Estimated cash consideration paid per merger agreement	24,857
Obligation to cash settle outstanding Enterprise stock option awards	2,199

Total estimated merger consideration	$562,249

(1)

Represents the estimated fair value of 7.5 million shares of Independent common stock to be issued to Enterprise shareholders pursuant to the merger agreement. This estimate is based on the number of eligible shares of Enterprise common stock as of September 30, 2024 at a 0.60 exchange ratio and Independent’s closing stock price of $71.77 as of December 6, 2024, the last trading day before the public announcement of the merger agreement.

The total estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma financial statements due to fluctuations in Independent’s common stock price up to the effective date.

Preliminary Purchase Price Allocation

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Enterprise based on Enterprise’s unaudited consolidated balance sheet as of September 30, 2024, with the excess recorded to goodwill:

As of 9/30/2024
Total purchase consideration	$562,249
Enterprise Net Assets at Fair Value
Assets
Cash and short term investments	88,632
Securities	631,975
Loans, net of deferred fees and costs	3,656,740
Allowance for credit losses	(17,400)
Bank premises and equipment	36,291
Identifiable intangible assets	131,800
Other assets	186,924

Total assets to be acquired	4,714,962
Liabilities
Deposits	4,190,161
Borrowings	119,685
Other liabilities	65,554

Total liabilities to be assumed	4,375,400

Net assets to be acquired	339,562

Preliminary goodwill	$222,687

THE SPECIAL MEETING OF ENTERPRISE SHAREHOLDERS

This proxy statement/prospectus is being provided to holders of Enterprise common stock as of the close of business on the record date as Enterprise’s proxy statement in connection with the solicitation of proxies by and on behalf of the Enterprise board of directors to be voted at the Enterprise special meeting to be held solely by means of remote communication on April 3, 2025, and at any adjournment(s) or postponement(s) of the Enterprise special meeting. This proxy statement/prospectus is also being provided to you as Independent’s prospectus in connection with the offer and sale by Independent of its shares of common stock as a result of the proposed merger by and between Enterprise and Independent.

Date, Time and Place of the Enterprise Special Meeting

The Enterprise special meeting is scheduled to be held solely by means of remote communication at 9:00 a.m., local time, on April 3, 2025. We ask that you remotely participate in the Enterprise special meeting in one of two ways:

•	In order to view the presentation, vote and ask questions: log onto www.meetnow.global/M4KM7SR with your control number provided on your proxy card; OR

•	Listen only: call 1-800-715-9871 with conference ID: 7344373

Purpose of the Enterprise Special Meeting

At the Enterprise special meeting, Enterprise shareholders will be asked to consider and vote on the following proposals:

•	the Enterprise merger proposal;

•	the Enterprise compensation proposal; and

•	the Enterprise adjournment proposal.

Completion of the merger is conditioned on, among other things, Enterprise shareholder approval of the Enterprise merger proposal. Enterprise will transact no business other than as listed above at the Enterprise special meeting, except for business properly brought before the Enterprise special meeting or any adjournment(s) or postponement(s) thereof.

Recommendation of the Enterprise Board of Directors

Based on Enterprise’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger –Enterprise’s Reasons for the Merger” beginning on page 54, the Enterprise board of directors has unanimously determined that the merger agreement and the merger are advisable to Enterprise and its shareholders and, accordingly, unanimously recommends that Enterprise shareholders vote “FOR” the Enterprise merger proposal, “FOR” the Enterprise compensation proposal and “FOR” the Enterprise adjournment proposal.

Record Date; Shares Entitled to Vote

The Enterprise board of directors has fixed the close of business on February 13, 2025 as the record date for the Enterprise special meeting, which is the date for determining the holders of EBTC common stock entitled to receive notice of and to vote at the Enterprise special meeting. You are entitled to vote if the records of Enterprise show that you held shares of Enterprise common stock as of the close of business on the record date. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, 12,458,176 shares of Enterprise common stock were outstanding and entitled to notice of, and to vote at, the Enterprise special meeting or any adjournment(s) or postponement(s) thereof. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of Enterprise common stock held in “street name” and you want to vote your shares by means of remote communication at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

We will have a quorum and will be able to conduct the business of the Enterprise special meeting only if a majority of the outstanding shares of Enterprise common stock entitled to vote is represented by means of remote communication or by proxy at the special meeting. If you return a valid proxy card or attend the meeting virtually, your shares will be counted for determining whether there is a quorum at the Enterprise special meeting, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum at the Enterprise special meeting. A broker non-vote occurs when a broker, bank or other nominee holding shares of Enterprise common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Enterprise merger proposal:

•

Vote required: Approval of the Enterprise merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Enterprise common stock entitled to vote at the special meeting. Approval of the Enterprise merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote virtually at the Enterprise special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Enterprise merger proposal, such action will have the same effect as a vote against the Enterprise merger proposal.

Enterprise compensation proposal:

•	Vote required: Approval of the Enterprise compensation proposal requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Enterprise special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Enterprise compensation proposal, you will not be deemed to have cast a vote with respect to the Enterprise compensation proposal and it will have no effect on the Enterprise compensation proposal.

Enterprise adjournment proposal:

•	Vote required: Approval of the Enterprise adjournment proposal require that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Enterprise special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Enterprise adjournment proposal, you will not be deemed to have cast a vote with respect to the Enterprise adjournment proposal and it will have no effect on the Enterprise adjournment proposal.

Enterprise Voting Agreements

As of the close of business on the record date of February 13, 2025, the directors and executive officers of Enterprise individually or jointly owned an aggregate of 2,532,155.46 shares of Enterprise common stock. This equals approximately 20.33% of the outstanding shares of Enterprise common stock. As a condition to

Independent entering into the merger agreement, all of Enterprise’s directors and executive officers entered into voting agreements with Independent pursuant to which they agreed, among other things, to vote these shares of Enterprise common stock in favor of the Enterprise merger proposal. As of the same date, neither Independent nor any its subsidiaries, directors or executive officers owned any shares of Enterprise common stock. For more information about the Enterprise voting agreements, see “Voting Agreements,” beginning on page 103.

Voting of Proxies

You may vote by means of remote communication at the Enterprise special meeting or by proxy. To ensure your representation at the Enterprise special meeting, Enterprise recommends that you vote by proxy even if you plan to virtually attend the Enterprise special meeting. You can always change your vote at the Enterprise special meeting.

Enterprise shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to ask a question and/or vote at the special meeting, then you must register in advance in order to attend the Enterprise special meeting by means of remote communication and obtain a “legal proxy” from your record holder entitling you to vote at the Enterprise special meeting. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your holdings of shares of Enterprise common stock, along with your name. Please forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to Computershare, EBTC Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., EDT, on March 28, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials. To attend the Enterprise special meeting by means of remote communication at www.meetnow.global/M4KM7SR, you will need to enter the control number provided in the confirmation sent by Computershare.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you are the record holder of your shares of Enterprise common stock and submit your proxy without specifying a voting instruction, your shares of Enterprise common stock will be voted “FOR” the Enterprise merger proposal, “FOR” the Enterprise compensation proposal and “FOR” the Enterprise adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Secretary of Enterprise a duly executed revocation of proxy prior to the Enterprise special meeting;

•	submitting a new properly completed and executed proxy (by Internet, telephone or in writing) with a later date that is received prior to the Enterprise special meeting; or

•

Attending the Enterprise special meeting by means of remote communication and notifying the election officials that you wish to revoke your proxy and vote by means of remote communication at the Enterprise special meeting. See “Attending the Enterprise Special Meeting,” below, for more information on how Enterprise shareholders may vote by means of remote communication at the Enterprise special meeting.

Attendance at the Enterprise special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Enterprise Bancorp, Inc.

Attention: John A. Koutsos, Secretary

222 Merrimack Street

Lowell, Massachusetts 01852

Attending the Enterprise Special Meeting

The Enterprise special meeting is scheduled to be held solely by means of remote communication at 9:00 a.m., local time, on April 3, 2025. All Enterprise shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the Enterprise special meeting.

Shareholders may participate in the Enterprise special meeting by means of remote communication in one of two ways:

•	In order to view the presentation, vote and ask questions: log onto www.meetnow.global/M4KM7SR with your control number provided on your proxy card; OR

•	Listen only: call 1-800-715-9871 with conference ID: 7344373

Shareholders will be provided the opportunity to ask questions and vote on matters submitted to shareholders unless you participate via the “listen only” option. Shareholders who wish to vote and ask questions during the Enterprise special meeting must have the control number provided on your proxy card when logging on at www.meetnow.global/M4KM7SR. Those without a control number may attend as guests of the Enterprise special meeting, but they will not have the option to vote their shares or ask questions during the Enterprise special meeting.

Those planning to attend and participate in the Enterprise special meeting by means of remote communication should call in or log onto the Enterprise special meeting virtual platform at least 15 minutes prior to the start of the Enterprise special meeting.

Anyone may enter the Enterprise special meeting as a guest in listen-only mode at 1-800-715-9871 with conference ID: 7344373, but only shareholders of record and beneficial owners of shares who have registered for the Enterprise special meeting may attend and participate in the Enterprise special meeting.

Whether or not you plan to attend the Enterprise special meeting, Enterprise requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting virtually at the Enterprise special meeting but will assure that your vote is counted if you are unable to attend.

Registration for Beneficial Owners. If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as in a stock brokerage account or by a bank or other nominee), and you would like to ask a question and/or vote your shares at the Enterprise special meeting then you must register in advance in order to attend the special meeting by means of remote communication. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your holdings of shares of Enterprise common stock, along with your name. Please forward a copy of the legal proxy, along with your email address, to Computershare Limited (“Computershare”). Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to Computershare, EBTC Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., EDT, on March 28, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials. To attend the Enterprise special meeting by means of remote communication at www.meetnow.global/M4KM7SR, you will need to enter the control number provided in the confirmation sent by Computershare.

Proxy Solicitation

Enterprise is soliciting your proxy. Enterprise will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of Georgeson LLC (“Georgeson”), a proxy solicitation firm, will assist Enterprise in soliciting proxies for the Enterprise special meeting. Enterprise will pay Georgeson $12,500 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation. Additionally, directors, officers and employees of Enterprise and Enterprise Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Enterprise will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Dissenters’ Rights of Appraisal

Under applicable Massachusetts law, the holders of Enterprise common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Stock Certificates

You should not send in any certificates representing Enterprise common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing Enterprise common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement – Exchange of Enterprise Shares” beginning on page 86 of this proxy statement/prospectus.

PROPOSAL NO. 1

ENTERPRISE MERGER PROPOSAL

At the Enterprise special meeting, Enterprise shareholders will be asked to consider and vote on the Enterprise merger proposal. Holders of Enterprise common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. Details about the merger, including each party’s reasons for the merger, the effect of approval of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 45 of this proxy statement/prospectus.

Approval of the Enterprise merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least two-thirds of the shares of Enterprise common stock entitled to vote at the Enterprise special meeting.

The Enterprise board of directors unanimously recommends that Enterprise shareholders vote “FOR” approval of the Enterprise merger proposal.

PROPOSAL NO. 2

ENTERPRISE COMPENSATION PROPOSAL

As required by Item 402(t) of Regulation S-K and Regulation 14A of the Exchange Act, Enterprise is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this document captioned “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger,” beginning on page 74 of this document, and the related tables and narratives.

Enterprise believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that Enterprise’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Enterprise shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Enterprise’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of shareholders to approve the Enterprise merger proposal.

Enterprise asks that its shareholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to Enterprise’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger,” beginning on page 74 of this document and the related tables and narratives, is hereby APPROVED.

Approval of this proposal is not a condition to the completion of the merger. Additionally, this vote is advisory and, therefore, it will not be binding on Enterprise, nor will it overrule any prior decision or require the Enterprise board of directors (or any committee thereof) to take any action. Accordingly, the merger-related compensation will be paid to Enterprise’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Enterprise shareholders do not approve the proposals to approve the merger-related executive compensation.

Approval of the Enterprise compensation proposal requires the presence of a quorum and that the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

The Enterprise board of directors unanimously recommends that Enterprise stockholders vote “FOR” the approval of the Enterprise compensation proposal.

PROPOSAL NO. 3

ENTERPRISE ADJOURNMENT PROPOSAL

Enterprise is submitting a proposal for consideration at the Enterprise special meeting to authorize the named proxies to authorize the Enterprise board of director to adjourn or postpone the Enterprise special meeting, if necessary, to permit further solicitation of proxies in favor of the Enterprise merger proposal or to vote on other matters properly before the Enterprise special meeting or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of Enterprise common stock. Even though a quorum may be present at the Enterprise special meeting, it is possible that Enterprise may not have received sufficient votes to approve the Enterprise merger proposal by the time of the meeting. In that event, the Enterprise board of directors would need to adjourn the Enterprise special meeting in order to solicit additional proxies. This proposal relates only to authorization of the Enterprise board of directors to adjourn or postpone the Enterprise special meeting, if necessary, to permit further solicitation of proxies in favor of the Enterprise merger agreement proposal or to vote on other matters properly before the Enterprise special meeting. If the Enterprise special meeting is adjourned for less than 30 days, Enterprise is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the Enterprise special meeting before adjournment, unless the Enterprise board of directors fixes a new record date for the Enterprise special meeting.

Approval of the Enterprise adjournment proposal requires the presence of a quorum and that the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

The Enterprise board of directors unanimously recommends that Enterprise shareholders vote “FOR” the Enterprise adjournment proposal or to vote on other matters properly before the special meeting.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

Terms of the Merger

Each of Independent’s and Enterprise’s respective board of directors has unanimously adopted the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Enterprise will merge with and into Independent, with Independent as the surviving entity, which is referred to as the merger. Following the merger, Enterprise Bank will merge with and into Rockland Trust, with Rockland Trust as the surviving bank, which is referred to as the bank merger.

In the merger, each share of Enterprise common stock issued and outstanding immediately prior to the effective time of the merger, (except for (i) certain shares held as treasury stock or (ii) owned directly by Independent (other than, in the case of (ii), shares held in trust or custodial accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), will be converted into the right to receive (i) 0.60 of a share of Independent common stock and (ii) $2.00 in cash. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume-weighted average trading price per share of Independent common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date, rounded to the nearest whole cent as provided by Bloomberg L.P.) for any fractional share an Enterprise shareholder would otherwise receive after aggregating all of his or her shares.

Enterprise shareholders are being asked to approve the Enterprise merger proposal. See the section entitled “The Merger Agreement” beginning on page 45 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the Enterprise board of directors (which we refer to in this section as the “Enterprise board”) and the senior management of Enterprise have regularly reviewed and assessed Enterprise’s business strategies and objectives, including assessments of strategic growth opportunities potentially available to Enterprise. These strategic discussions have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy and the financial markets generally, and the implications of such developments for financial institutions, generally, and for Enterprise, in particular. These strategic discussions were part of the continuous efforts of Enterprise to enhance value for its shareholders and deliver high quality services to its customers and communities.

These strategic reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Enterprise and its shareholders of strategic combination transactions compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

Senior management of Enterprise and the Enterprise board also regularly meet with representatives of various investment banking firms experienced in the banking industry to discuss market conditions, industry trends, the performance of Enterprise, and potential capital and strategic business combination transaction opportunities.

The Independent board of directors (which we refer to in this section as the “Independent Board”) and senior management regularly consider Independent’s strategic growth opportunities, as part of ongoing efforts to enhance value for shareholders and other constituencies. Independent’s senior management, including Jeffrey Tengel, President and Chief Executive Officer of Independent, periodically has informal discussions with senior management and investment banker representatives of other financial institutions regarding potential strategic growth opportunities.

At its regularly scheduled meeting held virtually on October 24, 2023, the Enterprise board determined that the environment had changed significantly and that there were a number of reasons why a strategic combination with a larger institution could be a compelling transaction for its shareholders, including, but not limited to, increased competition, cost and risk of technology, compliance costs associated with increasing regulation, the interest rate environment, and succession planning considerations. Accordingly, the Enterprise board established a strategic transaction committee (referred to in this section as the “Enterprise transaction committee”), with a majority of the committee members being independent directors, to consider, review and evaluate the various benefits, risks and other considerations of staying independent and continuing Enterprise’s strategic plan, as compared to actively pursuing strategic business combination transactions. The initial members of the Enterprise transaction committee were Executive Chairman George L. Duncan, Chief Executive Officer John P. (“Jack”) Clancy, Jr., President Richard W. Main, Kenneth S. Ansin, Lead Director James F. Conway, III, Jacqueline F. Moloney and Michael T. Putziger. The Enterprise board further authorized the Enterprise transaction committee to engage a financial advisor to perform a market analysis of the strategic alternatives available to Enterprise.

Enterprise routinely receives assistance from Piper Sandler & Co. (“Piper Sandler”) and other similar investment banking firms in connection with strategic considerations, including the state of the industry, capital markets opportunities and other matters. As authorized by the Enterprise board, Mr. Clancy contacted Piper Sandler in late October and early November to discuss Piper Sandler assisting the Enterprise transaction committee with its charge to evaluate strategic alternatives for Enterprise. From late 2023 through 2024, Piper Sandler discussed with the Enterprise board and the Enterprise transaction committee several potential opportunities and strategic alternatives, including Enterprise’s strategic outlook, Enterprise’s prospects on a stand-alone basis and the potential opportunities available to partner with a number of potential smaller targets, similar-sized partners and acquirers identified by Piper Sandler and the Enterprise transaction committee as partners that had both interest and ability to satisfy Enterprise’s strategic objectives in a business partnership. Larger partners identified and confirmed by the Enterprise transaction committee for further exploration included, among others, Independent, Company B and Company C. Such discussions also focused on, among other things, potential merger consideration mix and cultural and organizational synergies, as well as potential acquirers’ ability and willingness to consider how to achieve synergies from the combined institution.

The Enterprise transaction committee met virtually for the first time on January 22, 2024, together with representatives of Piper Sandler, and discussed, among other things, the responsibilities of the committee and the current state of the banking industry. The Enterprise transaction committee held another virtual meeting on January 31, 2024, at which representatives of Piper Sandler presented to the Enterprise transaction committee on the current banking environment, trends impacting the banking industry, including capital market and M&A trends, and Enterprise’s strategic considerations. Over the course of the next several months, the Enterprise transaction committee worked with Piper Sandler and Enterprise’s outside legal counsel, Hunton Andrews Kurth LLP (“Hunton”), on the charge given to the Enterprise transaction committee by the Enterprise board. In late February 2024, the Enterprise transaction committee concluded that exploring a strategic business combination with larger partners would be in the best interests of Enterprise, its shareholders and its other constituencies and accordingly determined that it would present to the Enterprise board at its March 2024 meeting the Enterprise transaction committee’s recommendation that Enterprise pursue a strategic business combination.

On March 19, 2024, the Enterprise board virtually held a special meeting at which representatives of Piper Sandler and Hunton were present. At the meeting, Hunton reviewed with the Enterprise board its fiduciary duties and confidentiality obligations. Members of the Enterprise transaction committee then updated the Enterprise board on its discussions over the past several months and its recommendation that Enterprise pursue a strategic business combination. Next, representatives of Piper Sandler led the Enterprise board through a discussion on the strategic alternatives which may be available to Enterprise. This discussion included an overview of the banking industry, recent transaction metrics for bank and thrift merger and acquisition transactions, Enterprise’s valuation which was based on Enterprise’s internal financial projections, and potential merger partners’ ability to pay. The Enterprise board engaged in a robust discussion regarding the appropriate considerations for a potential merger partner, including the ability to pay, cultural fit, and other synergies, the roles of Enterprise’s advisors, the viability of Enterprise on a standalone basis and the pros and cons of certain of the potential merger partners identified in the presentation, including, among others, Independent, Company B and Company C. The Enterprise board noted that, while all three companies held merit as a potential merger candidate with the ability to pay, it was their view that each of Independent and Company B would produce greater strategic benefits and synergies, as well as provide a better cultural fit. After much deliberation, the Enterprise board determined that pursuing a strategic business combination would be in the best interests of the Enterprise shareholders and other constituencies. The Enterprise board instructed the Enterprise transaction committee to work with Piper Sandler and Hunton to continue its efforts in pursuit of a strategic business combination, with initial outreach to Independent due to its attractive characteristics including its valuation, lack of market overlap and perceived positioning to pursue M&A in the then current regulatory environment.

At a virtual meeting held on March 29, 2024, the Enterprise transaction committee authorized Piper Sandler to contact Independent about its possible interest in a potential strategic business combination.

On or about April 3, 2024, representatives of Piper Sandler, on behalf of Enterprise, made initial contact with Mr. Tengel. During this conversation, Mr. Tengel expressed interest in having a conversation with Enterprise at the appropriate time.

Following this initial contact with Independent, Enterprise paused all merger-related discussions until after the retirement of Mr. Clancy as Chief Executive Officer of Enterprise and Enterprise Bank effective June 6, 2024. Also effective June 6, 2024, Enterprise appointed Steven R. Larochelle as Chief Executive Officer of Enterprise and Enterprise Bank. The Enterprise board also appointed Mr. Larochelle to the Enterprise transaction committee to fill the vacancy created by Mr. Clancy’s retirement.

Following the initial contact with Enterprise and its representatives through the execution of the merger agreement, Independent senior management, including Mr. Tengel, updated the Independent board and its executive committee regularly regarding the potential strategic business combination with Enterprise.

On June 27, 2024, members of Enterprise senior management met with members of Independent senior management and discussed each bank’s respective history, culture, management, employees and lending and investment portfolios. They also discussed future plans and their respective general business combination philosophies.

On July 9, 2024, the Enterprise transaction committee held a virtual meeting at which it determined to resume its evaluation and pursuit of a potential strategic business combination. The Enterprise transaction committee determined, based on conversations with its advisors and the Enterprise board to date, to initially focus its strategic discussions on Independent based on the above-mentioned reasons.

Also on July 9, 2024, Enterprise executed an engagement letter retaining Piper Sandler to act as financial advisor to the Enterprise board in connection with a possible business combination.

At a virtual meeting held on July 15, 2024, the Enterprise transaction committee instructed Piper Sandler to follow up with Independent to confirm its continued interest in pursuing a potential strategic business combination with Enterprise. Over the next several weeks, members of Enterprise senior management assembled preliminary due diligence materials in anticipation of further discussions with Independent.

On July 25, 2024, Independent entered into a mutual confidentiality agreement with Enterprise and was given access to preliminary diligence materials regarding Enterprise. In July, Independent also retained Keefe, Bruyette & Woods, Inc. (“KBW”) to serve as its financial advisor in connection with a potential transaction.

On August 6, 2024, members of Enterprise senior management met with members of Independent senior management and further discussed each bank’s history, culture, management, employees and lending and investment portfolios. They also discussed future plans and their respective general business combination philosophies.

On August 26, 2024, Independent delivered to Enterprise a draft non-binding letter of intent with respect to a potential strategic business combination between Enterprise and Independent (the “Independent Initial LOI”) that contemplated the merger of Enterprise with and into Independent, with Independent surviving the merger, immediately followed by the merger of Enterprise Bank with and into Rockland Trust, with Rockland Trust surviving. The Independent Initial LOI contemplated that upon consummation of the proposed transaction, all of the outstanding shares of Enterprise common stock would be converted into the right to receive shares of Independent common stock, based on a fixed exchange ratio of 0.54x, which represented a price of $32.59 per share of Enterprise common stock based on the 10-day volume weighted average closing price per share (“VWAP”) of Independent common stock ending on August 26, 2024. The proposed transaction would not be subject to any financing contingencies; however, the Independent Initial LOI communicated a potential $250 million subordinated debt offering by Independent. Independent confirmed that the closing of the proposed transaction would not be contingent on such offering. The Independent Initial LOI provided that Rockland Trust would honor all existing employment and change in control agreements, that it would seek to retain certain key employees of Enterprise Bank to be identified at a later date either through a retention pool or consulting or retention arrangements, that it would expect to continue to operate the former Enterprise Bank branches as an extension of its existing markets, in particular, maintaining a presence in downtown Lowell, MA, and that it would appoint one Enterprise director to serve on the Independent and Rockland Trust boards of directors after closing. In addition, for all Enterprise directors who do not join the Independent and Rockland Trust boards of directors, Independent offered the opportunity to participate on a transitional advisory board (with customary, but undisclosed compensation) for a minimum of two years after closing. The Independent Initial LOI also provided that Independent expected to offer employment to all qualified Enterprise Bank branch employees, and for those employees who would be displaced, Independent would pay reasonable severance and offer outplacement assistance. Independent also delivered an exclusivity agreement that provided for an exclusivity period through October 17, 2024, which the Enterprise transaction committee declined to grant at such time.

On August 28, 2024, the Enterprise transaction committee, along with representatives from Piper Sandler and Hunton and members of Enterprise senior management, met virtually to discuss the Independent Initial LOI. At the meeting, representatives of Piper Sandler reviewed with the Enterprise transaction committee the terms of the Independent Initial LOI, an overview of Independent, and preliminary financial analyses regarding Independent and the proposed transaction. With the assistance of Piper Sandler, the Enterprise transaction committee also evaluated Enterprise’s contribution to Independent relative to the approximately 13.6% pro forma ownership of Enterprise shareholders in Independent as contemplated by the Independent Initial LOI. The Enterprise transaction committee discussed potential responses and counterproposals to the Independent Initial LOI. At the conclusion of the meeting, the Enterprise transaction committee determined that the Independent Initial LOI was not sufficient to move forward at this time and instructed representatives of Piper Sandler to convey such message to Independent.

On September 5, 2024, Enterprise and Independent executed an amendment to their mutual confidentiality agreement to expand the amount of information shared and discussions between the parties.

On September 9, 2024, Mr. Larochelle from Enterprise and Mr. Tengel and Gerald Nadeau, President of Rockland Trust, from Independent had a telephone conference during which the parties focused their discussion primarily around their respective lending products and niches, lending philosophies and credit approval processes and procedures. They also discussed their respective lending teams, as well as general incentive and retention strategies for such team members. The agenda for the call also included a general discussion of Enterprise’s wealth management division.

On September 12, 2024, a representative of KBW, on behalf of Independent, called Piper Sandler to provide a verbal update to the Independent Initial LOI consisting of (x) an increase of the exchange ratio from 0.54x to 0.575x shares of Independent common stock for each share of Enterprise common stock, which represented a price of $35.04 per share of Enterprise common stock based on the 10-day VWAP of Independent common stock ending on September 12, 2024, and (y) an increase in the number of Enterprise directors from one to two (the “Revised Independent Offer”). The other terms of the Independent Initial LOI remained unchanged.

On September 13, 2024, the Enterprise transaction committee met virtually, together with members of Enterprise senior management and representatives from Piper Sandler and Hunton, to discuss the Revised Independent Offer. Representatives of Piper Sandler reviewed with the Enterprise transaction committee the updated financial analyses based on the revised terms. The Enterprise transaction committee discussed and considered other aspects of the proposed transaction with Independent, including the improvement in Independent’s proposal and whether opportunities with other potential merger partners should be pursued, including outreach to Company B and Company C, the updated financial analysis as compared to Enterprise’s standalone projections, recent market activity, the volatility of Independent’s stock price and deal mechanics that might protect against such dramatic fluctuations. The Enterprise transaction committee further discussed recent trading prices of Enterprise, Independent and Company B, details regarding Independent’s commercial real estate portfolio, cultural fit with each of Independent and Company B and anticipated cost savings with each of Independent and Company B. At the conclusion of the meeting, the Enterprise transaction committee concluded that the Revised Independent Offer was not compelling enough to take immediate action, but that it would submit the Revised Independent Offer to the Enterprise board at its next regularly scheduled meeting for further discussion.

On September 17, 2024, the Enterprise board virtually held its regular meeting at which representatives of Piper Sandler and members of Enterprise senior management were present. At the meeting, the Revised Independent Offer from Independent was discussed, including a presentation by Piper Sandler that summarized the process to date, the terms of the Revised Independent Offer and recent market and merger and acquisition activity. The Enterprise board discussed at length the benefits and risks of a potential strategic business combination with Independent based on the terms and conditions of the Revised Independent Offer. The Enterprise board also considered other potential next steps, including remaining independent or engaging with another potential merger partner. At the conclusion of the meeting, the Enterprise board decided not to take immediate action on the Revised Independent Offer and authorized the Enterprise transaction committee to contact certain parties identified by the Enterprise transaction committee with the assistance of Piper Sandler to gauge their interest in a potential strategic business combination with Enterprise.

On September 27, 2024, the Enterprise transaction committee held at virtual meeting at which members of Enterprise senior management and representatives of Piper Sandler and Hunton were present. The Enterprise transaction committee authorized Piper Sandler to contact Company B, as well as Company C, to see if either party would be interested in pursuing a potential strategic business combination with Enterprise. A representative of Piper Sandler contacted Company B that same day.

On September 30, 2024, Company B entered into a mutual confidentiality agreement with Enterprise and was given access to preliminary diligence materials regarding Enterprise. Company B was asked to submit its proposal by October 21, 2024.

On October 7, 2024, a representative of Piper Sandler reached out to Independent to let them know that other parties would be submitting a proposal by October 21, 2024 if Independent would like to revisit its last offer.

On October 8, 2024, a representative of Piper Sandler contacted Company C to inquire whether Company C would be interested in pursuing a potential strategic business combination with Enterprise.

On October 9, 2024, Company C entered into a mutual confidentiality agreement with Enterprise and was given access to preliminary diligence materials regarding Enterprise. Each of the confidentiality agreements with Independent, Company B and Company C included customary standstill provisions and additional provisions stating that a potential counterparty was not permitted to ask for a waiver of the standstill. On October 10, 2024, Company C communicated to Piper Sandler that it would not be submitting an offer due to timing considerations on its side.

On October 17, 2024, Company B delivered to Enterprise a draft non-binding letter of intent with respect to a potential strategic business combination between Enterprise and Company B (the “Company B Initial LOI”). The Company B Initial LOI contemplated that upon consummation of the proposed transaction, all of the outstanding shares of Enterprise common stock would be converted into the right to receive shares of Company B common stock, based on a fixed exchange ratio range representing a price range of $35.14 – $36.82 per share of Enterprise common stock based on the 10-day VWAP of Company B common stock ending on October 17, 2024. The proposed transaction would not be subject to any contingencies, nor would any additional capital be required to consummate the proposed transaction. The Company B Initial LOI provided that Company B would honor all existing employment and change in control agreements, seek to retain certain key employees of Enterprise Bank to be identified at a later date through a retention pool, that the transaction would likely result in the closing of certain Company B branches, but that Company B would maintain a presence in downtown Lowell, MA, and that it would appoint two Enterprise directors to serve on the Company B and Company B bank boards of directors after closing. The Company B Initial LOI also provided that, for those employees who would be displaced, Company B would pay two weeks’ severance for each year of service, subject to a minimum of four weeks’ and a maximum of fifty-two weeks’ severance and offer outplacement assistance.

On October 18, 2024, Independent delivered to Enterprise an update to the Revised Independent Offer (the “Second Revised Independent Offer”), with an improved exchange ratio of 0.60x shares of Independent common stock, plus $1.00 in cash, for each share of Enterprise common stock, which represented a price of $37.63 per share of Enterprise common stock based on the 10-day VWAP of Independent common stock ending on October 18, 2024. The other terms of the Revised Independent Offer remained unchanged.

On October 22, 2024, the Enterprise board met virtually, together with members of Enterprise senior management and representatives of Piper Sandler and Hunton, to discuss the Company B Initial LOI and the Second Revised Independent Offer. Hunton began the meeting by providing an overview of the Enterprise board’s fiduciary duties and confidentiality obligations. Hunton responded to questions from the Enterprise board, clarifying the Enterprise board’s ability to consider the interests of all relevant constituencies in addition to the nominal price of any merger consideration being offered by a third party in a potential transaction. The Enterprise board then engaged in a robust discussion of matters that the Enterprise board believed important to their deliberations, including, but not limited to, the role of Enterprise’s strategic plan, the nature of the offers as principally all-stock transactions, and the cultural fit of the two potential partners. Before discussing the two proposals from Independent and Company B, the Enterprise board revisited its prior discussions regarding the prospect of remaining independent and continuing to operate on a standalone basis and the Enterprise board’s belief that a merger with a strategic partner may be in the best interest of Enterprise’s shareholders and other constituencies. The Enterprise board discussed recent economic improvements but acknowledged challenges facing the bank—in particular with respect to growth and scale, the ability to compete, regulatory uncertainty, technology advancements, succession planning for the Enterprise board and management, forthcoming net income margin pressures as market interest rates decrease, and lingering challenges with the fair value of Enterprise’s securities portfolio and accumulated other comprehensive income.

Then, with the assistance of Piper Sandler and Hunton, the Enterprise board discussed the terms of the proposals received from Independent and Company B. The Enterprise board discussed its views of the two organizations generally, as well as the following terms of the draft proposals, among others: (i) intrinsic and nominal value, (ii) the surviving entity board representation, (iii) recent improvements to the merger consideration, (iv) potential divestitures, (v) the respective financial and capital condition of each potential partner, (vi) recent average trading activity of each potential partner, (vii) dividend payments by each potential partner, and (viii) the respective earnings prospects of each potential partner. With respect to the Second Revised Independent Offer, the Board discussed the benefits, including the close cultural fit of the organizations, the complementary geographic markets with Enterprise, the premium of the value of the merger consideration over the Company’s current trading price, and larger dividend per share, and liquidity of Independent’s shares of common stock. The Enterprise board also discussed potential detriments with respect to Independent, including adverse effects that may result from volatility in market pricing for financial institutions in general, and Enterprise in particular, and risks if commercial real estate continues to deteriorate. With respect to the Company B Initial LOI, the Enterprise board discussed the benefits, including Company B’s size in terms of total assets, as well as its diversified lending base. The Enterprise board also acknowledged the cultural fit of Company B and its knowledge of Enterprise’s operating model. The Enterprise board also discussed potential detriments with respect to Company B, including adverse effects that may result from volatility in market pricing for financial institutions in general, and Enterprise in particular, the potential divestiture of certain branch locations, time horizon to consummate the proposed transaction and inherent risks associated with Company B’s loan portfolio.

The Enterprise board then returned to its discussion of the risks associated with entering into a potential transaction and whether either offer was compelling enough to move forward with seeking their respective best and final offers. Members of Enterprise senior management contributed to this discussion with an overview of Enterprise’s financial condition and the financial projections and assumptions of Enterprise on a standalone basis. At the end of the meeting, the Enterprise board instructed Piper Sandler to ask each of Independent and Company B to submit their best and final offers.

On October 24, 2024, Company B delivered to Enterprise a revised proposal (the “Revised Company B Offer”), confirming the fixed exchange ratio at the highest point of its previously indicated range, which represented a price of $36.99 per share of Enterprise common stock based on the 10-day VWAP of Company B common stock ending on October 25, 2024. The other terms and conditions of the Company B Initial LOI remained unchanged.

On October 25, 2024, Independent delivered to Enterprise a revised proposal (the “Final Independent Offer”), providing for (x) increased merger consideration consisting of a fixed exchange ratio of 0.60x shares of Independent common stock, plus $2.00 in cash, for each share of Enterprise common stock, which represented a price of $39.61 per share of Enterprise common stock based on the 10-day VWAP of Independent common stock ending on October 25, 2024, and (y) severance payments equal to two weeks’ pay for every year of service to any displaced employees who are not otherwise receiving a change in control benefit up to a maximum of 26 weeks’ severance. The exclusivity period was also updated to run through December 9, 2024, with an automatic 14-day extension if the parties were working in good faith towards a definitive agreement.

On October 26, 2024, the Enterprise board met to discuss the Revised Company B Offer and the Final Independent Offer. Members of Enterprise senior management and representatives from Piper Sandler and Hunton attended the meeting and assisted the Enterprise board in reviewing the two proposals, including answering questions from the directors. Piper Sandler also presented updated financial analyses based on the revised proposals. The Enterprise board revisited their discussions from the October 22nd meeting regarding the benefits and risks to a potential strategic business combination with each party. After much deliberation, the Enterprise board determined to move forward with the Final Independent Offer based primarily on the merger consideration set forth in the Final Independent Offer, including the anticipated merger synergies, and, in part, upon its assessment that Independent is more closely aligned with Enterprise from a cultural standpoint and business approach. At the conclusion of the meeting, the Enterprise board approved the Final Independent Offer and instructed Piper Sandler to communicate its decision to Independent and Company B and Enterprise senior management to execute the exclusivity agreement with Independent.

On October 27, 2024, Enterprise and Independent executed the exclusivity agreement delivered with the Final Independent Offer.

From October 27, 2024 to December 9, 2024, Independent continued to conduct due diligence on Enterprise, with the assistance of KBW, Independent’s outside legal counsel, Simpson Thacher and Forvis Mazars, LLP, which assisted with loan review. Due diligence information was provided to Independent and its advisors across multiple venues, including, but not limited to, a virtual data room, conference calls, in-person meetings, in-person review of physical assets and direct loan file reviews. A series of due diligence conference calls were held on November 15, 2024 at which members of Independent’s and Enterprise’s senior management teams, as well as Independent’s and Enterprise’s respective legal counsels and Piper Sandler, were present.

During this same period, Independent afforded Enterprise certain reverse due diligence access, and Enterprise conducted due diligence on Independent, with the assistance of Piper Sandler, Hunton and CEIS Review, Inc., which assisted with loan review. The due diligence was provided to Enterprise and its advisors across customary venues including a virtual data room and conference calls, including a reverse due diligence conference call held on December 3, 2024, which included certain members of Independent’s and Enterprise’s senior management teams, as well as Independent’s and Enterprise’s respective legal counsels and representatives of Piper Sandler.

On November 15, 2024, Simpson Thacher provided Hunton with an initial draft of the merger agreement.

Between November 15 and December 8, 2024, representatives of Independent and Enterprise, with the assistance of representatives of Simpson Thatcher and KBW, on behalf of Independent, and Hunton and Piper Sandler, on behalf of Enterprise, negotiated the specific terms of the merger agreement and the related ancillary documents and agreements, including disclosure schedules and the form of voting agreement. During such negotiations, it was mutually determined by the parties that Mr. Duncan would serve as an advisory director to the Independent board after the closing of the proposed transaction, and the two Enterprise directors to be appointed to the Independent and Rockland Trust boards of directors immediately after closing would be identified after the announcement of the potential transaction.

Between November 25, 2024 and November 30, 2024, Simpson Thacher provided Hunton with draft retention agreements for eight Enterprise employees to be signed in connection with the execution of the merger agreement, which retention agreements would supersede such employees’ change in control agreements with Enterprise.

On November 27, 2024, Simpson Thacher provided Hunton with an initial draft transition and consulting agreement for Mr. Larochelle. The draft agreement proposed to terminate and supersede Mr. Larochelle’s employment agreement with Enterprise in its entirety and provide for certain payments to Mr. Larochelle over a one-year period after the closing of the merger in exchange for the provision of certain consulting services. Between November 27, 2024 and December 8, 2024, Independent and Mr. Larochelle negotiated the terms of his consulting arrangement, resulting in the terms described in the section entitled, “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger” beginning on page 74.

On December 6, 2024, the Enterprise board held a meeting to analyze and consider the negotiated terms of the potential strategic business combination transaction with Independent and entry into the merger agreement by Enterprise with Independent. Members of Enterprise management and representatives of Hunton and Piper Sandler also attended this meeting. Piper Sandler reviewed with the Enterprise board a draft of its financial analyses of the potential strategic business combination transaction with Independent, including the assumptions used and the possible projected financial implications of the potential merger. The Enterprise board discussed the analysis of the economics and risks and benefits of the potential merger with the representatives of Piper Sandler and Hunton.

At the meeting, Enterprise management briefed Enterprise directors on due diligence undertaken to date as well as the discussions and negotiations that had taken place between Enterprise and Independent, including updates since the prior Enterprise board meeting. Representatives of Hunton then provided a summary of the proposed terms of the merger agreement and the ancillary agreements, including a discussion of certain deal protections contained in the merger agreement, reviewed the Enterprise board’s fiduciary duties in connection with its evaluation of the potential strategic business combination transaction with Independent and described the resolutions the directors of Enterprise would be asked to consider if they were to approve the merger agreement. Also at the meeting, the Enterprise board authorized an amendment to that certain Renewal Rights Agreement, dated as of December 11, 2007 and as previously amended on January 5, 2018, providing for the acceleration of the expiration date of Enterprise’s preferred share purchase rights under the Rights Agreement to 5:00 P.M., New York City time, on December 7, 2024.

On December 8, 2024, the Enterprise transaction committee held a meeting at which it determined to recommend to the Enterprise board the approval of the merger agreement with Independent and the transactions contemplated thereby. Immediately following the Enterprise transaction committee meeting, the Enterprise board held a meeting to discuss any updates since the prior Enterprise board meeting, including the recommendation from the Enterprise transaction committee to approve the merger agreement. Members of Enterprise management and representatives of Hunton and Piper Sandler also attended this meeting. Piper Sandler reviewed its financial analyses of the potential strategic business combination transaction with Independent with the Enterprise board. Following that discussion, Piper Sandler rendered to the Enterprise board an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, on the date of the opinion, and subject to the limitations, assumptions and qualifications stated in the opinion, the merger consideration to be received by the holders of Enterprise common stock (other than certain shares specified in the merger agreement) was fair to them from a financial point of view. Hunton then reviewed with the Enterprise board recent changes to the merger agreement. At the conclusion of the meeting, after careful review and discussion by the Enterprise board, including consideration of the factors described below under “The Merger—Enterprise’s Reasons for the Merger,” the Enterprise board determined that the merger with Independent is advisable and in the best interests of Enterprise and its shareholders and unanimously approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Enterprise.

On December 8, 2024, at a special meeting of the Independent board, after consideration and discussion by the Independent board, the Independent board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Independent and its shareholders, and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Following the respective meetings of the Enterprise board and Independent board on December 8, 2024, and after finalizing the merger agreement, Enterprise and Independent executed the merger agreement on Sunday, December 8, 2024.

The transaction was announced the morning of Monday, December 9, 2024, before the opening of the financial markets in New York, in a press release jointly issued by Independent and Enterprise.

Recommendation of the Enterprise Board of Directors

The Enterprise board of directors has unanimously adopted the merger agreement and unanimously recommends that Enterprise shareholders vote “FOR” the approval of the Enterprise merger proposal. For the factors considered by the Enterprise board of directors in reaching its decision to approve the merger agreement, see “The Merger – Enterprise’s Reasons for the Merger” beginning on page 54.

Enterprise’s Reasons for the Merger

In evaluating the proposed merger agreement, the Enterprise transaction committee and the Enterprise board of directors consulted with Enterprise’s management, Enterprise’s outside legal counsel, Hunton Andrews Kurth LLP (“Hunton”), and Enterprise’s financial advisor, Piper Sandler.

In reaching a determination to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, the Enterprise transaction committee and the Enterprise board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to Enterprise and its shareholders. The Enterprise transaction committee and the Enterprise board of directors identified the following factors and benefits of the merger that, among others, the Enterprise transaction committee and the Enterprise board of directors believe generally support its determination and recommendation:

•

the Enterprise transaction committee’s and the Enterprise board of directors’ understanding of, and presentations of Enterprise’s management and Piper Sandler regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both Enterprise and Independent;

•

the current and prospective environment in which Enterprise operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the current level of interest rates, the increased regulatory burdens on financial institutions, and the trend toward consolidation in the banking industry and in the financial services industry;

•

the process through which the Enterprise board of directors, with the assistance of management and Enterprise’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for Enterprise over an extended period of time, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the merger, and an evaluation and testing of Enterprise’s standalone plan, and the Enterprise board of directors’ determination that no such alternative was as strategically and financially compelling as the proposed transaction with Independent;

•	accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•

the financial information and analyses presented by Piper Sandler to the Enterprise board of directors, and Piper Sandler’s opinion, dated December 8, 2024, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration was fair, from a financial point of view, to holders of Enterprise’s common stock;

•

the fact that the merger consideration (i) is mostly in the form of Independent common stock will provide Enterprise shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the transaction, and (ii) represents a 23.6% premium based on Enterprise’s closing market price on December 6, 2024;

•	the ability of Enterprise shareholders to have increased liquidity due to, among other things, a larger market capitalization and greater trading volume;

•	Independent’s greater historical cash dividend payout rate;

•

Hunton has rendered its opinion that the merger shall qualify as a “reorganization” within Section 368(a) of the Code, and the Enterprise board of directors’ expectation that Enterprise shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to the cash consideration and any cash they receive for fractional shares;

•

the results of Enterprise’s due diligence investigation of Independent, including the Enterprise board of directors’ opinion of the reputation, competence, business practices, culture, integrity and experience of Independent and its management;

•

the belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, broader target markets, client service, credit, risk profiles, community commitment and commitment to environmental, social and governance considerations, and its belief that the complementary cultures will facilitate the successful integration of the two companies and implementation of the merger;

•	the view that Independent has many years of integration experience through various acquisitions, which can be leveraged in successfully completing the integration process;

•

that the merger will result in a combined company with greater financial resources, higher concentration levels, and a higher lending limit than Enterprise would have if it were to continue its operations as an independent entity;

•

the anticipated cost savings from expected increases in operating efficiency, reduced combined payments to vendors and third parties and elimination of duplicate positions, while increasing responsiveness to compliance and regulatory requirements;

•

the minimal geographic overlap between Enterprise and Independent, which will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of Enterprise’s employees after the announcement of the merger, which retention is expected to benefit the combined company;

•	Independent’s commitment to enhancing its strategic position in its markets;

•	Enterprise’s size makes Enterprise susceptible to another economic downturn and management’s view that Independent’s greater resources provide the combined company greater resiliency;

•	that Independent’s breadth and depth of management will offer Enterprise greater expertise, an ability to offset staffing deficiencies and succession issues and greater bench strength;

•	that Independent’s extensive trust and wealth management platform will provide more scale to Enterprise’s trust and wealth operations and profitability;

•

Enterprise’s management’s view that the merger will allow for greater opportunities for Enterprise’s clients, customers, employees and other constituencies within the communities in which Enterprise operates, and that the potential synergies, reduced loan and deposit concentration levels allowing greater growth in most classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Enterprise on an independent basis;

•	the recommendation of Enterprise’s management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;

•

that upon consummation of the merger, the Independent board of directors will contain two current members of the Enterprise board of directors, and that the Enterprise directors not joining the Independent board of directors will join a transition advisory board of Independent for a period of two years to be able to share their views for the benefit of the Rockland Trust following the bank merger;

•

that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are conductive to consummation of the merger while being reasonably intended to preserve Enterprise’s business;

•

the likelihood that the merger will be completed based on, among other things, (i) Independent consummating the merger based on its history of completing other merger transactions, (ii) each party’s obligation to use its commercially reasonable efforts to obtain regulatory approvals as promptly as practicable and (iii) the limited closing conditions contained in the merger agreement, which enhances deal certainty;

•

Independent’s obligation to consummate the merger despite regulatory conditions unless such requirements represent a “materially burdensome regulatory condition” (as defined in the merger agreement) that has a material adverse effect on the surviving company and its subsidiaries, taken as a whole;

•	that the merger agreement provides Enterprise with the ability to seek specific performance by Independent of its obligations under the merger agreement, including to consummate the merger;

•

the stock consideration is a fixed exchange ratio of shares of Enterprise’s common stock to Independent’s common stock; as a result, Enterprise shareholders benefit from an increase in the trading price of Independent’s common stock (or a decrease in the trading price of Enterprise’s common stock) during the pendency of the merger; and

•

the ability of the Board to withdraw its recommendation that Enterprise shareholders vote to approve the merger agreement for a “superior proposal” or “company intervening event” (both as defined in the merger agreement), subject to the terms and conditions set forth in the merger agreement (including the payment of a termination fee).

The Enterprise transaction committee and the Enterprise board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:

•	the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of Enterprise or Independent;

•

the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the merger agreement or refuse to consummate the merger;

•	the approvals required by Enterprise shareholders to complete the merger;

•

the time, attention and effort required from Enterprise’s management and employees, and for Enterprise employee attrition, during the period prior to the completion of the merger and the potential effect on Enterprise’s and Independent’s respective business and relationships with customers, service providers and other stakeholders, whether or not the merger is completed;

•

the requirement that Enterprise conduct its business in the ordinary course and the other restrictions on the conduct of the Enterprise’s business prior to completion of the merger, which may delay or prevent Enterprise from undertaking business opportunities that may arise pending completion of the merger;

•	certain tax effects for cash payments paid to Enterprise officers, employees, or shareholders as a result of the merger;

•

the potential that certain provisions of the merger agreement prohibiting Enterprise from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee would have the effect of discouraging an alternative proposal;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of Enterprise and Independent;

•	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

•

the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Enterprise and Independent;

•

the minimal geographic overlap between Enterprise and Independent, which may limit the combined company’s ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;

•	the fact that Enterprise shareholders are not entitled to dissenters’ or appraisal rights under the merger agreement or Massachusetts law;

•

the stock consideration is a fixed exchange ratio of shares of Enterprise’s common stock to Independent’s common stock; as a result, Enterprise shareholders could be adversely affected by a decrease in the trading price of Independent’s common stock (or an increase in the trading price of Enterprise’s common stock) during the pendency of the merger; and

•	the interests that certain officers and directors of Enterprise have in the merger.

The foregoing discussion of information and factors considered by the Enterprise transaction committee and the Enterprise board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the Enterprise transaction committee and the Enterprise board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Enterprise transaction committee and the Enterprise board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.

The Enterprise board of directors collectively made its determinations and recommendations based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Enterprise and its shareholders.

Opinion of Enterprise’s Financial Advisor

Enterprise retained Piper Sandler to act as financial advisor to the Enterprise board of directors in connection with Enterprise’s consideration of a possible business combination. Enterprise selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the Enterprise board of directors in connection with the proposed merger. At the December 8, 2024 meeting at which the Enterprise board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Enterprise board of directors its oral opinion, which was subsequently confirmed in writing on December 8, 2024, to the effect that, as of such date, the merger consideration was fair to the holders of Enterprise’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Enterprise common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the Enterprise board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Enterprise as to how any such shareholder should vote at the Enterprise special meeting called to consider and vote upon the approval of the Enterprise merger proposal. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Enterprise common stock and did not address the underlying business decision of Enterprise to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Enterprise or the effect of any other transaction in which Enterprise might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Enterprise or Independent, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the merger agreement;

•	certain publicly available financial statements and other historical financial information of Enterprise and Enterprise Bank that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Independent and Rockland Trust that Piper Sandler deemed relevant;

•

certain internal financial projections for Enterprise for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Enterprise;

•

publicly available mean analyst earnings per share estimates for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 and December 31, 2026, as well as an estimated annual long-term earnings growth rate for Independent for the years ending December 31, 2027 and December 31, 2028 and estimated dividends per share for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Independent and its representatives;

•

the pro forma financial impact of the merger on Independent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as the offer and sale of certain amount of Independent’s subordinated debt prior to closing of the merger and estimated earnings for Enterprise for the quarter ending December 31, 2024 and the year ending December 31, 2024 with an estimated annual earnings growth rate for Enterprise for the years thereafter, as provided by the senior management of Independent and its representatives;

•

the publicly reported historical price and trading activity for Enterprise common stock and Independent common stock, including a comparison of certain stock trading information for Enterprise common stock, Independent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Enterprise and Independent with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Enterprise and its representatives the business, financial condition, results of operations and prospects of Enterprise and held similar discussions with certain members of the senior management of Independent and its representatives regarding the business, financial condition, results of operations and prospects of Independent.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Enterprise or Independent or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Enterprise and Independent that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Enterprise or Independent, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Enterprise or Independent. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of Enterprise or Independent, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Enterprise or Independent. Piper Sandler assumed, with Enterprise’s consent, that the respective allowances for credit losses for both Enterprise and Independent were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Enterprise for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Enterprise. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 and December 31, 2026, as well as an estimated annual long-term earnings growth rate for Independent for the years ending December 31, 2027 and December 31, 2028 and estimated dividends per share for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Independent and its representatives. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as the offer and sale of certain amount of Independent’s subordinated debt prior to closing of the merger and estimated earnings for Enterprise for the quarter ending December 31, 2024 and the year ending December 31, 2024 with an estimated annual earnings growth rate for Enterprise for the years thereafter, as provided by the senior management of Independent and its representatives. With respect to the foregoing information, the respective senior managements of Enterprise and Independent confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Enterprise and Independent, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Enterprise or Independent since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Enterprise and Independent would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Enterprise’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Enterprise, Independent, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Enterprise’s consent, Piper Sandler relied upon the advice that Enterprise received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Enterprise common stock or Independent common stock at any time or what the value of Independent common stock would be once it is actually received by the holders of Enterprise common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Enterprise board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Enterprise or Independent and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Enterprise and Independent and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Enterprise common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Enterprise, Independent, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Enterprise board of directors at its December 8, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Enterprise common stock or Independent common stock or the prices at which Enterprise or Independent common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Enterprise’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Enterprise board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Enterprise common stock issued and outstanding immediately prior to the effective time of the merger, except for (i) certain shares held as treasury stock or (ii) owned directly by Independent (other than, in the case of (ii), shares held in trust or custodial accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), shall be converted into the right to receive (i) $2.00 in cash, and (ii) 0.60 shares of Independent common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $562.3 million and an implied purchase price per share of $45.06 consisting of the implied value of 12,429,635 shares of Enterprise common stock and 136,615 stock options with a weighted average exercise price of $29.27 per share and based on the closing price of Independent common stock on December 6, 2024. Based upon financial information for Enterprise as of or for the last twelve months (“LTM”) ended September 30, 2024 and the closing price of Enterprise’s common stock on December 6, 2024, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / September 30, 2024 Tangible Book Value Per Share	155%
Transaction Price Per Share / LTM Earnings Per Share	15.5	x
Transaction Price Per Share / Estimated 2025 Earnings Per Share¹	12.4	x
Core Deposit Premium[2]	5.5%
Market Premium as of December 6, 2024	23.6%
Pay-to-Trade Ratio	100%

[1]	As provided and confirmed by Enterprise’s senior management
[2]	Core deposits defined as total deposits less time deposits with balances greater than $100,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Enterprise common stock and Independent common stock for the one-year and three-year periods ended December 6, 2024. Piper Sandler then compared the relationship between the movements in the price of Enterprise common stock and Independent common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Enterprise’s One-Year Stock Performance

	Beginning Value December 6, 2023	Ending Value December 6, 2024
Enterprise	100%	126.8%
Enterprise Peer Group	100%	132.9%
S&P 500 Index	100%	133.9%
NASDAQ Bank Index	100%	140.5%

Enterprise’s Three-Year Stock Performance

	Beginning Value December 6, 2021	Ending Value December 6, 2024
Enterprise	100%	92.2%
Enterprise Peer Group	100%	92.7%
S&P 500 Index	100%	132.6%
NASDAQ Bank Index	100%	97.7%

Independent’s One-Year Stock Performance

	Beginning Value December 6, 2023	Ending Value December 6, 2024
Independent	100%	120.0%
Independent Peer Group	100%	136.7%
S&P 500 Index	100%	133.9%
NASDAQ Bank Index	100%	140.5%

Independent’s Three-Year Stock Performance

	Beginning Value December 6, 2021	Ending Value December 6, 2024
Independent	100%	86.8%
Independent Peer Group	100%	111.0%
S&P 500 Index	100%	132.6%
NASDAQ Bank Index	100%	97.7%

Selected Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Enterprise with a group of financial institutions selected by Piper Sandler. The Enterprise peer group included major exchange-traded (NASDAQ, NYSE and NYSEAM) banks headquartered in the Northeast region, as defined by S&P Capital IQ Pro, with total assets between $2.0 billion and $15.0 billion, but excluded Northeast Bank due to non-traditional business model and targets of announced merger transactions (the “Enterprise Peer Group”). The Enterprise Peer Group consisted of the following companies:

Financials as of September 30, 2024			Balance Sheet			Capital Position					LTM Profitability				Valuation as of December 6, 2024
Company	State	Ticker	Assets ($M)	Loans / Deps. (%)	NPAs / Assets (%)	TCE / TA (%)	Lev. Ratio (%)	Total RBC Ratio (%)	Bank CRE / Total RBC (%)		ROAA (%)	ROAE (%)	NIM (%)	Effic. Ratio (%)	Price /			Div. Yield (%)	Mkt. Cap ($M)
															TBV (%)	LTM Core EPS (x)	2025E EPS (x)
Brookline Bancorp, Inc.	MA	BRKL	11,677	111.7	0.62	8.50	9.09	12.39	395	¹	0.65	6.2	3.07	64.5	117	14.0	11.7	4.3	1,124
Berkshire Hills Bancorp, Inc.	MA	BHLB	11,605	96.2	0.16	9.10	9.92	14.38	283		0.34	3.9	3.21	65.6	125	14.2	12.7	2.4	1,296
Washington Trust Bancorp, Inc.	RI	WASH	7,142	106.6	0.44	6.15	7.85	12.21	349		0.63	9.9	1.85	71.0	143	15.3	14.0	6.2	622
HarborOne Bancorp, Inc.	MA	HONE	5,776	107.6	0.49	9.17	9.79	12.87	372		0.20	2.0	2.29	77.3	110	26.7	15.0	2.5	540
Camden National Corporation	ME	CAC	5,745	90.0	0.12	7.69	9.84	14.85	234		0.82	9.4	2.41	63.4	156	13.2	11.6	3.6	679
NB Bancorp, Inc.	MA	NBBK	5,003	105.1	0.32	14.92	15.37	17.10	252		0.28	2.0	3.49	60.0	113	NM	14.5	0.0	840
Hingham Institution for Savings	MA	HIFS	4,450	158.1	0.04	9.48	9.77	13.97	601		0.53	5.6	0.95	69.2	145	NM	—	0.9	613
Bar Harbor Bankshares	ME	BHB	4,030	94.5	0.18	8.61	10.09	14.37	312		1.07	9.7	3.14	62.9	161	12.5	12.8	3.4	541
Bankwell Financial Group, Inc.	CT	BWFG	3,161	97.4	2.07	8.39	8.44	13.26	382		0.48	5.7	2.75	57.1	98	16.8	9.3	2.4	252
The First Bancorp, Inc.	ME	FNLC	3,143	85.4	0.08	7.26	8.53	13.11	226		0.88	10.8	2.27	57.0	140	11.9	—	5.0	316
Western New England Bancorp, Inc.	MA	WNEB	2,640	92.1	0.18	8.63	9.40	14.44	315		0.42	4.6	2.53	79.8	87	18.9	16.5	3.0	195

¹	Reflects holding company consolidated regulatory financial data as of September 30, 2024

Note: “NM” represents “Not Meaningful” denoting Price / LTM Core EPS multiple greater than 30.0x

The analysis compared publicly available financial information for Enterprise with corresponding data for the Enterprise Peer Group as of or for the last twelve months ended September 30, 2024 with pricing data as of December 6, 2024. The table below sets forth the data for Enterprise and the median, mean, low and high data for the Enterprise Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Enterprise’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Enterprise Selected Company Analysis

	Enterprise	Enterprise Peer Group Median	Enterprise Peer Group Mean	Enterprise Peer Group Low	Enterprise Peer Group High
Total Assets ($mm)	4,743	5,003	5,852	2,640	11,677
Loans / Deposits (%)	92.1	97.4	104.1	85.4	158.1
Non-Performing Assets / Total Assets (%)	0.55	0.18	0.43	0.04	2.07
Tangible Common Equity / Tangible Assets (%)	7.65	8.61	8.90	6.15	14.92
Tier 1 Leverage Ratio (%)	8.68	9.77	9.83	7.85	15.37
Total RBC Ratio (%)	13.07	13.97	13.90	12.21	17.10
CRE / Total RBC Ratio¹ (%)	380	315	338	226	601
LTM Return on Average Assets (%)	0.77	0.53	0.57	0.20	1.07
LTM Return on Average Equity (%)	10.9	5.7	6.3	2.0	10.8
LTM Net Interest Margin (%)	3.23	2.53	2.54	0.95	3.49
LTM Efficiency Ratio (%)	68.8	64.5	66.2	57.0	79.8
Price / Tangible Book Value Per Share (%)	125	125	127	87	161
Price / LTM Core Earnings Per Share² (x)	13.1	14.2	15.9	11.9	26.7
Price / Estimated 2025 Earnings Per Share (x)	—	12.8	13.1	9.3	16.5
Current Dividend Yield (%)	2.6	3.0	3.1	0.0	6.2
Market Capitalization ($mm)	447	613	638	195	1,296

[1]

Bank-level financial data used in the calculation for all institutions except Brookline Bancorp, Inc.; Holding company consolidated regulatory financial data used for Brookline Bancorp, Inc. as of September 30, 2024

[2]

Core Earnings Per Share (“EPS”) calculated as EPS before extraordinary items less income attributable to noncontrolling interests, gains on sales of securities, amortization of intangibles, goodwill or other non-recurring items, as defined by S&P Capital IQ Pro; NB Bancorp, Inc. multiple was shown as “Not Meaningful” due to initial mutual conversion offering on December 28, 2023

Note: Institutions were not shown pro forma for pending or recently closed acquisitions or divestitures

Piper Sandler used publicly available information to perform a similar analysis for Independent by comparing selected financial information for Independent with a group of financial institutions selected by Piper Sandler. The Independent peer group included major exchange-traded (NASDAQ, NYSE and NYSEAM) banks headquartered in the continental United States with total assets between $15.0 billion and $25.0 billion, but excluded Atlantic Union Bankshares Corporation, Renasant Corporation and WesBanco, Inc. due to pending material acquisitions and targets of announced merger transactions (the “Independent Peer Group”). The Independent Peer Group consisted of the following companies:

Financials as of September 30, 2024			Balance Sheet			Capital Position					LTM Profitability				Valuation as of December 6, 2024
Company	State	Ticker	Assets	Loans / Deps.	NPAs / Assets	TCE / TA	Lev. Ratio	Total RBC Ratio	Bank CRE / Total RBC		ROAA	ROAE	NIM	Effic. Ratio	Price /			Div. Yield	Mkt. Cap
															TBV	LTM Core EPS	2025E EPS
			($M)	(%)	(%)	(%)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)	(x)	(x)	(%)	($M)
Provident Financial Services, Inc.	NJ	PFS	24,043	102.3	0.41	7.68	8.31	12.97	458		0.53	4.6	3.15	55.9	152	13.9	9.7	4.7	2,709
Axos Financial, Inc.	NV	AX	23,569	97.9	0.75	9.67	9.78	15.29	342		2.14	22.0	4.82	44.7	204	11.1	11.5	0.0	4,616
Cathay General Bancorp	CA	CATY	23,274	97.1	0.78	10.71	10.82	14.87	281		1.23	10.4	3.09	51.2	150	12.5	12.3	2.7	3,662
Home Bancshares, Inc.	AR	HOMB	22,823	88.2	0.61	11.78	12.54	18.28	254		1.71	10.3	4.22	43.4	245	15.3	14.6	2.5	6,165
Customers Bancorp, Inc.	PA	CUBI	21,456	76.2	0.22	7.74	8.95	15.36	193		1.02	12.9	3.19	52.4	105	8.8	9.0	0.0	1,738
WSFS Financial Corporation	DE	WSFS	20,905	81.1	0.44	8.49	10.75	15.61	228		1.27	10.8	3.86	57.1	208	13.1	14.1	1.0	3,507
Merchants Bancorp	IN	MBIN	18,653	80.3	1.13	7.95	10.55	12.17	382		1.74	16.8	3.04	32.2	120	6.3	7.2	0.9	1,785
Trustmark Corporation	MS	TRMK	18,480	86.0	0.42	9.07	9.65	13.71	269		1.09	11.7	3.38	66.1	142	14.1	12.0	2.4	2,342
First Merchants Corporation	IN	FRME	18,348	88.0	0.35	8.76	9.79	13.18	160		0.98	8.1	3.16	56.4	162	12.8	12.2	3.2	2,526
First Financial Bancorp.	OH	FFBC	18,146	82.8	0.36	8.08	9.93	14.58	222		1.26	9.7	4.14	56.5	201	11.0	11.9	3.3	2,775
Pacific Premier Bancorp, Inc.	CA	PPBI	17,910	83.1	0.22	11.83	12.19	20.05	310		(0.06)	(0.4)	3.28	60.9	133	13.3	21.1	4.8	2,678
Hope Bancorp, Inc.	CA	HOPE	17,354	92.5	0.60	10.08	11.61	14.82	282		0.55	4.8	2.61	65.8	95	13.7	11.2	4.2	1,624
TowneBank	VA	TOWN	17,188	79.5	0.04	9.75	10.38	15.54	249		0.89	7.3	2.86	70.7	171	16.8	14.4	2.7	2,739
ServisFirst Bancshares, Inc.	AL	SFBS	16,449	93.9	0.24	9.47	9.54	12.77	308		1.27	13.9	2.72	39.4	334	24.4	18.8	1.3	5,191
Community Financial System, Inc.	NY	CBU	16,405	76.1	0.37	5.70	9.12	14.83	198		1.06	10.1	3.04	63.6	408	19.6	17.5	2.7	3,610
Banner Corporation	WA	BANR	16,189	82.9	0.25	8.96	10.91	14.92	258		1.05	10.1	3.75	61.9	183	14.8	15.3	2.6	2,593
Hilltop Holdings Inc.	TX	HTH	15,926	73.9	0.59	12.16	12.95	23.68	130	¹	0.73	5.4	2.91	86.4	109	19.5	20.4	2.2	2,068
International Bancshares Corporation	TX	IBOC	15,892	70.9	0.81	15.80	18.33	24.10	173	¹	2.62	16.0	4.78	34.3	181	11.2	—	1.8	4,475
CVB Financial Corp.	CA	CVBF	15,403	71.0	0.15	9.71	10.60	16.59	243		1.22	9.5	3.11	44.4	229	15.8	16.6	3.5	3,248
Seacoast Banking Corporation of Florida	FL	SBCF	15,168	83.4	0.58	9.65	11.15	16.18	241		0.79	5.5	3.24	60.4	185	17.6	18.8	2.4	2,544

The analysis compared publicly available financial information for Independent with corresponding data for the Independent Peer Group as of or for the last twelve months ended September 30, 2024 with pricing data as of December 6, 2024. The table below sets forth the data for Independent and the median, mean, low and high data for the Independent Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Independent’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Independent Selected Company Analysis

	Independent	Independent Peer Group Median	Independent Peer Group Mean	Independent Peer Group Low	Independent Peer Group High
Total Assets ($mm)	19,408	18,028	18,679	15,168	24,043
Loans / Deposits (%)	93.0	83.0	84.3	70.9	102.3
Non-Performing Assets / Total Assets (%)	0.54	0.42	0.47	0.04	1.13
Tangible Common Equity / Tangible Assets (%)	10.75	9.56	9.65	5.70	15.80
Tier 1 Leverage Ratio (%)	11.22	10.58	10.89	8.31	18.33
Total RBC Ratio (%)	15.95	15.11	15.98	12.17	24.10
CRE / Total RBC Ratio¹ (%)	307	251	259	130	458
LTM Return on Average Assets (%)	1.02	1.07	1.15	(0.06)	2.62
LTM Return on Average Equity (%)	6.7	10.1	10.0	(0.4)	22.0
LTM Net Interest Margin (%)	3.29	3.17	3.42	2.61	4.82
LTM Efficiency Ratio (%)	56.8	56.4	55.2	32.2	86.4
Price / Tangible Book Value Per Share (%)	154	176	186	95	408
Price / LTM Core Earnings Per Share² (x)	15.3	13.8	14.3	6.3	24.4
Price / Estimated 2025 Earnings Per Share (x)	13.9	14.1	14.1	7.2	21.1
Current Dividend Yield (%)	3.2	2.6	2.4	0.0	4.8
Market Capitalization ($mm)	3,050	2,724	3,130	1,624	6,165

[1]

Bank-level financial data used in the calculation for all institutions except Hilltop Holdings Inc. and International Bancshares Corporation; Holding company consolidated regulatory financial data used for Hilltop Holdings Inc. and International Bancshares Corporation as of September 30, 2024

[2]

Core EPS calculated as EPS before extraordinary items less income attributable to noncontrolling interests, gains on sales of securities, amortization of intangibles, goodwill or other non-recurring items, as defined by S&P Capital IQ Pro

Analysis of Selected Transactions.

Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of merger and acquisition transactions nationwide involving bank or thrift targets announced between January 1, 2023 and December 6, 2024 with target total assets between $2.0 billion and $10.0 billion at announcement, but excluded transactions with undisclosed deal values, private investors, private equity buyers, Banc of California, Inc.’s acquisition of PacWest Bancorp and mergers-of-equal transactions (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

					Transaction Information						Target Information
						Price/		Pay- To- Trade (%)	Core Deposit Prem (%)	1-Day Market Prem (%)					LTM Effic. Ratio (%)
Acquiror	St	Target	St	Annc. Date	Deal Value ($M)	LTM EPS (x)	TBV (%)				Total Assets ($M)	TCE/ TA (%)	LTM ROAA (%)	LTM ROAE (%)		NPAs/ Assets (%)
EverBank Financial Corp	FL	Sterling Bank & Trust FSB	MI	09/16/24	261.0	31.8	82	—	(4.1)	(13.3)	2,374	13.4	0.34	2.6	94.8	0.47
NBT Bancorp Inc.	NY	Evans Bancorp, Inc.	NY	09/09/24	236.2	12.2	132	65	3.7	18.3	2,257	7.8	0.88	11.4	79.9	1.31
ConnectOne Bancorp, Inc.	NJ	The First of Long Island Corporation	NY	09/05/24	280.8	12.7	74	73	(3.1)	(0.8)	4,209	8.9	0.52	6.0	70.5	0.06
First Busey Corporation	IL	CrossFirst Bankshares, Inc.	KS	08/27/24	925.5	12.9	130	81	4.0	(0.3)	7,639	9.1	0.98	10.4	55.4	0.19
Renasant Corporation	MS	The First Bancshares, Inc.	MS	07/29/24	1,176.9	15.5	184	122	9.2	20.4	7,966	8.3	0.95	8.1	57.0	0.25
WesBanco, Inc.	WV	Premier Financial Corp.	OH	07/26/24	959.0	12.1	142	88	4.6	4.6	8,779	7.9	0.92	8.3	59.1	0.74
United Bankshares, Inc.	WV	Piedmont Bancorp, Inc.	GA	05/10/24	270.1	9.8	155	97	8.4	—	2,080	9.8	1.43	13.6	51.1	0.00
Hope Bancorp, Inc.	CA	Territorial Bancorp Inc.	HI	04/29/24	79.4	15.5	31	39	(14.2)	24.8	2,237	11.2	0.23	2.0	84.8	0.10
Wintrust Financial Corporation	IL	Macatawa Bank Corporation	MI	04/15/24	512.4	12.4	174	127	17.1	54.9	2,615	11.2	1.53	15.0	50.6	0.00
Old National Bancorp	IN	CapStar Financial Holdings, Inc.	TN	10/26/23	319.1	9.8	106	77	0.7	3.1	3,265	9.3	1.06	9.6	61.1	0.20
Eastern Bankshares, Inc.	MA	Cambridge Bancorp	MA	09/19/23	527.1	11.1	114	90	1.7	33.1	5,490	8.4	0.84	9.1	59.8	0.13
Atlantic Union Bankshares Corporation	VA	American National Bankshares Inc.	VA	07/25/23	444.0	13.2	185	105	8.4	32.2	3,113	7.9	1.09	10.3	58.1	0.04

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, pay-to-trade ratio, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Independent/ Enterprise	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	15.5	12.5	14.1	9.8	31.8
Transaction Price / Tangible Book Value Per Share (%)	155	131	126	31	185
Pay-to-Trade (%)	100	88	88	39	127
Tangible Book Value Premium to Core Deposits (%)	5.5	3.8	3.0	(14.2)	17.1
1-Day Market Premium (%)	23.6	18.3	16.1	(13.3)	54.9

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Enterprise common stock assuming Enterprise performed in accordance with certain internal financial projections for Enterprise for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Enterprise. To approximate the terminal value of a share of Enterprise common stock at December 6, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2028 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Enterprise common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Enterprise common stock of $39.97 to $65.74 when applying multiples of earnings and $29.97 to $50.24 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
10.0%	$46.29	$50.18	$54.07	$57.96	$61.85	$65.74
11.0%	$44.60	$48.34	$52.09	$55.83	$59.57	$63.32
12.0%	$42.98	$46.59	$50.19	$53.79	$57.40	$61.00
13.0%	$41.44	$44.91	$48.38	$51.85	$55.32	$58.79
14.0%	$39.97	$43.31	$46.65	$50.00	$53.34	$56.68

Tangible Book Value Per Share Multiples

Discount Rate	100%	110%	120%	130%	140%	150%
10.0%	$34.66	$37.77	$40.89	$44.01	$47.12	$50.24
11.0%	$33.40	$36.40	$39.40	$42.40	$45.40	$48.39
12.0%	$32.21	$35.09	$37.98	$40.86	$43.75	$46.64
13.0%	$31.06	$33.84	$36.62	$39.40	$42.18	$44.96
14.0%	$29.97	$32.65	$35.33	$38.00	$40.68	$43.36

Piper Sandler also considered and discussed with the Enterprise board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to Enterprise’s earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Enterprise’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Enterprise’s common stock, applying the price to 2028 earnings multiples range of 11.0x to 14.0x referred to above and a discount rate of 11.18%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(20.0%)	$36.12	$39.10	$42.07	$45.05	$48.02	$51.00
(10.0%)	$40.21	$43.56	$46.91	$50.25	$53.60	$56.94
0.0%	$44.30	$48.02	$51.74	$55.46	$59.17	$62.89
10.0%	$48.39	$52.48	$56.57	$60.66	$64.75	$68.84
20.0%	$52.48	$56.94	$61.41	$65.87	$70.33	$74.79

Piper Sandler also performed an analysis that estimated the net present value per share of Independent common stock, assuming Independent performed in accordance with publicly available mean analyst earnings per share estimates for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 and December 31, 2026, as well as an estimated annual long-term earnings growth rate for Independent for the years ending December 31, 2027 and December 31, 2028 and estimated dividends per share for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Independent and its representatives. To approximate the terminal value of a share of Independent common stock at December 6, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2028 tangible book value ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Independent common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Independent common stock of $58.21 to $92.16 when applying multiples of earnings and $61.91 to $94.48 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
8.0%	$67.40	$72.35	$77.30	$82.26	$87.21	$92.16
9.0%	$64.94	$69.70	$74.46	$79.22	$83.99	$88.75
10.0%	$62.59	$67.17	$71.75	$76.33	$80.91	$85.49
11.0%	$60.35	$64.75	$69.16	$73.57	$77.98	$82.39
12.0%	$58.21	$62.45	$66.69	$70.94	$75.18	$79.42

Tangible Book Value Per Share Multiples

Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$71.72	$76.27	$80.82	$85.38	$89.93	$94.48
9.0%	$69.09	$73.47	$77.84	$82.22	$86.60	$90.98
10.0%	$66.58	$70.79	$75.00	$79.22	$83.43	$87.64
11.0%	$64.19	$68.24	$72.29	$76.35	$80.40	$84.45
12.0%	$61.91	$65.81	$69.71	$73.61	$77.51	$81.41

Piper Sandler also considered and discussed with the Enterprise board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to Independent’s earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Independent’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Independent common stock, applying the price to 2028 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 10.14%.

Earnings Per Share Multiples

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$51.34	$54.99	$58.63	$62.28	$65.92	$69.57
(10.0%)	$56.81	$60.91	$65.01	$69.11	$73.22	$77.32
0.0%	$62.28	$66.84	$71.39	$75.95	$80.51	$85.06
10.0%	$67.75	$72.76	$77.77	$82.79	$87.80	$92.81
20.0%	$73.22	$78.68	$84.15	$89.62	$95.09	$100.56

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on Independent assuming the transaction closes on September 30, 2025. Piper Sandler utilized the following information and assumptions: (a) estimated earnings for Enterprise for the quarter ending December 31, 2024 and the year ending December 31, 2024 with an estimated annual earnings growth rate for Enterprise for the years thereafter, as provided by the senior management of Independent and its representatives, (b) publicly available mean analyst earnings per share estimates for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 and December 31, 2026, as well as an estimated annual long-term earnings growth rate for Independent for the years ending December 31, 2027 and December 31, 2028 and estimated dividends per share for Independent for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Independent and its representatives, and (c) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as the offer and sale of certain amount of Independent’s subordinated debt prior to closing of the merger, as provided by the senior management of Independent and its representatives. The analysis indicated that the transaction could be accretive to Independent’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2025 through December 31, 2027 and dilutive to Independent’s estimated tangible book value per share at close and in the years ending December 31, 2025 through December 31, 2027.

In connection with this analysis, Piper Sandler considered and discussed with the Enterprise board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Enterprise’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.15% of the aggregate transaction value, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was estimated to be approximately $6.5 million. Piper Sandler also received a $500,000 fee from Enterprise upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. Enterprise has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Enterprise in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Independent in the two years preceding the date of its opinion, in either case for which it received any form of compensation. In connection with the merger, Independent may offer and sell a certain amount of subordinated debt and, with Enterprise’s prior knowledge and written consent, Piper Sandler may act as joint bookrunning manager for Independent, for which Piper Sandler would receive customary underwriting fees and reimbursement of out-of-pocket expenses incurred in connection therewith. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Enterprise, Independent and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Enterprise, Independent and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Certain Unaudited Prospective Financial Information

Enterprise does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in its regular earnings press releases and other investor materials.

However, Enterprise is including in this proxy statement/prospectus certain unaudited prospective financial information for Independent and Enterprise that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing holders of Enterprise common stock access to certain information made available to Enterprise and its boards of directors and financial advisor.

Enterprise does not endorse the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Independent and Enterprise operate and the risks and uncertainties described under the sections entitled “Risk Factors” beginning on page 24 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 in this proxy statement/prospectus and in the respective reports each of Independent and Enterprise has filed or files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Independent and Enterprise and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of Independent or Enterprise could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Enterprise or its board of directors or financial advisor considered, or now consider, this prospective financial information to be material information to any holders of Enterprise common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Independent or Enterprise of the merger, and does not attempt to predict or suggest actual future results of the surviving corporation or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger (except as expressly set forth in the section below entitled “– Certain Estimated Synergies Attributable to the Mergers”), the effect on Independent or Enterprise of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation would operate after the merger.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for the publicly available mean analyst consensus earnings per share estimates for Independent) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.

Consensus “Street Estimates” and Assumptions for Independent used by Enterprise

The following table presents certain unaudited financial information for Independent based on (i) publicly available mean analyst consensus “street estimates” for Independent’s earnings per share for the fiscal quarter ended December 31, 2024 and the fiscal years ending December 31, 2025 and December 31, 2026, (ii) estimated dividends per share for Independent the fiscal quarter ended December 31, 2024 and the fiscal years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Independent and its representatives, and (iii) assuming 5% annual earnings growth for Independent for the years ending December 31, 2027 and December 31, 2028, as provided by the senior management of Independent and its representatives (collectively, the “Independent financial projections”):

Fiscal Year Ended December 31, ($ in thousands, except per share data)	Q42024E	2025E	2026E	2027E	2028E
Earnings Per Share	$1.17	$5.17	$6.23	$6.54	$6.87
Dividends Per Share	$0.57	$2.28	$2.28	$2.28	$2.28
Tangible Book Value Per Share	$47.20	$50.21	$54.22	$58.53	$63.15

The Independent financial projections used by Enterprise were provided by the senior management of Independent and its representatives, approved by Enterprise for Piper Sandler’s use and reliance, and were used by Piper Sandler at the direction of Enterprise management, in the financial analyses performed in connection with Piper Sandler’s opinion as described in the section entitled “The Merger – Opinion of Enterprise’s Financial Advisor” beginning on page 57.

Certain Projections for Enterprise used by Enterprise

The following table presents certain internal unaudited financial projections for Enterprise’s net income, earnings per share, dividends per share and tangible book value per share for the fiscal quarter ended December 31, 2024 and the fiscal years ending December 31, 2025 and December 31, 2028 (the “Enterprise financial projections”):

Fiscal Year Ended December 31, ($ in thousands, except per share data)	Q42024E	2025E	2026E	2027E	2028E
Net income	$10,824	$45,429	$56,436	$66,993	$75,246
Earnings Per Share	$0.87	$3.63	$4.46	$5.24	$5.83
Dividends Per Share	$0.24	$1.00	$1.04	$1.08	$1.12
Tangible Book Value Per Share	$28.34	$31.90	$36.20	$41.21	$46.72

The Enterprise financial projections used by Enterprise were provided by senior management of Enterprise, were approved by Enterprise board of directors for Piper Sandler’s use and reliance, and were used by Piper Sandler at the direction of Enterprise management, in the financial analyses performed in connection with Piper Sandler’s opinion as described in the section entitled “The Merger – Opinion of Enterprise’s Financial Advisor” beginning on page 57.

Certain Assumptions provided by Independent and its Representatives for Piper Sandler’s Pro Forma Analysis

For purposes of Piper Sandler’s pro forma analysis, the senior management of Independent and its representatives directed Piper Sandler to use and rely on the following information and assumptions: (i) net income available to shareholders of Enterprise for the quarter ending December 31, 2024 equal to $9.4 million and for the year ending December 31, 2024 equal to $37.3 million; (ii) estimated long-term annual growth rates of 15% for Enterprise’s net income available to shareholders and 5% for Enterprise’s total assets for the year ending December 31, 2025 through 2028; and (iii) publicly available “street” analyst consensus long-term annual growth rates for Independent’s net income available to shareholders and Independent’s total assets for the years ending December 31, 2025 and 2026, and annual growth rates of 5% for Independent’s net income to shareholders for the years ending December 31, 2027 and 2028.

Certain Estimated Synergies Attributable to the Mergers

The management of Enterprise developed certain prospective financial information relating to the anticipated cost savings to be realized by the surviving corporation beginning in 2025, and provided such information to Piper Sandler, for such financial advisor’s use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Merger – Opinion of Enterprise’s Financial Advisor” beginning on page 57, and presentation of such information, analyses and opinion to the Enterprise board of directors.

The estimated cost synergies consisted of 30% of Enterprise’s annual operating expense, phased in approximately 50% in 2025 and 100% thereafter. The total after-tax restructuring charge in connection with the merger was estimated to be $48.0 million. The cost synergies assumed a hypothetical September 30, 2025 closing date for the merger. See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 and “Risk Factors” beginning on page 24 for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

General

The stand-alone prospective financial information for Independent and Enterprise was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the surviving corporation will achieve if the merger is completed and is not intended to represent forecasted financial information for the surviving corporation if the merger are completed.

By including in this proxy statement/prospectus a summary of the prospective financial information, neither Enterprise nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Independent or Enterprise compared to the information contained in the prospective financial information. Neither Enterprise, nor, after completion of the merger, the surviving corporation, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Enterprise or its advisors or other representatives has made, makes or is authorized in the future to make any representation to any Enterprise shareholder or other person regarding Enterprise’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by Enterprise and its board of directors and financial advisor in connection with the merger.

In light of the foregoing, and considering that the Enterprise special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Enterprise are cautioned not to place unwarranted reliance on such information, and are urged to review Enterprise’s financial statements incorporated by reference in this proxy statement/prospectus and its most recent earnings release posted on its website at https://enterprisebancorp.q4ir.com/news-releases/. See the section entitled “Where You Can Find More Information” beginning on page 129. The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any holder of Enterprise common stock to vote in favor of the Enterprise merger proposal or any of the other proposals to be voted on at the Enterprise special meeting.

Interests of Enterprise’s Executive Officers and Directors in the Merger

In considering the recommendations of the Enterprise board of directors, Enterprise shareholders should be aware that some of Enterprise’s executive officers and directors have interests in the merger, which may be considered to be different from, or in addition to, the interests of the Enterprise shareholders generally. These interests are described below. The Enterprise board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Enterprise shareholders vote “FOR” the Enterprise merger proposal.

Enterprise Employment Agreements

Enterprise is party to employment agreements with the following executive officers: George L. Duncan, Steven R. Larochelle and Richard W. Main. Mr. Larochelle’s employment agreement was amended in December 2024 and the benefits to which he is entitled are discussed below in “—Amended Employment Agreement with Steven R. Larochelle.” Enterprise is also party to a transition services agreement with Mr. John P. Clancy, Jr., which terminated his employment agreement but provided that certain provisions of his employment agreement survive.

Without a change in control, Messrs. Duncan and Main are entitled to certain defined severance benefits if they are terminated by Enterprise without cause, as cause is defined in their employment agreements. In the event of termination (without cause and without a change in control), Messrs. Duncan and Main would be entitled to receive compensation equal to the sum of: (a) the executive’s accrued obligations, as defined in their respective employment agreements, (b) certain additional benefits, as defined in their respective employment agreements, plus (c) 3.0 times the executive’s highest annual compensation, as defined in their respective employment agreements as the sum of (i) the highest per annum rate of base salary paid by Enterprise to such executive at any time prior to the date of termination and (ii) the highest annual cash performance bonus or other annual cash incentive compensation paid by Enterprise to such executive, including all such cash amounts paid to such executive individually and as part of an employee or executive compensation group with respect to any single fiscal year of employment during the period commencing April 1, 2004 and ending on such date of termination.

Messrs. Clancy, Duncan and Main are also entitled to the severance benefits discussed above if their employment has been terminated (a) pursuant to the executive’s death or disability, as defined in their employment agreements, or voluntary termination, as defined in their employment agreements, at any time during the thirty-six (36) month period prior to a change in control event, (b) pursuant to the executive’s death or disability, as defined in their employment agreements, during the period beginning on the date of a change in control event and ending on the date two (2) years after the change in control event, or (c) pursuant to the executive’s voluntary termination, as defined in their employment agreements, or retirement during the period beginning on the date of a change in control event and ending on the date one (1) year after the change in control event. In addition, each executive would be entitled to receive a lump sum equal to 18 months of continued health coverage.

If the executives are employed by Independent following the completion of the merger, they would not be entitled to severance benefits under their employment agreements with Enterprise solely as a result of the merger. As of the date of this proxy statement/prospectus, Mr. Larochelle has amended his employment agreement to provide for the severance benefits described in the section entitled “—Amended Employment Agreement with Steven R. Larochelle.”

For an estimate of the amounts that would be payable to each of Enterprise’s named executive officers under their respective agreements with Enterprise upon a change in control, see the section entitled “Merger-Quantification of Potential Payments and Benefits to Enterprise’s Named Executive Officers in Connection with the Merger.”

Enterprise Change in Control/Noncompetition Agreements

Enterprise is party to change in control/noncompetition agreements with the following executive officers: Brian Bullock, Joseph R. Lussier and Stephen J. Irish.

Upon termination of employment for any reason, whether or not such termination is initiated by Enterprise, within two (2) years after the date on which a change in control has occurred, each of Messrs. Bullock, Lussier and Irish would be entitled to receive compensation equal to the sum of: (a) an aggregate amount equal to 1.5 times such executive’s highest annual compensation at any time during the three-year period prior to the date of termination which is composed of such executive’s highest per annum rate of base salary, the highest amount of commission or other compensation paid, and the highest annual incentive compensation or other bonus amount paid, (b) any base salary accrued or earned but not yet paid, (c) reimbursement for business expenses for such executive would ordinarily be reimbursed by Enterprise in the ordinary course of business, (d) payment of the per diem value of any unused vacation days, and (e) any other compensation and benefits as may be provided in accordance with the terms of any applicable plans, programs, policies, procedures or practices of Enterprise. In addition, each executive would be entitled to receive a lump sum equal to 18 months of continued health coverage.

For an estimate of the amounts that would be payable to each of Enterprise’s named executive officers under their respective change in control/noncompetition agreements with Enterprise upon a change in control, see the section entitled “Merger-Quantification of Potential Payments and Benefits to Enterprise’s Named Executive Officers in Connection with the Merger.”

Amended Employment Agreement with Steven R. Larochelle

Steven R. Larochelle, the Company’s Chief Executive Officer, is a party to an Employment Agreement, dated June 5, 2024 with Enterprise, as amended by that certain Amendment No. 1 to Employment Agreement dated December 8, 2024, which we refer to as the amended Larochelle employment agreement.

The amended Larochelle employment agreement becomes effective upon completion of the proposed merger and provides, among other things, that Section 4.1 of Mr. Larochelle’s employment agreement relating to events of termination be deleted and replaced with a new Section 4.1 that provides the following benefits be paid to Mr. Larochelle upon his termination of employment following completion of the proposed merger with Independent (subject to bank regulatory limitations): (a) earned and accrued but previously unpaid base salary through the date of termination; (b) payment for any vacation days accrued but unused through the date of termination, including all unused unaccrued vacation days through the year in which the termination occurs days; (c) reimbursement of any outstanding expenses incurred prior to the date of termination; (d) any bonus actually awarded or earned for a prior year or current year, but not yet paid as of the date of termination; (e) any vested benefits under any employee benefit plans, together with any other non-severance related compensation and benefits; and (f) a one-time lump sum payment in an amount equal to $2,782,974.96, subject to adjustment, payable within thirty (30) days following Mr. Larochelle’s termination of employment, subject to Mr. Larochelle’s timely execution and non-revocation of a release of claims. In addition, the amended Larochelle employment agreement provides that Mr. Larochelle will abide by certain non-competition restrictive covenants for the term of his employment and a period of twenty-four (24) months after the termination of his employment for any reason. The foregoing description of the amendment does not purport to be complete and are qualified in their entirety by the amendment and restrictive covenant agreement, which are attached as Exhibit 10.1 to Enterprise’s Current Report on Form 8-K filed with the SEC on December 12, 2024.

Transition and Consulting Agreement for Steven R. Larochelle

In connection with the execution of the Amendment, Mr. Larochelle also entered into a Transition and Consulting Agreement with Independent’s wholly-owned banking subsidiary, Rockland Trust, to be effective as of the effective time merger, which we refer to as the Larochelle consulting agreement. The Larochelle consulting agreement provides that Mr. Larochelle will resign from all roles and positions of Enterprise and the Bank effective as of the effective time of the merger, at which time he will receive the severance payment described above. The Larochelle consulting agreement further provides that for the one-year period beginning on the effective time of the merger and ending on the first anniversary thereof, Mr. Larochelle will provide certain consulting services to Rockland Trust, including, but not limited to, (i) strategic advice and counsel to Rockland Trust’s Chief Executive Officer regarding all aspects of Enterprise’s business and (ii) support and advance the interests of Rockland Trust with employees, customers and communities the combined institution will serve. Mr. Larochelle will not be required to perform such services for more than fifteen (15) hours per week, for which he will receive a consulting fee of $150,000, payable in equal monthly installments during the term of the Larochelle consulting agreement. The receipt of such remuneration will be subject to the timely execution and non-revocation of a release of claims. The Larochelle consulting agreement also provides that Mr. Larochelle will abide by certain non-competition and non-solicitation covenants for a period of twenty-four (24) months following the effective time of the merger.

Treatment of Enterprise Restricted Stock Awards and Stock Options

The merger agreement provides that at the effective time, any outstanding Enterprise restricted stock awards will fully vest and will be cancelled and converted into the right to receive the same per share merger consideration. Accordingly, Enterprise restricted stock awards will be treated as if they are shares of Enterprise common stock in the merger. The Enterprise directors and executive officers collectively own 93,181 Enterprise restricted stock awards as of January 3, 2025. Based on (i) the exchange ratio of 0.60 shares of Independent common stock for each share of Enterprise common stock plus $2.00 in cash for each share of Enterprise common stock and (ii) relevant price per share of the Independent common stock of $64.60, the volume-weighted average trading price of a share of Independent common stock for the five full trading days ending on the day immediately preceding January 3, 2025, as required by Item 402(t), the aggregate implied value of the Enterprise restricted stock awards held by Enterprise directors and executive officers is $3,798,086.

The merger agreement also provides that at the effective time, each option to purchase shares of Enterprise common stock, whether vested or unvested, that is then-outstanding and which has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date (as defined in the merger agreement), the holder thereof shall be entitled to receive from Enterprise cash in an amount equal to the product of (i) the number of shares of Enterprise common stock provided for in each such Enterprise stock option and (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined in the merger agreement) over (y) the exercise price of such Enterprise stock option. Any Enterprise stock option for which the exercise price exceeds the per share cash equivalent consideration shall be cancelled as of the effective time of the merger without payment.

Indemnification and Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, Independent will indemnify and hold harmless each of the present and former directors or officers of Enterprise and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the effective time or not yet paid or accrued prior to the effective time, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Enterprise or any of its subsidiaries or is or was serving at the request of Enterprise or any of its subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Enterprise or any of its subsidiaries, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of the merger agreement or any of the transactions it contemplates, to the full extent to which such indemnified parties would be entitled to have the right to be indemnified under the articles of organization or bylaws of Enterprise or its applicable subsidiary as in effect on the date of the merger agreement as though such articles of organization and bylaws continue to remain in effect after the effective time and as permitted by applicable law. Under the terms of the merger agreement, Independent has also agreed to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified party to the full extent as would have been permitted by Enterprise or its subsidiaries under Enterprise’s or such subsidiaries’ articles of organization or bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with Enterprise’s or such subsidiaries’ articles of organization or bylaws. Independent’s obligations as successor in interest to Enterprise shall continue as required under the articles of organization and bylaws of Enterprise.

In addition, the merger agreement further provides that Enterprise will (or if Enterprise is unable to, Independent will) obtain and fully pay the premium for the extension of Enterprise’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the effective time with terms, conditions, retentions, and limits of liability that are at least as favorable to the indemnified parties as Enterprise’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Enterprise or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time.

Voting Agreements

On December 8, 2024, in connection with the execution of the merger agreement, Enterprise and Independent entered into voting agreements with all Enterprise directors and executive officers with voting power, who in the aggregate have the power to vote approximately 20.33% of the outstanding shares of Enterprise common stock as of the close of business on the record date for the Enterprise special meeting. The voting agreements provide that, subject to the terms and conditions thereof, each of the Enterprise directors and executive officers, solely in their capacity as shareholders of Enterprise, will vote the shares of Enterprise common stock she or he owns in favor of the adoption and approval of the merger agreement.

Appointments to Independent’s Board of Directors; Transition Advisory Board

The merger agreement further provides that Independent will take all actions necessary so that two directors of Enterprise will be appointed to the boards of directors of Independent and Rockland Trust effective as of the effective time of the merger. The two Enterprise directors, who will be selected by Independent after consultation with Enterprise after the date of the merger agreement but prior to the effective time, will be independent of Independent in accordance with Nasdaq standards. As of the date of this proxy statement/prospectus, Independent has not selected any of the two Enterprise directors.

In addition, the merger agreement provides that, on the closing date of the merger, Independent will invite all directors of Enterprise immediately prior to the effective time of the merger (other than the two Enterprise directors who will be selected by Independent to be appointed to the boards of directors of Independent and Rockland Trust) to become members of a transition advisory board of Independent and will cause all such individuals who accept such invitation to be elected or appointed as members of the transition advisory board. Such members will serve on the transition advisory board until the second (2nd) anniversary of the closing date of the merger or until their respective earlier death or resignation, during which period such members will each receive compensation from Independent.

Quantification of Potential Payments and Benefits to Enterprise’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires the disclosure of certain information about specific types of compensation for each of Enterprise’s named executive officers that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Enterprise’s Executive Officers and Directors in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of the Independent common stock is $64.60 which is the volume-weighted average trading price of a share of Independent common stock for the five full trading days ending on the day immediately preceding the assumed date of the effective time (January 3, 2025);

•	The “effective time” as referenced in this section occurs on January 3, 2025, which is the assumed date of the effective time solely for purposes of the disclosure in this section;

•	the Enterprise named executive officer’s annual base salary and annual target bonus remain unchanged from those in effect as of the date of this proxy statement/prospectus;

•	the equity awards that are outstanding as of the date of this proxy statement/prospectus remain unchanged; and

•

Independent will (or will cause) the employment of each of Enterprise’s named executive officers to be terminated without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the applicable agreements), in either case immediately following the merger.

The amounts in the tables below do not include amounts that Enterprise’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus and the actual value of the amounts paid could be more or less than such estimated values listed in the tables below and do not reflect any possible reductions under the Code Section 280G “net-better” cutback provision included in any employment agreement. In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger, and do not reflect any Enterprise equity or other incentive awards that are expected to vest in accordance with their terms prior to the completion of the merger.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(5)	Equity ($)(6)(7)	Non-Qualified Deferred Compensation ($)(8)	Perquisites/ Benefits ($)(9)	Total ($)
John P. Clancy, Jr.(1)	$2,940,502	$227,469	$0	$0	$3,167,971
George L. Duncan	$2,064,609	$632,051	$0	$42,079	$2,738,739
Steven R. Larochelle(2)	$2,782,975	$704,507	$0	$56,270	$3,543,752
Stephen J. Irish(3)	$894,896	$118,571	$0	$0	$1,013,467
Joseph R. Lussier	$766,037	$165,106	$49,901	$63,824	$1,044,869
Brian H. Bullock(4)	$826,713	$185,669	$0	$49,570	$1,061,951

(1)	Mr. Clancy retired, effective September 30, 2024, but continues to be a named executive officer of Enterprise as of January 3, 2025.

(2)	Mr. Larochelle was named Chief Executive Officer in June 2024 and, by virtue of being the principal executive officer of Enterprise, became a named executive officer of Enterprise at that time.
(3)	Mr. Irish transitioned from Chief Operating Officer to Technology and Operations Advisor in October 2024, but continues to be a named executive officer of Enterprise as of January 3, 2025.
(4)	Mr. Bullock was named Chief Commercial Lending Officer on March 30, 2009 and became a named executive officer of Enterprise effective as of December 31, 2024.
(5)

With respect to Messrs. Clancy and Duncan, amounts represent the cash severance benefit, payable in a single lump sum, equal to three (3) times such executive’s highest per annum rate of base salary and highest annual cash performance bonus or other annual cash incentive compensation paid to such executive during the term of his employment with respect to any single fiscal year since April 1, 2004. With respect to Mr. Larochelle, amount represents the cash severance benefit, payable in a single lump sum, pursuant to the amended Larochelle employment agreement, as discussed in the section titled “Interests of Enterprise’s Officers and Directors in the Merger—Amended Employment Agreement with Steven R. Larochelle,” above. With respect to Messrs. Bullock, Irish and Lussier, amounts represent the cash severance benefits, payable in a single lump sum, equal to the sum of 1.5 times such executive’s highest annual compensation at any time during the three-year period prior to the date of termination which is composed of such executive’s highest per annum rate of base salary, the highest amount of commission or other compensation paid, and the highest annual incentive compensation or other bonus amount paid. The payments with respect to Messrs. Bullock, Irish, Larochelle, and Lussier are double-trigger, as they will only be payable in the event of a qualifying termination within one year prior to or two years following the effective time of the merger. The payments with respect to Messrs. Clancy and Duncan are single-trigger, as they will be payable in the event of any qualifying termination. Payment of such cash severance is conditioned upon the executive executing a general waiver and release. For more details regarding these cash severance payments in connection with the merger, see section titled “Interests of Enterprise’s Executive Officers and Directors in the Merger” above. For Mr. Lussier, the cash benefit also reflects a one-time $50,000 cash bonus which is payable to Mr. Lussier within 30 days following the closing. The payments cash transaction bonus to Mr. Lussier is single-trigger, as it will be payable following the closing pursuant to the terms of the applicable transaction bonus agreement and without regard to termination of employment.

(6)

Upon the closing, each outstanding and unvested Enterprise restricted stock award held by the named executive officers will accelerate and will entitle the named executive officers to the same merger consideration that all other shares of Enterprise common stock are entitled to receive in the merger. The value of each outstanding and unvested Enterprise restricted stock award held by the named executive officers as of such assumed effective time is calculated based on (i) the exchange ratio of 0.60 shares of Independent common stock for each share of Enterprise common stock plus $2.00 in cash for each share of Enterprise common stock, and (ii) an assumed price per share of Independent common stock of $64.60 which is the volume-weighted average trading price of a share of Independent common stock for the five full trading days ending on the day immediately preceding January 3, 2025. With respect to Mr. Irish, amount does not reflect 1,608 Enterprise restricted stock awards that are expected to be forfeited by Mr. Irish upon his anticipated retirement in March 2025. The estimated payments in respect of the outstanding and unvested Enterprise restricted stock awards are “single-trigger” benefits in that their vesting will accelerate and they will be converted into merger consideration at the effective time pursuant to the terms of the merger agreement and without regard to termination of employment.

For more details regarding treatment of outstanding Enterprise restricted stock awards in connection with the merger, see section titled “Treatment of Enterprise Equity Awards” above.

(7)

Upon the closing, any unexercised Enterprise stock options will be entitled to receive the per share cash equivalent consideration. For purposes of the merger agreement, “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) 0.6279 (which is the implied total exchange ratio taking into account both the cash and stock consideration) by (ii) the volume-weighted average trading price of a share of the Independent common stock on the Nasdaq for the consecutive period of five full trading days ending on the day immediately preceding the closing date. The value of the Enterprise stock options reflected in the table above is calculated based on (i) the “per share cash equivalent consideration,” and (ii) an assumed per share price of Independent common stock of $64.60 which is the volume-weighted average trading price of a share of Independent common stock for the five full trading days ending on the day immediately preceding January 3, 2025, less (iii) the exercise price of such Enterprise stock option. The estimated payments in respect of the unexercised Enterprise stock options are “single-trigger” benefits in that they will be entitled to receive the per share cash equivalent consideration at the effective time pursuant to the terms of the merger agreement and without regard to termination of employment.

For more details regarding treatment of outstanding Enterprise stock options in connection with the merger, see section titled “Treatment of Enterprise Equity Awards” above.

Named Executive Officer	Enterprise RSAs($)	Enterprise Options($)	Total ($)
John P. Clancy, Jr.	$0	$227,469	$227,469
George L. Duncan	$454,233	$177,818	$632,051
Steven R. Larochelle	$661,214	$43,293	$704,507
Stephen J. Irish	$115,189	$3,382	$118,571
Joseph R. Lussier	$142,376	$22,730	$165,106
Brian H. Bullock	$142,376	$43,293	$185,669

(8)

Reflects the value of the accelerated vesting of Mr. Lussier’s accrued benefit, as he is Enterprise’s only named executive officer who participates in the Enterprise supplemental executive retirement plan (“SERP”) that is not currently vested in his benefits under the SERP. The estimated payment in respect of the SERP is “single trigger,” as such accelerated vesting would only upon the closing of the merger and without regard to termination of employment.

(9)

The amounts reflect, for each named executive officer, the sum of (i) the executive’s estimated accrued but unused vacation time and (ii) subject to approval by the Enterprise board of directors, certain other ancillary benefits. With respect to Messrs. Bullock, Duncan and Lussier, the amount also reflects the estimated value of the full premiums (employer and employee portions plus applicable state and federal withholding) for each executive officer and any covered beneficiary’s coverage under COBRA health continuation benefits over the eighteen (18) month period immediately following the effective time of the merger. Except with respect to the benefits described in (i), these benefits are double-trigger, as they will only be payable in the event of a qualifying termination within two years following the effective time of the merger. Payment of such benefits is conditioned upon the executive executing a general waiver and release.

Named Executive Officer	PTO	Medical (18 Mos.)	Total ($)
John P. Clancy, Jr.	$0	$0	$0
George L. Duncan	$24,720	$17,359	$42,079
Steven R. Larochelle	$56,270	$0	$56,270
Stephen J. Irish (10)	$0	$0	$0
Joseph R. Lussier	$16,889	$46,936	$63,824
Brian H. Bullock	$24,420	$25,150	$49,570

(10)	Mr. Irish’s PTO balance will be paid in full to him at the time of his anticipated retirement in March 2025.

Regulatory Approvals Required to Complete the Merger

Completion of the merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of the required regulatory approvals shall impose a “materially burdensome regulatory condition,” which is defined in the merger agreement to mean a condition or restriction, in connection with obtaining the foregoing consents and approvals that would reasonably be expected to have a material adverse effect on the surviving company and its subsidiaries.

The consents and approvals of governmental authorities that Independent and Enterprise have determined are required to consummate the merger and the merger of Enterprise Bank with Rockland Trust (which is referred to in this proxy statement/prospectus as the bank merger) include:

•	the approval of or waiver of the Federal Reserve Board under section 3 of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”);

•	the FDIC’s approval under the Bank Merger Act (12 U.S.C. § 1828(c)); and

•	the approval of the Massachusetts Division of Banks under relevant Massachusetts law (Massachusetts General Laws (“MGL”), Chapter 167I).

In order to consummate the bank merger, Independent and Enterprise must also receive confirmation from the Housing Partnership Fund that Independent has made arrangements satisfactory to the Housing Partnership Fund.

Federal Reserve Board. Certain of the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act. In considering the approval of a transaction such as the conversion to a bank holding company and the merger, the Bank Holding Company Act requires the Federal Reserve Board to review: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act (the “CRA”), (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.

Under the CRA, the Federal Reserve Board must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, Rockland Trust was rated “Outstanding” and Enterprise Bank was rated “Satisfactory” with respect to CRA compliance.

The federal Bank Merger Act also mandates that the prior approval of the FDIC, the primary federal regulator of the resulting bank, is required to merge Enterprise Bank with and into Rockland Trust. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC also provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine it to be appropriate.

Massachusetts Division of Banks. Certain of the transactions contemplated by the merger agreement are subject to approval by the Massachusetts Division of Banks pursuant to Chapter 167I of the MGL. In evaluating a merger application under these sections, the Massachusetts Division of Banks will review a proposed merger to determine whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the commissioner shall consider, at a minimum, a showing of net new benefits. Net new benefits may include, for example, initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the continuing institution’s CRA assessment area.

The parties have filed or will file certain applications and notice materials necessary to obtain these regulatory approvals or confirmations in accordance with applicable law. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the bank merger cannot be completed until after both approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice (“Department of Justice”), but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and Enterprise cannot assure you that all required regulatory approvals, waivers or consents will be obtained, when they will be obtained or whether there will be a materially burdensome regulation condition in the approvals or any litigation challenging the approvals. Independent and Enterprise also cannot assure you that the Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Enterprise are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the additional approvals or actions will be obtained.

Accounting Treatment

Independent has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Independent will recognize the assets acquired, including intangible assets, and liabilities assumed at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Enterprise beginning on the date the merger is completed.

Stock Exchange Listings

Independent common stock is listed for trading on Nasdaq under the symbol “INDB.” Enterprise common stock is listed on Nasdaq under the symbol “EBTC.” Upon completion of the merger, the Enterprise common stock currently listed on Nasdaq will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Independent will cause the shares of Independent common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance. The merger agreement provides that neither Independent nor Enterprise will be required to complete the merger if such shares are not authorized for listing on Nasdaq, subject to notice of issuance. Following the merger, shares of Independent common stock will continue to be traded on Nasdaq.

No Appraisal or Dissenters’ Rights in the Merger

Under Section 13 of the MBCA, Enterprise shareholders do not have the right to receive the appraised value of their shares in connection with the merger.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this proxy statement/prospectus by reference. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Independent, Enterprise or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in the public reports of Independent or Enterprise filed with the SEC may supplement, update or modify the factual disclosures about Independent and Enterprise contained in the merger agreement. The merger agreement contains representations and warranties by Independent and Rockland Trust, on the one hand, and by Enterprise and Enterprise Bank, on the other hand, made solely for the purposes of the merger agreement and as of the specific dates and were qualified and subject to important limitations agreed to by Independent, Rockland Trust, Enterprise and Enterprise Bank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the confidential disclosure schedules that Independent and Enterprise each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Independent and Enterprise at the time they were made or otherwise.

Structure of the Merger

Each of Enterprise’s and Independent’s respective boards of directors has unanimously adopted the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Enterprise will merge with and into Independent, with Independent as the surviving entity. The merger agreement further provides that following the merger, the bank merger will occur in which Enterprise Bank will merge with and into Rockland Trust, with Rockland Trust as the surviving bank.

Effective Time and Closing of the Merger

The merger will become effective at such date and time as specified in the articles of merger to be filed with the Secretary of the Commonwealth of Massachusetts. Unless otherwise mutually agreed to by the parties, the closing of the merger will take place by electronic exchange of documents on a date (the “closing date”) which is five business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof) (such date, the “approval date”), provided, however, that if the approval date occurs during the month immediately prior to the start of

Independent’s next fiscal quarter, the closing will occur on the last business day of the month in which the approval date occurs with an effective time as of 12:01 a.m. on the first calendar day of the month of Independent’s next fiscal quarter.

We currently expect that the merger will be completed in the second half of 2025, subject to approval of the merger agreement and the transactions it contemplates by the shareholders of Enterprise, the receipt of all necessary regulatory approvals and/or waivers, and the expiration of all regulatory waiting periods. However, there can be no assurances as to whether, or when, Enterprise and Independent will obtain the required approvals or complete the merger.

Merger Consideration

Each share of Enterprise common stock issued and outstanding immediately prior to the effective time of the merger, except for (i) certain shares held as treasury stock or (ii) owned directly by Independent (other than, in the case of (ii), shares held in trust or custodial accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), will be converted into the right to receive (i) 0.60 of a share of Independent common stock and (ii) $2.00 in cash. Each share of Independent common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of Independent.

If Independent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Independent common stock issued and outstanding prior to the effective time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Independent common stock, the exchange ratio will be proportionately and appropriately adjusted so as to provide the Enterprise shareholders the same economic benefit as contemplated by merger agreement prior to that event; provided that no adjustment will be made with regard to Independent common stock if (i) Independent issues additional shares of Independent common stock and receives consideration for such shares (including upon the exercise of outstanding stock options or other equity awards) or (ii) Independent issues employee or director stock grants or similar equity awards pursuant to an Independent benefit plan in existence as of December 8, 2024.

Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (without interest) (determined on the basis of the volume- weighted average trading price per share of Independent common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date, rounded to the nearest whole cent as provided by Bloomberg L.P.) for any fractional share an Enterprise shareholder would otherwise receive after aggregating all of his or her shares.

Governing Documents

The articles of organization and the bylaws of Independent, in each case as in effect immediately prior to the effective time of the merger, will remain the articles of organization and bylaws of Independent following the consummation of the merger.

Treatment of Enterprise Equity Awards

Enterprise Options

At the effective time, each stock option granted under Enterprise’s equity-based compensation plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been exercised or canceled prior thereto, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, Enterprise Bank or Enterprise will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of Enterprise common stock provided for in each such stock option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration over (y) the exercise price. Any stock option for which the exercise price per share of Enterprise common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five business days after the closing date of the merger, will be made without interest and will be net of all applicable withholding taxes.

Enterprise Restricted Stock Awards

At the effective time, all unvested shares of restricted stock awarded under Enterprise’s equity-based compensation plans will automatically vest in full, to the extent not previously forfeited, and will be considered outstanding shares of Enterprise common stock entitled to receive the merger consideration.

Exchange of Enterprise Shares

Exchange Procedures

On or prior to the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock, or evidence of the shares in book entry form, to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash equal to the aggregate amount of cash consideration plus an estimated amount of cash payable in lieu of fractional shares of Independent common stock.

The conversion of Enterprise common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. For shares of Enterprise common stock held in book entry form, Independent will establish procedures for delivery which are be reasonably acceptable to Enterprise.

As promptly as practicable after the effective time, and in any event within five business days thereafter, the exchange agent will mail to each Enterprise shareholder of record at the effective time of the merger who did not previously surrender his or her Enterprise stock certificates, a letter of transmittal and instructions for use in surrendering the shareholder’s Enterprise stock certificates. When Enterprise shareholders deliver their Enterprise stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Enterprise stock certificates will be cancelled and in exchange they will receive:

•

Independent stock certificates or evidence of shares in book entry form representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement;

•	a check or wire transfer representing that amount of cash to which the former holder of Enterprise common stock became entitled pursuant to the merger agreement; and/or

•	a check or wire transfer representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on the cash consideration or any cash payable in lieu of fractional shares of Independent common stock.

Independent will issue shares of Independent common stock in book entry form and a check or wire transfer for the cash consideration and any cash in lieu of a fractional share in a name other than the name in which a surrendered Enterprise stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Dividends and Distributions

Enterprise shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Enterprise stock certificates in exchange for an Independent stock certificate representing the shares of Independent common stock they are entitled to receive (or evidence of the shares in book entry form). After the surrender of their Enterprise stock certificates, Enterprise shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock and any unpaid dividend with respect to their Enterprise common stock with a record date that is prior to the effective time.

After the date of the merger agreement, each of Independent and Enterprise will coordinate with the other on the payment of dividends on Independent common stock and Enterprise common stock (including the record dates and payment dates relating thereto), so that holders of Enterprise common stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Enterprise common stock or any share of Independent common stock that any such holder receives as consideration in the merger.

Withholding

Independent (through the exchange agent) will be entitled to deduct and withhold, from any amounts otherwise payable under the merger agreement to any holder of Enterprise common stock the amounts it is required to deduct and withhold under applicable law, provided that Independent and the exchange agent will make reasonable efforts to provide notice to any person subject to such deduction or withholding and will provide such person with a reasonable opportunity to mitigate such deduction or withholding. Any such amounts deducted and withheld, and timely remitted to any government authority responsible for assessment or collection of taxes, will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by Enterprise and Enterprise Bank to Independent and Rockland Trust and by Independent and Rockland Trust to Enterprise and Enterprise Bank relating to a number of matters, including the following:

•	corporate matters, including due organization, standing and qualification;

•	capital stock;

•	their power and authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents, or other obligations as a result of the merger;

•	the filing of securities and regulatory reports and internal controls;

•	the absence of agreements with regulatory agencies or investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	financial statements and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loans, and in the case of Enterprise, non-performing and classified assets;

•	CRA and anti-money laundering requirements;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor and employment matters;

•	tax matters;

•	allowance and impairment;

•	information security;

•	questionable payments; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Enterprise has made other representations and warranties about itself and its subsidiaries to Independent and Rockland Trust as to:

•	organization and ownership of subsidiaries;

•	matters relating to certain material contracts;

•	investment securities, borrowings and deposits;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	environmental matters;

•	intellectual property;

•	insurance;

•	opinion from Enterprise’s financial advisor;

•	administration of trust and fiduciary accounts;

•	the inapplicability of state anti-takeover laws; and

•	indemnification.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Independent and Enterprise, respectively, and (ii) qualified by the reports of Independent or Enterprise, as applicable, filed with the SEC during the time since December 31, 2023 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of Independent and Enterprise are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Enterprise, Independent or Independent as the surviving entity in the merger, means any effect, circumstance, occurrence or change (i) that is material and adverse to the financial position, results of operations, or business of such entity and its subsidiaries, taken as a whole, or (ii) which does or would materially impair the ability of such entity to perform its obligations under the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in laws or interpretations of laws by governmental authorities;

•	changes, after the date of the merger agreement, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

•

changes, after the date of the merger agreement, in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally;

•

the effects of the expenses incurred by Enterprise or Independent or their respective affiliates in negotiating, documenting, effecting, and consummating the transactions contemplated by the merger agreement;

•

any action or omission required by the merger agreement or taken, after the date of the merger agreement, by Enterprise with the prior written consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement or at the written direction of Independent;

•

the public announcement of the merger agreement or the pendency of the transactions contemplated under the merger agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lessors or employees);

•

changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States;

•	natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events;

•

a failure, in an of itself, to meet earnings projections or internal financial forecasts or any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, but not including any underlying causes thereof; or

•	a decline in the trading price of Independent common stock.

However, with respect to the first, second, third, seventh or eighth bullets described above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

From the date of the merger agreement until the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, as required by applicable law or with the prior written consent of Independent, Enterprise will use commercially reasonable efforts to (a) carry on its business in the ordinary course consistent with past practice (b) preserve its business organization intact, (c) keep available to itself and Independent the present services of the current officers and employees of Enterprise and its subsidiaries and (d) preserve for itself and Independent the goodwill of the customers of Enterprise and others with whom business relationships exist.

Additionally, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, or with the prior written consent of Independent (which consent shall not be unreasonably withheld, conditioned or delayed), and subject to additional specified exceptions, Enterprise will not, and will not permit any of its subsidiaries to:

•

issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, or enter into an agreement with respect to the foregoing, any additional shares of common stock, except pursuant to stock options or stock-based awards outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Enterprise stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities or allow for the commencement of any new offering periods under the employee stock purchase plan;

•

make, declare, set aside or pay any dividends on or distributions in respect of any shares of its capital stock, other than dividends paid by any of the wholly owned subsidiaries of Enterprise to Enterprise or to any of its wholly owned subsidiaries and regular quarterly cash dividends on Enterprise common stock of no more than $0.25 per share of Enterprise common stock;

•

enter into or amend or renew any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, officer, or employee of Enterprise or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•

provide compensation of any type to any “disqualified individual” (as defined in Section 280G of the Code) to the extent such compensation would be expected to constitute an “excess parachute payment” (as defined in Section 280G of the Code) or agree to provide any indemnification, gross-up or reimbursement in respect of any taxes;

•

hire or terminate (other than for cause) any person except for hiring at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement, unless Independent consents in writing (provided that Independent will respond to any such request of Enterprise for consent within five business days of submission);

•

with certain exceptions, enter into, establish, adopt, amend, modify, terminate or accelerate the vesting, funding or payment with respect to any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any current or former director, officer or employee;

•

except pursuant to agreements in effect as of the date of the merger agreement and with certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•

with certain exceptions, including except for in the ordinary course of business consistent with past practice, sell, transfer, license, mortgage, pledge, abandon, allow to lapse or expire, encumber or otherwise dispose or discontinue any of its assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Enterprise or any of its subsidiaries, other than non-exclusive licenses granted in the ordinary course of business;

•

amend any privacy policies or notices of Enterprise or any of its subsidiaries or the operation or security of any systems used in connection with their respective businesses, in each case, in any materially adverse manner, unless required by applicable law;

•

other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice, acquire all or any portion of the assets, business, deposits or properties of any other entity; make or commit to make any capital expenditures other than in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $100,000 in the aggregate, unless Independent consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed); amend its articles of organization or bylaws or any equivalent documents of any Enterprise subsidiary; implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or at the written direction of a governmental authority; enter into, materially amend, modify, terminate or waive any material provision of any material contract, lease, or, other than renewals in the ordinary course of business consistent with past practice, insurance policy; other than with respect to matters related to taxes, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Enterprise or any of its subsidiaries or directors or executive officers is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment of an amount exceeding $100,000 individually or $200,000 in the aggregate (provided that, in connection with the settlement or agreement, the aggregate amount is exclusive of any amount of proceeds indirectly paid under any insurance policy, but is inclusive of any amount of proceeds paid by Enterprise or any of its subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of Enterprise or any of its subsidiaries, unless Independent acting through its Chief Financial Officer or his designee(s) consents in writing; enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation; enter into any derivative transaction, other than in the ordinary course of business consistent with past practice; incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, borrowing from the Federal Home Loan Bank of Boston or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, unless Independent acting through its Chief Financial Officer or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed); other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith or in the ordinary course of business and consistent with past practice, acquire, sell or otherwise dispose of any debt security or equity investment; make any changes in deposit pricing that are not in the ordinary course of business consistent with past practice, unless Independent acting through its Chief Financial Officer or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed); take any action with respect to loans, except that Enterprise Bank may make or renew certain loans within specified dollar limits, provided that the loans are made in the ordinary course of business in a manner consistent with the policies, procedures and recent past practice of Enterprise Bank; make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure; make, change or revoke any entity classification election, income or other material tax election, change any income or other material tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to taxes, request any ruling from a governmental authority with respect to material taxes, enter into any material tax sharing agreement, file any claim for a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment; or knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license to which Enterprise is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

•

except for foreclosures in process as of the date of the merger agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a “Phase I Assessment” (as defined in the merger agreement) of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if the environmental assessment indicates the presence of any recognized environmental condition (as defined in ASTM 1527-21) or any other material environmental issue;

•

except as may be required by applicable law or regulation, or by GAAP, take or fail to take (which omission would be reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action which is intended or is reasonably likely to result in (1) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement, (2) any material impediment to Enterprise’s ability to consummate the merger of the transactions contemplated by the merger agreement, or (3) any of the conditions to the consummation of the merger set forth in the merger agreement not being satisfied;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of Enterprise common stock or any securities convertible into or exercisable for any shares of Enterprise common stock;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

except as may be required by applicable law or regulation, or otherwise expressly contemplated by the merger agreement, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility;

•

compromise, resolve, or otherwise “workout” any delinquent or troubled loan other than (i) in the ordinary course of business, consistent with the current policies and procedures and recent past practice of Enterprise Bank or (ii) unless Independent, acting through its President and Chief Commercial Banking Officer or his designee(s), first consents in writing (provided that Independent will respond to any such request of Enterprise for consent within five business days of submission); or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Independent has agreed that, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, Independent will use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officers and key employees.

Independent has also agreed that, except as expressly contemplated or permitted by the merger agreement, without Enterprise’s prior written consent, Independent shall not, and shall cause each of its subsidiaries not to undertake the following actions:

•	Adjust, split, combine or reclassify any capital stock;

•

except as may be required by applicable law, regulation or GAAP, take any action or fail to take (which omission would reasonably be likely to result in such consequences) any action that is intended or reasonably likely to result in: a material delay in the consummation of the merger or the transactions contemplated by the merger agreement; any material impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; or any of the conditions to the consummation of the merger contained in the merger agreement not being satisfied;

•

amend its articles of organization or bylaws in a manner that would adversely affect the economic benefits of the merger to the Enterprise shareholders or materially change the rights, terms or preferences of Independent common stock;

•

enter into any agreement with respect to, or consummate any mergers or business combinations, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) that would reasonably be likely to result in (A) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement or (B) any material impediment to Independent’s ability to consummate the merger or the transactions contemplated by the merger agreement;

•

knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take certain actions with respect to dividends or distributions; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Regulatory Matters

Independent and Enterprise have agreed to cooperate with each other and use their respective commercially reasonable efforts (1) to promptly prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, including, all regulatory approvals and all other consents and approvals of a governmental authority required to consummate the merger and the bank merger, (2) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (3) to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority); provided, however, that in no event will Independent be required to agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authority that would reasonably be expected to have a material adverse effect on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.

Independent and Enterprise have also agreed to furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with this proxy statement/prospectus and any application, petition, or any other statement or application made by or on behalf of Independent or Enterprise to any governmental authority in connection with the transactions contemplated by the merger agreement. Provided that Enterprise has cooperated as required by the merger agreement, Independent has agreed to use commercially reasonable efforts to file the requisite applications with the Federal Reserve Board, FDIC and the Massachusetts Commissioner of Banks within 50 days after the date of the merger agreement. In connection therewith, the parties have agreed to cooperate with each other (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain all regulatory approvals) and respond as promptly as practicable to the requests of a governmental authority for documents and information. Each party shall also have a reasonable opportunity to review and approve in advance all characterizations of the information relating to it and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by the merger agreement with any governmental authority, and Independent and Enterprise shall each furnish to the other for review a copy of each such filing prior to its filing; provided, however, that materials may be excluded or redacted as necessary to comply with applicable law or address reasonable privilege or confidentiality concerns.

Independent and Enterprise have also agreed to promptly notify and furnish each other with copies of notices or other communications or summaries of oral communications of (i) any material communication from any person alleging that the consent of that person (or other person) is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any material communication from any governmental authority in connection with the transactions contemplated by the merger agreement (subject to applicable laws and the instructions of any governmental authority), and (iii) any legal actions threatened or commenced against or otherwise affecting the party or any of its subsidiaries that are related to the transactions contemplated by the merger agreement. With respect to any of the foregoing communications received by Enterprise or Enterprise’s responses thereto, Enterprise shall consult with Independent and its representatives so as to permit Enterprise and Independent and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any such communication.

Independent Board Appointments

Prior to the effective time, the Independent board of directors shall take all actions necessary to increase the size of the Independent board of directors by two directors and appoint two directors designated by Independent, in consultation with Enterprise, who shall be selected from among the current directors of Enterprise as of December 8, 2024 (the “legacy Enterprise directors”) to fill such two seats. One of the legacy Enterprise directors will become a member of the class of the Independent board of directors whose term will expire at Independent’s 2028 annual meeting, and one of the legacy Enterprise directors will become a member of the class of the Independent board of directors whose term will expire at Independent’s 2027 annual meeting. The appointments will be consistent with all applicable corporate governance policies and guidelines of Independent.

Rockland Trust Board Appointments

Prior to the effective time, the board of directors of Rockland Trust shall take all actions necessary to increase the size of the board of directors of Rockland Trust by two directors and appoint the legacy Enterprise directors to fill such two seats. Upon the expiration of their initial terms, Rockland Trust shall cause each of the two legacy Enterprise directors to be renominated for election to the board of directors of Rockland Trust for so long as such legacy Enterprise director is a member of the Independent board of directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of Rockland Trust.

Advisory Board

On the closing date, Independent shall invite all directors of Enterprise immediately prior to the closing (other than the two legacy Enterprise directors appointed to the Independent board of directors) to become members of the Advisory Board and shall cause all such individuals who accept such invitation to be elected or appointed as members of the Advisory Board. Such members will serve on the Advisory Board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive appropriate compensation.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, Independent as the surviving entity in the merger will indemnify and hold harmless all present and former directors and officers of Enterprise or its subsidiaries and any person who becomes a director or officer of Enterprise between the date of the merger agreement and the effective time of Enterprise or its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities (including reasonable attorneys’ fees) in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of Enterprise or its subsidiaries or is or was serving at the request of Enterprise or its subsidiaries as a director, officer, employee, trustee or other agent of another person and pertaining to matters existing or occurring at or prior to the effective time of the merger or not yet paid or accrued prior to the effective time, in each case to the fullest extent permitted by applicable law, the Enterprise articles of organization, the Enterprise bylaws and the governing or organizational documents of any subsidiary of Enterprise; provided, that in the case of advancement of expenses, any such indemnified person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by Independent as the surviving entity in the merger.

Prior to the closing, Enterprise will (and if Enterprise is unable to prior to closing, Independent will cause the surviving company to) obtain and fully pay the premium for the extension of Enterprise’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time from an insurance carrier with the same or better credit rating as Enterprise’s current insurance carrier with respect to directors’ and officers’ liability insurance with terms, conditions, retentions, and limits of liability that are at least as favorable to the indemnified parties thereunder as Enterprise’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Enterprise or any of its subsidiaries. However, in no event will Enterprise expend, or Independent or the surviving company be required to expend, for such “tail” policy in the aggregate a premium amount in excess of an amount equal to 250% of the annual premiums paid by Enterprise for directors and officers insurance in effect as of the date of the merger agreement.

Certain Additional Covenants

The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by Enterprise and coordination of dividends, de-listing of Enterprise common stock from Nasdaq, allowing Independent access to Enterprise’s customers and suppliers and to conduct environmental assessments of certain real property owned by Enterprise, suspension of Enterprise’s dividend reinvestment plan, performance of covenants under Enterprise’s indentures and certain reporting requirements of individuals affiliated with Enterprise under Section 16(a) of the Exchange Act.

Employee Benefits Matters

Benefit Plans

The merger agreements provides that all continuing Enterprise employees will, as of the effective time, be subject to Rockland Trust’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. Additionally, Enterprise and Enterprise Bank must, upon Independent’s reasonable request, facilitate discussions between Independent and Enterprise employees regarding employment, consulting, or other arrangements to be effective prior to or following the closing date of the merger. Certain continuing Enterprise employees have entered into consulting or retention agreements effective as of the effective time of the merger which will supersede the existing change-in-control or employment agreements with Enterprise and Enterprise Bank.

The merger agreements provides that any continuing Enterprise employee (other than an employee who is party to an employment or similar agreement) whose employment is terminated by Rockland Trust (other than for cause) within one year after the effective time of the merger will, subject to executing a release of claims, (i) receive severance pay in a lump sum equal to two weeks’ base compensation for every year of service, up to a maximum of 26 weeks and (ii) be offered outplacement assistance.

The merger agreement provides that following the closing date of the merger, Independent may choose to maintain any or all of Enterprise’s benefit plans in its sole discretion. For any Enterprise benefit plan terminated for which there is a comparable Independent benefit plan of general applicability, those individuals who are employees of Enterprise and its subsidiaries and who continue as employees of Independent or any of its subsidiaries will be entitled to participate in the Independent benefit plan to the same extent as similarly-situated employees of Independent or Rockland Trust (excluding severance, defined benefit pension, deferred compensation, equity-based, change-in-control, retention and/or transaction-based plans, programs or arrangements).

With respect to the comparable Independent benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Independent benefit plan, including any post-retirement welfare benefit plan but excluding any vacation and/or paid time off plans), service by an Enterprise employee will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable employee benefit plan in which such Enterprise employee was a participant immediately prior to the effective time, or, if there is no comparable employee benefit plan, to the same extent such service was recognized under the Enterprise 401(k) Plan immediately prior to the effective time of the merger to the extent applicable; provided, however, that such service shall not be recognized (i) to the extent recognition would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits, (iii) for newly-established employee benefit plans sponsored or maintained by Independent or any of its affiliates for which similarly-situated employees do not receive past service credit, (iv) for any benefit plan that is a frozen plan or provides grandfathered benefits, or (v) for any equity-based or long-term incentive compensation plans.

Independent will use commercially reasonable efforts to cause each benefit plan providing medical, health or dental benefits to continuing employees to (i) waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical, health or dental plans of Enterprise or Enterprise Bank, (ii) provide full credit for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing Enterprise employee, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger for the plan year in which the effective time of the merger occurs.

Independent will continue to be obligated to perform all vested benefit obligations to, and contractual rights of, continuing employees existing as of the effective time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans, or policies of Enterprise.

Enterprise or its applicable subsidiary must terminate any benefit plan that is a 401(k) plan under the Code effective as of the calendar day before the closing date of the merger upon written notice by Independent not less than five business days prior to the closing date of the merger. If Independent terminates Enterprise’s 401(k) plan prior to the closing date, Independent shall use its commercially reasonable efforts to permit Enterprise 401(k) participants who are employed by Enterprise or any subsidiary as of such date to roll over any eligible rollover distributions in Enterprise’s 401(k) plan into Independents’ 401(k) plan, excluding those related to plan loans under Enterprise’s 401(k) plan.

Shareholder Approval; Board Recommendations

Enterprise has agreed to call a special meeting of its shareholders for the purpose of voting upon the Enterprise merger proposal and to use reasonable best efforts to cause the meeting to occur as soon as reasonably practicable after this registration statement is declared effective. The Enterprise board of directors has agreed to take all lawful action to obtain from Enterprise shareholders the vote required to approve the merger agreement by the holders of at least two-thirds of the Enterprise shareholders outstanding and entitled to vote thereon (the “requisite Enterprise vote”), including by communicating to Enterprise shareholders the Enterprise board recommendation that Enterprise shareholders vote in favor of the Enterprise merger proposal (the “Enterprise board recommendation”), as applicable. Enterprise has agreed that the Enterprise board of directors will not withhold, withdraw, amend, or modify its recommendation in any manner adverse to Independent.

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the Enterprise board of directors in response to (1) a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the Enterprise board of directors, as of December 8, 2024 (and does not relate to a superior proposal), but becomes known to or by the Enterprise board of directors prior to obtaining the requisite Enterprise vote (an “intervening event”), provided that a change in trading price or volume of Enterprise common stock or the fact that Enterprise meets or exceeds any internal or published forecasts or projects for any period shall not be considered an intervening event, or (2) a superior proposal (as defined in “—Termination of the Merger Agreement” below), after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Enterprise board recommendation, then prior to the receipt of the requisite Enterprise vote, the Enterprise board of directors may withhold or withdraw or modify or qualify in a manner adverse to Independent such recommendation or submit the merger agreement to Enterprise shareholders without recommendation (a “recommendation change”) and, to the extent required by law, provided that (i) it gives Independent at least four business days’ prior written notice (the “notice period”) of its intention to take such action and provides Independent with a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a superior proposal, the latest material terms and conditions and the identity of the third party in any such superior proposal, or any material modification thereof), (ii) Enterprise negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Independent, during the notice period any revision to the terms of the merger agreement that Independent desires to propose in writing prior to the end of the notice period and (iii) at the end of such notice period, the Enterprise board of directors takes into account any amendment or modification to the merger agreement proposed by Independent and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, in the case of an acquisition proposal, such acquisition proposal continues to constitute a superior proposal, and in the case of an acquisition proposal or intervening event, it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Enterprise board recommendation. Any material amendment to any acquisition proposal will require a new notice period, which will be three business days.

Enterprise must adjourn or postpone the Enterprise special meeting if (i) there are insufficient shares of Enterprise common stock represented (either by means of remote communication or by proxy) to constitute a quorum necessary to conduct the business of the Enterprise special meeting, (ii) if on the date of such meeting Enterprise has not received proxies representing a sufficient number of shares necessary to obtain the requisite Enterprise vote or (iii) after consultation with Independent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Enterprise board of directors determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Enterprise shareholders prior to the Enterprise special meeting. Enterprise will only be required to adjourn or postpone the Enterprise special meeting two times, for aggregate adjournments or postponements not exceeding 45 calendar days, with any further adjournments or postponements of the Enterprise special meeting requiring the prior written consent of Independent. Notwithstanding any recommendation change by the Enterprise board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, Enterprise is required to convene a meeting of its shareholders and to submit the Enterprise merger proposal to a vote of Enterprise shareholders.

No Solicitation of Alternative Transactions by Enterprise

Enterprise and its subsidiaries have agreed that they will, and will cause each of their respective directors and officers and shall instruct each of their agents, advisors and representatives to, immediately cease any discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

Enterprise has also agreed that following the execution of the merger agreement, it will not, and will cause each of its subsidiaries and its and their respective directors and officers and shall instruct each of their agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to an acquisition proposal, (ii) participate or engage in any negotiations with any person with, or furnish any nonpublic information relating to any acquisition proposal, (iii) engage or participate in any discussions with any person regarding any acquisition, (except, in each, to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties) or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any superior proposal.

For purposes of the merger agreement, an “acquisition proposal” means any offer, inquiry or proposal relating to (i) any of the following (other than the transactions contemplated by the merger agreement) involving Enterprise or its subsidiaries: (a) any merger, consolidation share exchange, business combination or other similar transaction involving Enterprise or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Enterprise and its subsidiaries, (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or Federal Reserve Board pledges or other Enterprise Bank borrowing), transfer or other disposition of equity, assets and/or liabilities that constitute 20% or more of the consolidated assets of Enterprise and its subsidiaries or 20% or more of any class of equity or voting securities of Enterprise or its subsidiaries in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its common stock or equity or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer (together with (a) and (b), an “acquisition transaction”) or (ii) any public announcement by any person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any acquisition transaction.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Enterprise vote, Enterprise receives an unsolicited bona fide written acquisition proposal that the Enterprise board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, Enterprise may take the following actions: (1) furnish nonpublic information with respect to Enterprise and its subsidiaries to the person making such acquisition proposal, but only if (A) prior to so furnishing such information, Enterprise has entered into a customary confidentiality agreement with such person on terms no less favorable to Enterprise than the mutual confidentiality agreement by and between Enterprise and Independent dated as of July 25, 2024, and (B) all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the person making such superior proposal or such person’s representatives; and (2) engage or participate in any discussions or negotiations with such person with respect to the superior proposal. Enterprise promptly (and in any event within 48 hours) shall advise Independent orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an acquisition proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Enterprise or any of its subsidiaries other than requests for information not reasonably likely to be related to an acquisition proposal. Enterprise shall keep Independent informed on a reasonably current basis (and in any event at least once every two business days) of the status of any such acquisition proposal (including any material change to its terms).

For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written acquisition proposal with respect to more than 50% of the outstanding shares of common stock of Enterprise or substantially all of the assets of Enterprise that is (a) on terms which the Enterprise board of directors determines in good faith (after taking into account all the terms and conditions of the acquisition proposal and the merger agreement (including any written proposal by Independent to adjust the terms and conditions of the merger agreement)), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such acquisition proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Enterprise shareholders than the transactions contemplated by the merger agreement, and (b) that constitutes a transaction that, in the good faith judgment of the Enterprise board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of legally permitted mutual conditions, including:

•	the requisite Enterprise vote having been obtained;

•

the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any other governmental authority for that purpose;

•

the receipt and effectiveness of all regulatory approvals (without the imposition of a materially burdensome regulatory condition), registrations and consents and the expiration or termination of all waiting periods required to complete the merger and bank merger;

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, as well as the absence of any statute, rule, regulation, order, injunction or decree in effect by any court or other governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement;

•	the authorization for listing on Nasdaq of the shares of Independent common stock issuable pursuant to the merger, subject to official notice of issuance;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

receipt by Independent of duly executed documentation dated as of the closing date from Enterprise consisting of (i) a certification complying with the Code and the Treasury Regulations (as defined in the merger agreement) certifying that Enterprise is not, and was not, a “United States real property holding corporation” and (ii) a form of notice to the Internal Revenue Service (“IRS”) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Independent to the IRS on behalf of Enterprise after the closing.

Neither Independent nor Enterprise can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated and the merger and bank merger may be abandoned:

•

at any time prior to the effective time, by the mutual consent of Independent and Enterprise if the Independent board of directors and the Enterprise board of directors each so determines by a majority vote of its entire board of directors;

•

by either Independent or Enterprise, if its board of directors so determines by a majority vote of its entire board of directors, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or an application seeking approval of the merger or bank merger has been withdrawn at the request of a governmental entity unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Independent or Enterprise (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the representations or warranties set forth in the merger agreement on the part of Enterprise, in the case of a termination by Independent, or Independent, in the case of a termination by Enterprise, which either individually or in the aggregate (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by either Independent or Enterprise (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by either Independent or Enterprise if the merger has not been completed on or before December 8, 2025, unless the failure of the merger to be completed by such date is primarily due to a material breach of any provision of the merger agreement by the party seeking to terminate the merger agreement;

•

by either Independent or Enterprise (provided Enterprise is not in material breach of its obligations related to non-solicitation of acquisition proposals, shareholder approval and the Enterprise board recommendation), if the approval of the Enterprise merger proposal is not obtained because of the failure to obtain the requisite Enterprise vote at the Enterprise special meeting;

•

by Independent, if prior to the requisite Enterprise vote being obtained, Enterprise or the Enterprise board of directors (1) withholds, withdraws, modifies or qualifies in a manner adverse to Independent the Enterprise board recommendation, (2) fails to make the Enterprise board recommendation in the proxy statement/prospectus, (3) adopts, approves, recommends or endorses an acquisition proposal with respect to Enterprise or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal with respect to Enterprise, (4) fails to publicly and without qualification (A) recommend against any acquisition proposal with respect to Enterprise or (B) reaffirm the Enterprise board recommendation, in each case within ten business days (or such fewer number of days as remains prior to the Enterprise special meeting) after an acquisition proposal with respect to Enterprise is made public or any request by Independent to do so, or (5) materially breaches its obligations relating to non-solicitation of acquisition proposals, shareholder approval and the Enterprise board recommendation.

Termination Fees

Enterprise will pay Independent a termination fee equal to $22,488,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by Independent pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Independent as promptly as practicable, but in any event within three business days of the date of termination.

•

in the event, (A)(i) after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been communicated to or otherwise made known to the Enterprise board of directors or Enterprise’s senior management or has been made directly to the Enterprise shareholders generally, or any person shall have been publicly announced (or any person shall have, after December 8, 2024, publicly announced an intent, whether or not conditional to make) an acquisition proposal with respect to Enterprise, or (ii) the Enterprise board of directors has made a recommendation change (or publicly proposed to make a recommendation change) prior to or on the date of the Enterprise special meeting (including any postponement or adjournment at which the vote on which the merger is held), (B) thereafter the merger agreement is terminated by either Independent or Enterprise because (1) the merger has not been completed prior to the end date or (2) Enterprise has not received the requisite Enterprise vote as a result of the failure to obtain such vote at the Enterprise special meeting, or by Independent because the merger agreement is terminated by Independent pursuant to the second bullet set forth under “—Termination of the Merger Agreement” above and (C) within twelve (12) months after the date of such termination, Enterprise enters into a definitive agreement, recommends or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty percent (20%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Independent on the earlier of the date Enterprise recommends such definitive agreement and the date of consummation of such transaction.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect. No party will have any liability or further obligation to any other party other than with respect to the payment of any termination fee, if applicable, and except that none of the parties will be relieved or released from any liabilities or damages arising out of its fraud or any willful and material breach of any provision of the merger agreement; provided that in no event will a party be liable for any punitive damages. For purposes of the merger agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of the merger agreement.

Waiver or Amendment of the Merger Agreement

At any time prior to the effective time, any provision of the merger agreement may be (i) waived by the party benefited by such provision or (ii) amended or modified by an agreement in writing executed by the parties;

provided, that, after the receipt of the requisite Enterprise vote, there may not be, without further approval of Enterprise shareholders, any amendment of the merger agreement that requires such further approval under applicable law.

Fees and Expenses

Except for any fees and expenses related to environmental assessments and termination of the agreement, if any, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained in the merger agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

Specific Performance

Independent and Enterprise will be entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENTS

The following section summarizes material provisions of the separate voting agreements (each, a “voting agreement”), dated as of December 8, 2024, by and between Independent and the directors and executive officers of Enterprise. A form of the voting agreement is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of parties to the voting agreements are governed by the voting agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. Enterprise shareholders are urged to read the form of voting agreement carefully and in its entirety, as well as this proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the Enterprise merger proposal.

Pursuant to the separate voting agreements between Independent and each of the Enterprise directors and executive officers, which were executed concurrently with the execution of the merger agreement, the directors and executive officers of Enterprise agreed, with respect to shares of Enterprise common stock that they own solely or jointly or have direct or indirect control over, to:

•	restrict their ability to sell, transfer, pledge, assign or dispose of their shares of Enterprise common stock during the term of the voting agreement;

•

appear at the Enterprise special meeting, virtually or by proxy, or otherwise cause their shares of Enterprise common stock to be counted as present at the Enterprise special meeting for purposes of calculating a quorum;

•	vote their shares of Enterprise common stock in favor of approval of the Enterprise merger proposal;

•

vote their shares of Enterprise common stock against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Enterprise contained in the merger agreement or of the director or executive officer contained in his or her respective voting agreement;

•

vote their shares of Enterprise common stock against any acquisition proposal or against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•

not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Enterprise, to approve the merger agreement unless the merger agreement is terminated in accordance with its terms.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement.

Each of the voting agreements will terminate upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or 25 years from its execution date of December 8, 2024.

As of the close of business on the record date of February 13, 2025 these directors and executive officers solely or jointly and directly or indirectly owned an aggregate of 2,532,155.46 shares, which they have agreed to vote in favor of the Enterprise merger proposal at the Enterprise special meeting. These shares represent approximately 20.33% of the outstanding shares of Enterprise common stock as of the record date.

No separate consideration was paid to any of the directors or executive officers of Enterprise for entering into these voting agreements. However, the directors and executive officers of Enterprise may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other Enterprise shareholders. See “The Merger—Interests of Enterprise’s Executive Officers and Directors in the Merger” beginning on page 74 of this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF

THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Enterprise common stock. This discussion addresses only those holders that hold their Enterprise common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as, for example:

•	financial institutions;

•	insurance companies;

•	retirement plans;

•	individual retirement and other tax-deferred accounts;

•	mutual funds;

•	persons subject to the alternative minimum tax provisions of the Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes or investors in such partnerships or other flow-through entities;

•	tax-exempt organizations or government organizations;

•	dealers or brokers in securities or foreign currencies;

•	controlled foreign corporations or passive foreign investment companies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	persons whose Enterprise common stock is qualified small business stock for purposes of Section 1202 of the Code;

•	certain former U.S. citizens or long-term residents of the United States;

•	persons that immediately before the merger actually or constructively own at least five percent of Enterprise common stock (by vote or value);

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	persons that hold Enterprise common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•

persons who acquired their shares of Enterprise common stock through the exercise of an employee stock option or otherwise as compensation, through the exercise of warrants, or through a tax-qualified retirement plan.

•	Persons required to accelerate the recognition of any item of gross income with respect to Enterprise common stock as a result of such income being recognized on an applicable financial statement; or

•	U.S. expatriates.

In addition, this discussion does not address the tax consequences of the merger to holders of Enterprise stock other than U.S. holders.

The following is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, and any tax consequences arising under the unearned income Medicare contribution tax, are not addressed in this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Enterprise common stock that is:

•	an individual U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that is a U.S. resident trust for U.S. federal income tax purposes, i.e., a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and the control over all substantial decisions of such trust is vested in one or more U.S. persons or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Enterprise common stock, the U.S. federal income tax consequences of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Enterprise common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger and the merger to their specific circumstances.

The following discussion is a summary of material U.S. federal income tax consequences of the merger under current law and is for general information only. This discussion is not intended to be tax advice to any particular holder of Enterprise common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to each Enterprise shareholder will depend on their particular situation. Enterprise shareholders are urged to consult their tax advisors as to the particular tax consequences of the merger to them, including the application and effect of state, local, federal, foreign and other tax laws.

Tax Consequences of the Merger Generally

Independent and Enterprise have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is anticipated that they will qualify as such. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Simpson Thacher & Bartlett LLP, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Enterprise’s obligation to complete the merger that Enterprise receive an opinion of its legal counsel, Hunton Andrews Kurth LLP, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on, among other things, certain facts, assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by Enterprise and Independent. If any of the facts, assumptions, representations, warranties or covenants upon which the opinions are based are inaccurate or inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal

Revenue Service. Neither Independent nor Enterprise has requested or intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will generally be as follows:

Exchange of Enterprise Common Stock for Independent Common Stock and Cash Consideration. Enterprise shareholders generally will not recognize any gain or loss for federal income tax purposes on the receipt of Independent common stock in exchange for Enterprise common stock, except with respect to any Cash Consideration and cash received instead of a fractional share of Independent common stock (as discussed below). An Enterprise shareholder who receives cash will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of (a) the sum of (i) the amount of Cash Consideration and (ii) the fair market value, as of the effective time of the merger, of the Independent common stock received in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) over (b) that Enterprise shareholder’s adjusted tax basis in its Enterprise common stock surrendered) and (2) the amount of Cash Consideration received in the merger. Such gain will generally be capital gain, but in certain circumstances, such gain may be treated as having the effect of a distribution under Sections 302 and 356(a)(2) of the Code, in which case the gain could be treated as a dividend.

The aggregate adjusted tax basis of the shares of Independent common stock received by the Enterprise shareholder (including any fractional shares deemed received and redeemed for cash as described below) generally will be equal to the basis of the shares of Enterprise common stock surrendered in exchange for the shares of Independent common stock, reduced by the amount of any Cash Consideration received by the Enterprise shareholder in the merger and increased by the amount of any gain recognized by the Enterprise shareholder on the exchange. The holding period for shares of Independent common stock received by the Enterprise shareholder (including any fractional share deemed received and sold for cash as described below) generally will include the shareholder’s holding period for the Enterprise common stock surrendered in exchange for the Independent common stock.

If a U.S. holder of Enterprise common stock acquired different blocks of Enterprise common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of Enterprise common stock and the U.S. holder’s bases and holding periods in their shares of Independent common stock may be determined with reference to each block of Enterprise common stock. Any such holders should consult their tax advisors regarding the manner in which Independent common stock received in the merger should be allocated among different blocks of Enterprise common stock and regarding their bases and holding periods in the particular shares of Independent common stock received in the merger.

Cash in Lieu of Fractional Shares. Enterprise shareholders who receive cash in lieu of a fractional share of Independent common stock in the merger generally will be treated as having received such fractional share in the merger and then having sold such fractional share to Independent for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the basis in the fractional share (determined as set forth above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s holding period for such fractional share (including the holding period of the shares of Enterprise common stock surrendered therefor) exceeds one year at the effective time of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Enterprise shareholders generally will be subject to information reporting and, under certain circumstances, U.S. federal backup withholding (currently at a rate of 24%), on cash received pursuant to the merger. Backup withholding will not apply, however, to Enterprise shareholders who (1) furnish a correct taxpayer identification number, certify that they are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that they are otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Enterprise shareholder’s U.S. federal income tax liability, provided that the Enterprise shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

INFORMATION ABOUT THE COMPANIES

INDEPENDENT

Independent is the holding company for Rockland Trust, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts and Worcester County as well as commercial banking and investment management offices in Massachusetts and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

At September 30, 2024, Independent had total consolidated assets of approximately $19.4 billion, net loans of approximately $14.4 billion, total deposits of approximately 15.4 billion, and total Independent shareholders’ equity of approximately $3.0 billion.

Independent’s principal office is located at 288 Union Street, Rockland, Massachusetts 02370, and its telephone number at that location is (774) 636-9872.

You can find more information about Independent in Independent’s filings with the SEC referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 129.

ENTERPRISE

Enterprise is a Massachusetts corporation and registered bank holding company headquartered in Lowell, Massachusetts. Enterprise was incorporated under Massachusetts law in 1996 to become the holding company of Enterprise Bank and Trust Company, a Massachusetts trust company chartered in 1989. Enterprise operates its business from 27 banking offices in the northeastern Massachusetts and southeastern New Hampshire areas.

At September 30, 2024, Enterprise had total consolidated assets of approximately $4.7 billion, net loans of approximately $3.8 billion, total deposits of approximately $4.2 billion, and total shareholders’ equity of approximately $368.1 million.

Enterprise’s principal office is located at 222 Merrimack Street, Lowell, Massachusetts 01852, and its telephone number at that location is (978) 459-9000.

You can find more information about Enterprise in Enterprise’s filings with the SEC referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 129.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 42,500,611 shares outstanding as of December 31, 2024. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of December 31, 2024. The common stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent common stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the MBCA.

Common Stock

General

Each share of Independent common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of Independent common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by Independent shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of Independent common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of Independent common stock without first offering them to the then Independent shareholders.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the Independent shareholders would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of organization. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the Independent shareholders, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of Independent shareholders to removal for cause; and

•	increasing the amount of stock required to be held by Independent shareholders seeking to call a special meeting of Independent shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Act) that may also have additional anti-takeover effects to provisions in Independent’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Act), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF INDEPENDENT

AND SHAREHOLDERS OF ENTERPRISE

The rights of the shareholders of Enterprise are currently governed by the MBCA and the articles of organization and bylaws of Enterprise. The rights of the shareholders of Independent are also governed by the MBCA and the articles of organization and bylaws of Independent. If the proposed merger of Enterprise with and into Independent is completed, shareholders of Enterprise will become shareholders of Independent, and their rights will be governed by the MBCA and the articles of organization and bylaws of Independent. The table below summarizes material differences between the rights of Enterprise’s shareholders and those of Independent shareholders pursuant to their respective organizational documents as they are expected to be in effect at the effective time of the merger.

Enterprise (MBCA)	Independent (MBCA)

Capitalization

The total authorized common stock of Enterprise consists of 20,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. Enterprise has authorized 200,000 shares of Series A Junior Participating Preferred Stock. As of the close of business on the record date, there were 12,458,176 shares of common stock outstanding, including 169,383 shares in the form of unvested restricted stock awards and 115,963 shares reserved for future issuance pursuant to outstanding options granted under Enterprise’s benefit plans and no shares of preferred stock outstanding.	The total authorized common stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the record date, there were 42,595,749 shares of common stock outstanding, including 77,882 shares in the form of unvested performance-based restricted stock awards without dividend or voting rights and 11,667 shares reserved for future issuance pursuant to outstanding options granted under Independent’s benefit plans and no shares of preferred stock outstanding.

Preemptive Rights

Enterprise and Independent’s respective organizational documents do not have a provision authorizing preemptive rights; in fact, Enterprise and Independent’s respective articles of organization contain provisions specifically denying them.

Voting

Enterprise’s articles of organization provide that each shareholder is entitled to one vote for each share of stock held by such shareholder.	Independent’s bylaws provide that each shareholder is entitled to one vote for each share of stock held by such shareholder.

Quorum for Meeting of Shareholders and Shareholder Required Vote

Both Enterprise and Independent’s organizational documents provide that a quorum consists of a majority of the outstanding common stock entitled to vote, represented by proxy or in person, unless otherwise provided by law or by the respective entity’s articles of organization.

Both Enterprise and Independent’s bylaws also provide that unless the law, the respective entity’s articles of organization or bylaws provide differently, for a matter brought before shareholders to pass, the number of votes in favor of the proposal must exceed the number of votes against the proposal.

Limitations on Voting Rights

Neither of Enterprise’s articles of organization or bylaws contain limitations on the voting rights of the common stock of Enterprise, nor are such limitations applicable to Enterprise’s equity securities under Massachusetts corporate law.

However, if any individual, entity or group acting in concert owns over 9.9% of common stock of the total outstanding shares of the corporation, with the exception of shares acquired (a) with the approval of two-thirds of the “continuing directors” (as defined below); (b) pursuant to an offer by any underwriters in connection with a public offering; or (c) pursuant to an employee stock ownership plan, the number of shares owned over such threshold will be considered excess shares and shall not be counted towards shares entitled to vote, shall not be voted, shall not be counted as voting shares, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to shareholders.

Neither of Independent’s articles of organization or bylaws contain limitations on the voting rights of the equity securities of Independent, nor are such limitations applicable to Independent’s equity securities under Massachusetts corporate law.

Dividends and Other Stock Rights

Enterprise can pay dividends on its common stock in accordance with Massachusetts law.

The Enterprise board of directors is also authorized to provide for the issuance of preferred stock and state the voting powers, designations, preferences and other optional or special rights of the shares of each series of preferred stock including (i) the number of shares of the series; (ii) the dividend rates or the amount of dividends to be paid; (iii) the voting powers; (iv) whether and at what price the preferred stock may be redeemable by Enterprise; (v) the amount payable upon liquidation, dissolution, or winding up of Enterprise; (vi) whether the preferred stock is entitled to the benefit of a sinking or replacement fund and, if so, the amount and application of such fund; (vii) whether the preferred stock shall be convertible to other shares of another class of Enterprise stock; (viii) the price or other consideration of the preferred stock; and (ix) the status of the preferred stock which is redeemed or converted.

Independent can pay dividends on its common stock in accordance with Massachusetts law.

The Independent board of directors is also authorized to issue “blank check” preferred stock to (i) designate preferred stock; (ii) set dividend rates or the amount of dividends to be paid on the preferred stock; (iii) determine voting powers of the preferred stock; (iv) determine whether the preferred stock is redeemable by Independent; (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Independent; (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock; (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Independent stock; (viii) determine the purchase price of the preferred stock; and (ix) make other determinations with respect to preferred stock.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent shares of preferred stock are outstanding, the holders of shares of preferred stock will be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to Independent preferred stock with respect to dividends.

Right to Call Special Meetings of Shareholders of Enterprise and of Shareholders of Independent

Special meetings may be called:

•  by the chairman of the board of directors;

•  by the Chief Executive Officer; or

•  by a majority of the directors; provided that if at the time of such call there is an “interested shareholder,” the call of the special meeting must also require the affirmative vote of a majority of the “continuing directors.”

An “interested shareholder” is, other than any employee stock option plan, (i) the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding shares of common stock; (ii) (a) an affiliate of Enterprise, and (b) at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding shares of common stock; or (iii) an assignee or successor to the beneficial ownership of any shares of common stock which were, at any time within the two-year period prior to the date in question, owned by any interested shareholder, if such assignment or succession (a) occurred in the course of a transaction(s) not involving a public offering, and (b) was not approved by a majority of continuing directors.

A “continuing director” is any member of the board of directors who is not an interested shareholder, or an affiliate or an associate (as such terms are defined by Rule 12b-2 of the Exchange Act) of any interested shareholder and was a member of the board of directors prior to the time that any interested shareholder became an interested shareholder, and any successor of a continuing director who is not an interested shareholder, or an affiliate or an associate of any interested shareholder and is recommended to succeed a continuing director by a majority of continuing directors then on the board of directors.

Special meetings may be called:

•  by the chairman of the board of directors, if any;

•  by the president;

•  by a majority of the directors; or

•  by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, at the written direction of the holders of at least two-thirds of the common stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the common stock.

Notice of Shareholder Meetings

Enterprise requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.	Independent requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Shareholder Proposals

Shareholders who wish to submit business for consideration at an annual or special meeting must: (i) be a shareholder of record at the time such shareholder gives notice for such meeting; (ii) be entitled to vote at such meeting; and (iii) have given timely notice in writing to the Secretary of Enterprise.

For an annual meeting, notice shall be delivered to or mailed and received at the principal executive offices of Enterprise not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the meeting is called for a date more than 30 days prior to such anniversary date, or delayed more than 60 days after such anniversary date, notice must be received not later than the later of (i) 70 calendar days prior to the date of the annual meeting or (ii) the close of business on the 7th day following the earlier of (a) the date on which notice of the annual meeting is first mailed by Enterprise to shareholders; or (b) the date on which the public announcement is first made of the date of the annual meeting.

For a special meeting, notice shall be delivered to or mailed and received at the principal executive offices of Enterprise not less than 40 nor more than 60 days prior to the date of such meeting; provided, however, that if less than 50 days’ notice of the special meeting is given to shareholders, the notice must be received not later than the close of business on the 7th day following the earlier of (a) the date on which notice of the special meeting is first mailed by Enterprise to shareholders; or (b) the date on which the public announcement is first made of the date of the special meeting.

The notice must set forth the following as to each matter proposed to be brought before the annual or special meeting: (i) a description of the business desired to be brought and the reasons for conducting such business at the meeting (ii) the name and address of the shareholder proposing such business and any “shareholder associated person” (as defined in Enterprise’s bylaws); (iii) the class and number of shares of stock that are owned beneficially and of record by the shareholder proposing such business and by any shareholder associated person with respect to the stock, and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests held by such

Shareholders who wish to submit business for consideration at an annual or special meeting must: (i) be a shareholder of record at the time such shareholder gives notice for such meeting and at the time of such meeting; and (ii) have given timely notice in writing to the Secretary of Independent.

For an annual meeting, notice shall be delivered to or mailed and received at the principal executive offices of Independent not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date more than 75 days prior to such anniversary date, notice by the shareholder must be received not later than the close of business on the 20th day following the date on which notice of the date of the meeting was mailed or publicly disclosed, whichever was first.

For a special meeting, notice by the shareholder must be received not later than the close of business on the 20th day following the date on which notice of the date of the meeting was mailed or publicly disclosed, whichever was first.

The notice must set forth as to each matter the shareholder proposes to bring before the meeting: (a) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (b) the name and address of the shareholder; (c) the class and number of shares of common stock of the corporation held of record, owned beneficially and represented by proxy by the stockholder as of the record date for the meeting and as of the date of the notice by the stockholder; and (d) all other information which would be required to be included in a proxy statement or other filings required to be filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act.

For both annual and special meetings, in the event the proposal relates or refers to a proposal or transaction involving the shareholder or third party which, if it were to have been consummated at the time of the meeting, would have required prior notification or filing with any governmental entity, then appropriate evidence of all such notices or filings and issuance or shareholder and shareholder associated person; (iv) any material interest of the shareholder proposing such business or any shareholder associated person in such business; and (v) any agreements the shareholder proposing such business or any shareholder associated person has with other persons or entities in connection with such business.

Shareholders who wish to include business in a proxy statement prepared by Enterprise must also comply with Rule 14a-8 under the Exchange Act.

all orders and taking of all actions by all such governmental entities shall be included in the notice to the Secretary.

Board of Directors; Number and Term of Office

Enterprise’s bylaws and articles of organization provide that the minimum number of directors shall be no less than three or as required by Massachusetts law, as fixed by a vote of the board of director (provided that if at any time of such action there is an interested shareholder, a majority vote of the continuing directors then in office shall also be required). The board of directors is to be divided into three classes as nearly equal in number as possible. Directors of each class are elected for a term of three years.

Enterprise’s bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast. In the event that the number of director nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present at the annual meeting or special meeting, as the case may be.

Any vacancy on the board of directors occurring as a result of resignation, removal, death or increase in the number of directors may be filled by a majority of the remaining directors (provided, that if at any time of such action there is an interested shareholder, a majority vote of the continuing directors then in office shall also be required). Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board of directors is to be divided into three classes, as nearly equal in number as possible. Directors of each class are elected for a three-year term.

The board of directors may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as equal as possible, creating a staggered board of directors.

Independent’s bylaws and governance principles provide for majority voting in uncontested director elections. In an uncontested election, if an incumbent director standing for election is not reelected by a majority of the votes cast, the director is required to promptly tender a notice of resignation to the board of directors. The resignation is not effective unless accepted by the board of directors. The nominating committee would then recommend whether the board of directors should accept or reject a tendered resignation. In determining whether to accept a tendered resignation, the board of directors would consider the potential impact of the resignation on compliance with applicable legal and listing standards and any other factors deemed relevant. An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting. In contested elections, the vote standard would be a plurality of votes cast.

No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

Board of Director Nominations

Nominations for election to the board of directors at an annual meeting of shareholders may be made by or at the direction of a majority of the board of directors or by any shareholder entitled to vote for the election of directors.

In order to nominate a director at an annual meeting or special meeting, a shareholder must: (i) be a shareholder of record at the time such shareholder gives notice for such meeting; (ii) be entitled to vote at such meeting; and (iii) have given timely notice in writing to the Secretary of Enterprise.

For an annual meeting, notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the meeting is called for a date more than 30 days prior to such anniversary date, or delayed more than 60 days after such anniversary date, notice must be received not later than the later of (i) 70 calendar days prior to the date of the annual meeting or (ii) the close of business on the 7th day following the earlier of (a) the date on which notice of the annual meeting is first mailed by Enterprise to shareholders; or (b) the date on which public announcement is first made of the date of the annual meeting.

For a special meeting, notice shall be delivered to or mailed and received at the principal executive offices of Enterprise not less than 40 nor more than 60 days prior to the date of such meeting; provided, however, that if less than 50 days’ notice of the special meeting is given to shareholders, the notice must be received not later than the close of business on the 7th day following the earlier of (a) the date on which notice of the special

Nominations for election to the board of directors at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the secretary.

Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class and number of shares of common stock of Independent, if any, which are beneficially owned by the person; (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules; and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder; (ii) the class and number of shares of common stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if the date has been made meeting is first mailed by Enterprise to shareholders, or (b) the date on which a public announcement is first made of the date of the special meeting.

The notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named as a nominee; (b) as to the shareholder giving notice, (i) the name and address of the shareholder and any shareholder associated person’ and (ii) the class and number of shares of the corporation that are owned by such shareholder and by any shareholder associated person, and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests held by such shareholder and shareholder associated person; (c) a description of any material relationships between the shareholder giving the notice and any shareholder associated person and the proposed nominee; (d) a completed independence questionnaire regarding the proposed nominee; (e) a written representation from the proposed nominee that they do not have, nor will they have, any undisclosed voting commitments with respect to their actions as a director; and (f) any other information reasonably requested by the corporation.

To be eligible to be a nominee for election or re-election as a director, a person nominated by a shareholder must deliver to the Secretary at the principal executive offices of the corporation, a written questionnaire with respect to the background and qualification of such person and a written representation and agreement that such person: (i) is not and will not become party to any undisclosed voting commitment or any voting commitment that could limit the person’s fiduciary duties; (ii) is not and will not become a party to any undisclosed compensation agreement other than an agreement with the corporation; (iii) will comply with the corporation’s policies and guidelines; and (iv) is not subject to any restrictions, orders, prohibitions, or regulatory actions by any state or federal banking regulator of the corporation or its subsidiaries.

Shareholders who wish to include business in a proxy statement prepared by Enterprise must also comply with Rule 14a-8 under the Exchange Act.

publicly available) and as of the date of the notice; (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) is qualified at the time of giving notice to have the individual serve as the nominee of the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) if the individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for the shareholder (and any party on whose behalf the shareholder is acting) to be so qualified; (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (vi) such other information regarding the shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

A director may only be removed from office for reason of: (i) conviction of a felony; (ii) court declaration of an unsound mind; (iii) gross dereliction of duty as determined by a majority of the board of directors; (iv) commission of an act involving moral turpitude; or (v) intentional misconduct or knowing violation of law resulting in both improper substantial personal benefit and a material injury to the corporation. The removal of a director requires either (i) the vote of two-thirds of the total votes eligible to be cast by shareholders or (ii) a two-thirds vote of the board of directors (provided, that if at any time of such action there is an interested shareholder, a two-thirds vote of the continuing directors then in office shall also be required). Directors may only be removed at a meeting of shareholders or of the board of directors called for such purpose.

A director may resign at any time by giving written notice to the Chairman, Chief Executive Officer, or the board of directors and is effective upon acceptance of the resignation by the board of directors.

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

The bylaws may be altered, amended or repealed by the shareholders by an affirmative vote of two-thirds of the total votes eligible to be cast by the shareholders of the corporation at a duly constituted shareholder meeting. The board of directors may alter, amend, or repeal the bylaws, except for those provisions which may only be amended exclusively by action of the shareholders, by a majority vote (provided, that if at any time of such action there is an interested shareholder, a two-thirds vote of the continuing directors then in office shall also be required).

Enterprise’s articles of organization provide further that any bylaws adopted by the directors may be amended or repealed by the shareholders.

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed amendment and if the votes cast “for” the action entitled to vote exceed the votes cast “against” the action. The board of directors may alter, amend, repeal, adopt or otherwise modify the bylaws, except those provisions that specify otherwise or as prohibited by the bylaws, the articles of organization or by law.

Independent’s bylaws provide further that any bylaws adopted by the directors may be amended or repealed by the shareholders.

Amendment of Articles of Organization

Generally, the articles of organization of Enterprise may be amended or repealed only after a majority vote of directors and, if such amendment or repeal must also be approved by the shareholders, a majority vote of the shareholders (provided, that if at any time within the sixty-day period preceding such action there is an interested shareholder, a two-thirds vote of the	Generally, the articles of organization of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of organization, may be amended or repealed only by a two-thirds majority vote of the shareholders.

continuing directors then in office shall also be required prior to approval by the shareholders).

Amendments affecting Articles III or IV, dealing with common stock and certain business combinations, may be amended or repealed only by the affirmative vote of two-thirds of the total votes eligible to be cast by the shareholders of the corporation a duly constituted shareholder meeting.

Limitation of Liability and Indemnification

Enterprise’s bylaws and articles of organization provide for the limitation of liability of directors, officers and certain non-officer employees. Under the articles of organization, a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the articles of organization do not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for improper distributions under Section 6.40 of Chapter 156D of the MGL; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Enterprise’s bylaws provide for indemnification of an officer or director by Enterprise against all expenses incurred by such officer or director in connection with any threatened, pending, or completed proceeding in which such officer or director is involved as a result of serving or having served (a) as an officer, director or employee of the corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity, the majority of which is owned by the corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the board of directors.

Enterprise may, but is not required to, indemnify non-officer employees of the corporation against all expenses incurred by such non-officer employee or in connection with any threatened, pending, or completed proceeding in which such non-officer employee is involved as a result of serving or having served (a) as a non-officer employee of the corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity, the majority of which is owned by the corporation; or (c) in any capacity with any other

Independent’s bylaws and articles of organization provide for the limitation of liability of directors and officers. Under the articles of organization, a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the articles of organization do not eliminate or limit the liability of a director (i) for any breach of the director’s or officer’s duty of loyalty to Independent or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for improper distributions under Section 6.40 of Chapter 156D of the MGL; or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the provision of the articles of organization is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the articles of organization further provide that if the MBCA is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by the amendment or amendments.

Independent’s bylaws and articles of organization provide for indemnification of a director or officer by Independent against all liabilities incurred or suffered by the director or officer or on his or her behalf in connection with any threatened, pending, or completed proceeding (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity for or on behalf of the corporation while serving as a director or officer) or any claim, issue or matter therein, which proceeding such director or officer is, or is threated to be made, a corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the board of directors.

No officer, director, or non-officer employee shall be indemnified by Enterprise unless: (1) the service of the officer, director, or non-officer employee was requested and directed by vote of the board of directors prior to the occurrence of the event to which the indemnification relates; and (2) the corporation maintains insurance coverage for the type of indemnification sought. Notwithstanding, the board of directors may provide an officer, director, or non-officer employee with indemnification even if one of the two foregoing conditions are not met if the board of directors determines it is in the best interest of the corporation to do so.

However, no indemnification shall be provided to an officer, director, or non-officer employee if such person is found, through the adjudication, settlement, or compromise of a proceeding, not to have acted in good faith in the reasonable belief that the action taken was in the best interests of the corporation or at least not opposed to the best interests of the corporation; provided, however, corporation has no obligation to indemnify the officer, director, or non-officer employee, whether or not the foregoing standard is met, with respect to any proceeding in which (i) such a person is, was, or is threatened to be a defendant or respondent; (ii) the corporation is a claimant; and (iii) a majority of the board of directors authorized the corporation to act as a claimant with respect to such person. The determination shall be made by a majority of those directors not involved in such proceeding. However, if more than half of the directors are involved, then the determination shall be made by majority vote of a committee of three disinterested directors. If there are less than three disinterested directors, then the corporation’s regular outside counsel shall make the determination. If the regular counsel is involved in such proceeding or related matter, then an Independent counsel that has no prior involvement shall make the determination.

As authorized by the board of directors, a committee of three disinterested directors, or counsel, Enterprise may advance the expenses incurred in defending a proceeding to an officer, director, or non-officer employee, upon receipt of (i) a written affirmation by the officer, director, or non-officer employee seeking indemnification of his or her good faith belief that he or party to or participant by reason of such director’s or officer’s corporate status, but only if (i)(A) the director or officer conducted himself or herself in good faith; (B) he or she reasonably believed that his or her conduct was in the best interests of Independent or that his or her conduct was at least not opposed to the best interests of Independent; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) the director or officer engaged in conduct for which he or she shall not be liable under Section 7 of Article VI of the articles of organization.

However, Independent is not required to indemnify or advance expenses to a director or officer in connection with a proceeding initiated by the director or officer (including, without limitation, any cross-claim or counterclaim), unless the initiation of such proceeding was authorized by the board of directors. The rights of indemnification continue as to a director or officer and inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. As with the limitation on liability of directors and officers, the articles of organization provide that, if the MBCA is amended, then the indemnification of a director or officer, in addition to the indemnification provided in the articles of organization, shall be provided to the fullest extent permitted by the amendment or amendments.

In addition, the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or officer did not meet the relevant standard described above.

The bylaws and articles of organization further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be

she has met the relevant standard of conduct described above or that the proceeding involves conduct for which liability has been eliminated under a provision Enterprise’s articles of organization; and (ii) a written undertaking by the officer, director, or non-officer employee seeking indemnification to repay any funds advanced if such officer, director, or non-officer employee shall be determined to be not entitled to indemnification.	made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel selected in the manner prescribed in the articles of organization and the bylaws; or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Anti-Takeover Statutes/Provisions

The MGL contains an “anti-takeover” provision, prohibiting a publicly-held Massachusetts corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder; (ii) the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested shareholder; or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder). Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A “business combination” includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested shareholders.

The MGL also includes a “control share acquisition” provision. Under the control share acquisition provision, any shareholder of a company subject to this statute who acquires 20% or more of the outstanding voting stock of a company may not vote such stock unless the shareholders of the company so authorize.

Finally, the MGL includes a provision that requires the person commencing a takeover bid to file certain information with the Secretary of the Commonwealth and the target company and provides that a bidder who fails to disclose its intent to gain control over a target corporation prior to acquiring 5% of the target company’s stock is precluded from making any takeover bid for a period of one year after crossing the 5% threshold. However, bank holding company offerors are excluded from this provision.

Enterprise has not opted out of the anti-takeover provision or the control share acquisition provision, and the advance notice requirement is not applicable to this transaction. Independent’s bylaws expressly opt out of the MGL’s “control share acquisition” provision.

Approval of Business Combinations

The bylaws and articles of organization of Enterprise do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Enterprise’s shareholders are subject to the default rule under the MBCA requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.	The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Independent’s shareholders are subject to the default rule under the MBCA requiring the

Enterprise’s articles of organization also requires the affirmative vote of the holders of at least two-thirds of the voting power of the voting stock of Enterprise for the following business combinations: (1) any merger or consolidation of Enterprise or any of its subsidiaries with (i) any interested shareholder; or (ii) any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; (2) any sale or disposition to or with any interested shareholder or any affiliate of any interested shareholder of any asset of Enterprise or any of its subsidiaries having a value of $2,500,000 or more; (3) any acquisition by Enterprise or any of its subsidiaries of all or substantially all of the assets or business of any interested shareholder or any affiliate of any interested shareholder; (4) the issuance or transfer by Enterprise or any subsidiary of any securities of Enterprise or any subsidiary to any interested shareholder or any affiliate of any interested shareholder in exchange for any consideration having an aggregate value of $2,500,000 or more; (5) the adoption of any plan or proposal for liquidation or dissolution of Enterprise proposed by or on behalf of any interested shareholder or any affiliate of any interested shareholder; or (6) any Enterprise securities reclassification, any merger or consolidation of Enterprise, or any transaction which increases the proportion of the outstanding shares of any class of equity or convertible securities of Enterprise or any of its subsidiaries which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, such voting standard is not required when (a) such business combination is approved by two-thirds of continuing directors; or (b) all of the following conditions are met: (i) if the certain conditions regarding the aggregate of cash and other consideration received by Enterprise shareholders as set forth in Section 4.2B of the articles are satisfied; (ii) the consideration to be received by holders of a particular class of outstanding stock shall be in cash or the same form as the interested shareholder had previously paid for shares of such class of stock; (iii) after becoming an interested shareholder and prior to consummation of the business combination; (a) there shall have been (1) no failure to pay dividends payable on the Enterprise stock; (2) no reduction in the annual rate of dividends paid on the common stock, unless approved by a majority of the continuing directors; and (3) an increase in dividends as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

effect of reducing the number of outstanding shares of common stock unless failure to do is approved by a majority of the continuing directors; and (b) the interested shareholder shall not have become the owner of any additional shares of stock; (v) the interested shareholder shall not have received any financial benefit provided by the corporation that other shareholders have not proportionally also received unless approved by a majority of the continuing directors’ and (vi) a proxy statement describing the business combination shall be mailed to shareholders of the corporation at least 20 days prior to consummation of the business combination.

Shareholder Rights Plan

On December 6, 2024, Enterprise and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) of that certain Renewal Rights Agreement, dated as of December 11, 2007 and as previously amended on January 5, 2018 (as amended, the “Rights Agreement”), by and between Enterprise and the Rights Agent. The Rights Agreement Amendment accelerated the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “5:00 P.M., New York City Time, on December 7, 2024.” Accordingly, the Rights which were previously distributed to holders of common stock of Enterprise, expired as of 5:00 P.M., New York City Time, on December 7, 2024, upon the expiration of the Rights Agreement and no person has any rights pursuant to the Rights Agreement or the Rights.	Independent has not adopted a shareholder rights plan.

Exclusive Forum

Unless the board of directors consents in writing, the exclusive forum for (i) any derivative action brought on behalf of Enterprise; (ii) any action asserting a claim of breach of fiduciary duty; (iii) any action against Enterprise or former director, officer, employee or agent of Enterprise, arising pursuant to the MBCA, articles of organization, or bylaws; (iv) any action asserting a claim against Enterprise or former director, officer, employee or agent governed by the internal affairs doctrine; (v) any action regarding indemnification nor advancement of expenses; or (vi) any action, proceeding to interpret, apply, enforce or determine the validity of the articles of organization or the bylaws is the Business Litigation Session in the Suffolk County Superior Court.	Independent does not have an exclusive forum clause in its articles of incorporation or bylaws.

However, if that court lacks jurisdiction, then the United States District Court for the District of Massachusetts, Boston Division, shall be the exclusive forum.

BENEFICIAL OWNERSHIP OF ENTERPRISE DIRECTORS, NAMED EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth stock ownership information with respect to Enterprise’s directors, named executive officers, all directors and executive officers as a group and all other persons known to Enterprise who are the beneficial owners of more than 5% of Enterprise’s common stock. All such information is as of December 31, 2024, except as otherwise noted. All shares of Enterprise common stock are owned of record and beneficially, and each person and group identified has sole voting and investment power with respect to such shares, except as otherwise noted.

Directors and Named Executive Officers	Shares of Common Stock Beneficially Owned (1)(2)	Percent of Total Common Stock (3)
Kenneth S. Ansin (4)	928,307	7.46%
Gino J. Baroni (5)	18,913	*
John R. Clementi (6)	84,171	*
James F. Conway, III	37,420	*
Carole A. Cowan	27,385	*
Normand E. Deschene	21,841	*
George L. Duncan (7)	442,780	3.56%
John T. Grady, Jr.	9,385	*
Mary Jane King (8)	20,009	*
John A. Koutsos	44,717	*
Steven R. Larochelle	53,609	*
Joseph C. Lerner	37,229	*
Richard W. Main (9)	235,577	1.89%
Jacqueline F. Moloney (10)	25,478	*
Michael T. Putziger (11)	232,248	1.87%
Carol L. Reid (12)	34,355	*
Nickolas Stavropoulos (13)	10,124	*
John P. Clancy, Jr. (14)	197,695	1.59%
Stephen J. Irish (15)	47,991	*
Joseph R. Lussier (16)	16,066	*
Brian H. Bullock (17)	72,724	*
All Enterprise directors and executive officers as a group (26 Persons)	2,693,890	21.64%
Other 5% Shareholders
BlackRock, Inc. (18)	927,313	7.5%

*	Named individual beneficially owns less than 1% of total Enterprise common stock.
(1)	The information as to the Enterprise common stock beneficially owned has been furnished by each such shareholder.
(2)

Includes shares subject to options exercisable within 60 days as follows: Mr. Clancy, 19,521; Mr. Larochelle, 3,312; Mr. Duncan, 14,883; Mr. Bullock, 3,312; Mr. Main, 9,477; Mr. Irish, 0; Mr. Lussier, 1,889; and all directors and executive officers as a group, 64,156.

(3)

The percentage ownership interest of each Enterprise director, named executive officer and all Enterprise directors and executive officers as a group is calculated on the basis of 12,447,308 shares outstanding as of the December 31, 2024, plus, in each such calculation, the number of shares that may be purchased pursuant to vested options held by the individual Enterprise director or named executive officer or all Enterprise directors and executive officers as a group, as the case may be.

(4)	Includes 917,687 shares owned by Mr. Ansin through trusts for which he serves as trustee and 2,345 shares owned by Mr. Ansin’s wife.

(5)	Includes 14,216 shares owned jointly with Mr. Baroni’s wife and 40 shares owned by Mr. Baroni’s grandchildren for whom Mr. Baroni acts as custodian.
(6)	Includes 77,326 shares held by Mr. Clementi through trusts.
(7)	Includes 18,445 shares owned by Mr. Duncan’s wife’s trust and 49,000 shares held by Mr. Duncan through a trust.
(8)	Includes 2,500 shares owned by Ms. King’s husband, 2,200 shares held by Ms. King through a trust.
(9)	Includes 174,749 shares held by Mr. Main through trusts.
(10)	Includes 17,386 shares owned jointly with Dr. Moloney’s husband.
(11)	Includes 24,931 shares owned by trusts for which Mr. Putziger is the trustee.
(12)	Includes 32,155 shares held by Ms. Reid through a trust.
(13)	Includes 4,843 shares held by Mr. Stavropoulos through a trust.
(14)	Includes 171,140 shares owned jointly with Mr. Clancy’s wife.
(15)	Includes 329 shares owned by Mr. Irish’s minor grandchildren for whom Mr. Irish acts as custodian.
(16)	Includes 4,022 shares owned jointly with Mr. Lussier’s wife.
(17)	Includes 60,225 shares owned jointly with Mr. Bullock’s wife and 3,016 shares held by Mr. Bullock’s wife.
(18)	Reported ownership by BlackRock Inc. is as of September 30, 2024, from their most recent Schedule 13G/A filing.

LEGAL MATTERS

The validity of the shares of Independent common stock to be issued in connection with the merger will be passed upon for Independent by Patricia M. Natale, General Counsel and Corporate Secretary of Independent.

Simpson Thacher & Bartlett LLP, counsel for Independent, and Hunton Andrews Kurth LLP, counsel for Enterprise, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for Independent and Enterprise, respectively.

EXPERTS

Independent

The consolidated financial statements of Independent Bank Corp. appearing in Independent Bank Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Independent Bank Corp.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Enterprise

The consolidated financial statements of Enterprise Bancorp, Inc. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated in this Prospectus by reference from the Enterprise Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

ANNUAL MEETING OF SHAREHOLDERS AND SHAREHOLDER PROPOSALS

Upon the completion of the merger, Enterprise will be merged with and into Independent and, consequently, will no longer hold annual meetings of Enterprise shareholders. In that case, shareholder proposals must be or must have been submitted to Independent in accordance with the procedures described below.

All applicable timeframes for shareholders to submit proposals for business to be brought before the 2025 annual meeting of Enterprise shareholders has elapsed. A shareholder proposal for business to be brought before the 2026 annual meeting of Enterprise shareholders will be acted upon only in the following circumstances:

•

If the proposal relates to the nomination of a person to serve as a director of Enterprise, then pursuant to Enterprise’s bylaws, a written proposal describing various matters regarding the nominee, including name, address and shares held, and otherwise meeting all other requirements set forth in Enterprise’s bylaws must be received by the Secretary of Enterprise no earlier than December 7, 2025 and no later than January 6, 2026.

•

If the proposal relates to any other business and is not to be included in Enterprise’s proxy statement and proxy for the 2026 annual meeting of shareholders, then pursuant to Enterprise’s bylaws, a written proposal (meeting all other requirements set forth in Enterprise’s bylaws) must be received by the Secretary of Enterprise no earlier than January 6, 2026 and no later than February 5, 2026.

•

If the shareholder wishes the proposal to be included in Enterprise’s proxy statement and proxy for the 2026 annual meeting of Enterprise shareholders, the proposal must comply with all requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act and must be received by Enterprise at its principal offices no later than December 2, 2025 (assuming that Enterprise will mail its proxy statement to shareholders for the 2025 annual meeting of shareholders on or about April 1, 2025).

In addition to the advance notice provisions contained in Enterprise’s bylaws described above, in order to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the nominees of Enterprise board of directors must provide notice to the Secretary of Enterprise setting forth the information required by Rule 14a-19 promulgated by the SEC under the Exchange Act not later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. Because the 2025 annual meeting of Enterprise shareholders is expected to be held on or about May 6, 2025, the anniversary of such annual meeting will be May 6, 2026. For any such director nominee to be included on the proxy card for Enterprise’s 2026 annual meeting of shareholders, the Secretary of Enterprise must receive notice under SEC Rule 14a-19 no later than March 7, 2026.

Proposals should be sent to Enterprise Bancorp, Inc., 222 Merrimack Street, Lowell, Massachusetts 01852, Attention: John A. Koutsos, Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Enterprise file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. These reports, proxy and information statements, and other information that Independent and Enterprise file electronically with the SEC are available to the public at the web site maintained by the SEC at http://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Independent by accessing Independent’s web site at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings” or from Enterprise by accessing Enterprise’s web site at www.enterprisebanking.com under the sections “Investor Relations” and “SEC Filings.” The web addresses of the SEC, Independent and Enterprise are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

Independent has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Independent common stock to be issued to Enterprise shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Independent in addition to constituting a proxy statement for Enterprise shareholders. As allowed by SEC rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits or schedules to the registration statement. Statements contained in this document as to the content of any contract, agreement or other document referenced in this document are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The SEC allows Independent and Enterprise to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes the statement in the document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Independent:

•	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 8, 2024, August 6, 2024 and November 7, 2024, respectively;

•

Current Reports on Form 8-K filed with the SEC on May 16, 2024 and December 9, 2024 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

•

Any description of the shares of Independent common stock contained in a registration statement filed by Independent pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•	Restated Articles of Incorporation of Independent, as adopted July 16, 2015 (filed with the SEC as Exhibit 3.1 to Independent’s Annual Report on Form 10-K filed with the SEC on February 28, 2024);

•	Amended and Restated Bylaws of Independent, as adopted October 19, 2017 (filed with the SEC as Exhibit 3.2 to Independent’s Annual Report on Form 10-K filed with the SEC on February 28, 2024); and

•	Definitive proxy statement on Schedule 14A for the 2024 annual meeting of Independent shareholders, filed with the Securities and Exchange Commission on March 28, 2024.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Enterprise:

•	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 7, 2024, August 6, 2024 and November 5, 2024, respectively;

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on January  16, 2024, March  22, 2024, March  25, 2024, April  16, 2024, May  8, 2024, June  7, 2024, July  16, 2024, September  18, 2024, October  15, 2024, December  9, 2024, December  12, 2024, and December 20, 2024 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

•	Definitive proxy statement on Schedule 14A for the 2024 annual meeting of Enterprise shareholders, filed with the Securities and Exchange Commission on April 3, 2024; and

•

The description of Enterprise common stock contained in Exhibit 4.3 of Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024, and any other amendment or report filed for the purposes of updating such description.

In addition, Independent and Enterprise are incorporating by reference (i) any document they may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial date of the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) any document they may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and until the date that the offering is terminated, provided that Independent and Enterprise are not incorporating by reference any information furnished to, but not filed with, the SEC.

You can obtain copies of this proxy statement/prospectus and any of the Independent documents or Enterprise documents incorporated by reference herein or certain other information concerning Independent and Enterprise, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

Independent Bank Corp.	Enterprise Bancorp, Inc.
288 Union Street	222 Merrimack Street
Rockland, Massachusetts 02370	Lowell, Massachusetts 01852
Attention: Patricia M. Natale, General Counsel and	Attention: John Koutsos
Corporate Secretary	Secretary
(774) 363-9872	(978) 459-9000

To obtain timely delivery of these documents before the special meeting, Enterprise shareholders must request the information no later than five business days before the date of the Enterprise special meeting).

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. Enterprise has supplied all information contained in this document relating to Enterprise. Neither Independent nor Enterprise has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February 19, 2025. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Enterprise shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 8, 2024

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

ENTERPRISE BANCORP, INC.,

AND

ENTERPRISE BANK AND TRUST COMPANY

A-i

A-ii

A-iii

SCHEDULES AND EXHIBITS

Schedules:

Company Disclosure Schedule

Buyer Disclosure Schedule

Exhibits:

Exhibit A – Form of Voting Agreement

Exhibit B – Plan of Bank Merger

A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 8, 2024, by and among Independent Bank Corp., a Massachusetts corporation (“Buyer”), Rockland Trust Company, a Massachusetts trust company and wholly owned subsidiary of Buyer (“Buyer Bank”), Enterprise Bancorp, Inc., a Massachusetts corporation (“Company”), and Enterprise Bank and Trust Company, a Massachusetts trust company and wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and shareholders; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer the surviving entity (the “Merger”), and (ii) Company Bank will thereafter merge with and into Buyer Bank, with Buyer Bank the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, each director and Executive Officer of Company has entered into a voting agreement with Buyer dated as of this date (a “Voting Agreement”), substantially in the form attached to this Agreement as Exhibit A, pursuant to which each such person has agreed to vote all shares of Company Common Stock (as defined in this Agreement) he or she owns in favor of the approval of this Agreement and the transactions it contemplates;

WHEREAS, for federal income tax purposes (and, if applicable, state and local tax purposes), the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law) and relevant Treasury Regulations, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any relevant comparable provision of state law); and

WHEREAS, the parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and other applicable Law. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MBCA (in such capacity, the “Surviving Entity”).

Section 1.02 The Bank Merger. Following the Closing, Company Bank shall merge with and into Buyer Bank (the “Bank Merger”), with Buyer Bank as the surviving entity in the Bank Merger (in such capacity, the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at such time following the Closing as Buyer shall specify (the “Effective Time”). The Bank Merger shall be implemented pursuant to the agreement and plan of bank merger attached as Exhibit B (the “Plan of Bank Merger”). Prior to the Closing, (a) Company shall cause the Plan of Bank Merger to be duly executed by Company Bank and delivered to Buyer, (b) Buyer shall cause Buyer Bank to duly execute and deliver the Plan of Bank Merger to Company, and (c) Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute, deliver, file or obtain, as applicable, such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger at such time following the Closing as Buyer shall specify (the “Bank Merger Certificates”).

Section 1.03 Closing. Unless otherwise mutually agreed to by the parties, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents on a date (the “Closing Date”) which is five (5) Business Days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”), provided, however, that if the Approval Date occurs during the month immediately prior to the start of Buyer’s next fiscal quarter, the Closing shall occur on the last Business Day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first calendar day of the month of Buyer’s next fiscal quarter. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.

Section 1.04 Effective Time. Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Secretary of the Commonwealth of Massachusetts on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

Section 1.05 Articles of Organization and Bylaws. At the Effective Time, the Articles of Organization and Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Articles of Organization and Bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.

Section 1.06 Directors and Officers of the Surviving Entity. Subject to Section 5.23(a) of this Agreement, at the Effective Time, the directors and officers of Buyer as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity, and each such individual shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.07 Tax Consequences. For federal income Tax purposes (and, if applicable, state and local Tax purposes), it is intended that each of the Merger and the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law) and relevant Treasury Regulations, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any comparable provisions of state law). This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating each of the Merger and the Bank Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 1.08 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney (or shall take, or cause to be taken, all such necessary action as may be reasonably requested by Buyer) to execute and deliver all deeds, assignments, documents, or assurances in Law and to perform any other acts as are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Company or otherwise to take any and all additional actions they deem necessary or advisable.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration; Effects on Capital Stock of the Merger. Subject to the provisions of this Agreement, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust or custodial accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired immediately prior to the Effective Time without any conversion, and no payment shall be made with respect to them.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(b) above) shall become and be converted into the right to receive (i) $2.00 in cash (the “Cash Consideration”) and (ii) 0.60 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, Stock Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.03 of this Agreement are sometimes referred to in this Agreement collectively as the “Merger Consideration.”

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01(c) of this Agreement, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent as provided by Bloomberg L.P. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

Section 2.04 Exchange Procedures.

(a) On or prior to the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (that cash and New Certificates, being referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered their Certificate of Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Certificate shall be entitled to receive in exchange, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check or wire transfer representing that amount of cash to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check or wire transfer representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which the former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.04(b), each Certificate (other than Certificates representing shares described in Section 2.01(b) of this Agreement) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions as provided in paragraph (c) of this Section 2.04 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender his or her Certificate in accordance with this Section 2.04. After the surrender of a Certificate in accordance with this Section 2.04, the record holder shall be entitled to the prompt payment of any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.04, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as may be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not complied with Section 2.04(b) of this Agreement shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock the shareholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims.

(f) Buyer (through the Exchange Agent, if applicable) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer (or any other applicable withholding agent) is required to deduct and withhold under applicable Law; provided, however, that Buyer or the Exchange Agent, as applicable, shall make commercially reasonably efforts to provide notice to the Person subject to such deduction or withholding of the amount and nature of such deduction or withholding, including providing such Person with a reasonable opportunity to mitigate or eliminate such deduction or withholding. The parties to this Agreement acknowledge that no withholding is expected under applicable U.S. federal income Tax Law as in effect as of the Effective Time (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by any holder of shares of Company Common Stock to timely provide a duly executed and properly completed IRS Form W-9 or other applicable form pursuant to the letter of transmittal certifying no withholding is expected) with respect to any amounts payable pursuant to this Agreement. Any amounts so deducted and withheld, and timely remitted to the applicable Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer (or any other applicable withholding agent).

Section 2.05 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to a Buyer Benefit Plan in existence as of the date of this Agreement.

Section 2.06 Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (each sometimes referred to as an “Option,” and collectively sometimes referred to as the “Options”) granted under Company’s 2009 Stock Incentive Plan and 2016 Stock Incentive Plan (as amended, the “Company Equity Plans”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of (x) the Per Share Cash Equivalent Consideration over (y) the Exercise Price (the “Cash Payment”). Any Option for which the Exercise Price exceeds the Per Share Cash Equivalent Consideration shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.06(a), “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for with respect to such Option. The Cash Payment shall be paid in cash within five (5) Business Days after the Closing Date, shall be made without interest and shall be less applicable tax withholdings. Company shall prohibit the exercise of any Option beginning on and after the fifth (5) trading day immediately preceding the Closing Date.

(b) Each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restrictions granted under a Company Equity Plan that is outstanding and unvested immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall automatically vest in full at the Effective Time and shall be considered outstanding shares of Company Common Stock entitled to receive the Merger Consideration. Buyer shall issue the consideration described in this Section 2.06(b), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(c) At the Effective Time, the Company Equity Plans and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company, including the ESPP, shall be of no further force and effect.

(d) At or prior to the Effective Time, Company, the board of directors of Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the Options and Company Restricted Stock Awards and to effectuate the provisions of this Section 2.06.

Section 2.07 Tax Matters. Notwithstanding anything in this Agreement to the contrary, the parties agree that this Agreement provides for “fixed consideration” within the meaning of Treasury Regulation Section 1.368-1(e)(2)(iii)(A) and, accordingly, the parties intend that the value of the aggregate Stock Consideration (based upon the closing price of the Buyer Common Stock as reported on Nasdaq on the trading day immediately preceding the execution date of this Agreement) would be more than forty percent (40%) of the sum of (i) the aggregate Cash Consideration, (ii) the aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the shareholders of Company for purposes of Section 368(a) of the Code.

Section 2.08 No Dissenters’ Rights. Consistent with the relevant provisions of the MBCA and Company’s Articles of Organization, no shareholder of Company shall have appraisal rights with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) Concurrently with the execution of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.

(b) Except (i) as set forth on the Company Disclosure Schedule; provided that any disclosures made with respect to a section of this Article III shall be deemed only to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Company with the SEC since December 31, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) Company and Company Bank represent and warrant as follows:

Section 3.02 Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Company Bank is a Massachusetts chartered trust company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock of Company, par value $0.01 per share (“Company Preferred Stock”). As of December 6, 2024, there were (i) no shares of Company Preferred Stock outstanding, (ii) 12,429,635 shares of Company Common Stock outstanding, (iii) 136,615 shares reserved for issuance under existing Options (iv) 61,806 shares held in treasury, (v) no shares held by Company Subsidiaries, and (vi) 269,540 shares reserved for future issuance pursuant to the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested Company Restricted Stock Award or outstanding Option granted under the Company Equity Plans, identifying the nature of the award; the applicable Company Equity Plan pursuant to which such award was granted; the aggregate amount of unvested Company Restricted Stock Awards and outstanding Options and the weighted average strike price of outstanding Options; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating to the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth in Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.04(a).

Section 3.05 Corporate Power. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement and Company of the Plan of Bank Merger.

Section 3.06 Corporate Authority. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Company. The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger have been adopted by the board of directors of Company Bank. Except for the approval of this Agreement by the holders of at least two-thirds (2/3rds) of the Company Common Stock outstanding and entitled to vote thereon (the “Requisite Company Shareholder Approval”) and the approval of the Plan of Bank Merger by Company, in its capacity as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the MBCL, Company’s Articles of Organization and Bylaws, no other vote of the shareholders of Company is required by Law, Company’s Articles of Organization or Bylaws to approve this Agreement and the transactions contemplated by this Agreement. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, and the Massachusetts Commissioner of Banks, (ii) the Requisite Company Shareholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by Company, the sole shareholder of Company Bank and the filing of the Bank Merger Certificates; (iv) the filing and effectiveness of the Registration Statement with the SEC, (v) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger (the “Buyer Share Issuance”) and (vi) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. Each consent, approval, receipt, or waiver by the FRB, the FDIC and the Massachusetts Commissioner of Banks as referred to in clause (i) is a “Regulatory Approval.” To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or Privacy Obligation applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

Section 3.08 SEC Documents; Other Reports; Internal Control.

(a) Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2021 (the “Company Reports”) and, to the Knowledge of Company, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2021 with any Governmental Authority (other than Company Reports) and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Subject to Section 9.06 of this Agreement, except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2021. Subject to Section 9.06 of this Agreement, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(c) Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its

Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has implemented and maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since December 31, 2021, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2023 in amounts consistent with past practice (including such liabilities contained in the Company Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.

(c) Company Disclosure Schedule 3.09(c) includes a copy of Company’s Consolidated Financial Statements for Bank Holding Companies (on Form FR Y-9C) as of September 30, 2024 which includes information regarding “off-balance sheet arrangements” effected by Company.

(d) To the Knowledge of Company, RSM US LLP, which has expressed its opinion with respect to the financial statements of Company and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2023 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(b) Except as otherwise expressly permitted or expressly contemplated by this Agreement, and except as set forth in Company Disclosure Schedule 3.10(b), since the Company Balance Sheet Date, Company and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $100,000 in the aggregate or (B) $100,000 per annum with a term of more than one year, other than borrowings, loans and loan commitments in the ordinary course of business, or (ii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, or employees of Company or any of its Subsidiaries.

Section 3.11 Legal Proceedings.

(a) Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries is, or since December 31, 2021, has been, a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of noncompliance or other proceedings of any nature against Company or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) Subject to Section 9.06 of this Agreement, there is, and since December 31, 2021 has been, no injunction, order, judgment, or decree imposed upon Company, any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is and since December 31, 2021, has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, Privacy Obligations, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries has received, since December 31, 2021, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d) Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vi) under which Company or any of its Subsidiaries licenses (or grants or is granted rights in or to use) any material Intellectual Property, other than non-exclusive (x) in-licenses to off-the-shelf software with fees of less than $100,000 individually or in the aggregate or (y) out-licenses granted in the ordinary course of business, (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $100,000 in the aggregate, (viii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $100,000 in the aggregate, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (x) which is not terminable on sixty (60) calendar days or less notice and involving the payment of more than $100,000 per annum, (xi) which materially restricts the conduct of any business by Company of any of its Subsidiaries or contains any exclusivity, most-favored nations or similar provisions, (xii) which relates to any indebtedness for borrowed money, any debt securities or any swaps, hedging or derivatives arrangements (or the guarantee of any of the foregoing by Company or any of its Subsidiaries), (xiii) which is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries or (xiv) except as filed with the Company Reports prior to the date hereof, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Material Contract.

(b) (i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto, (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Material Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance, salary continuation, deferred compensation, supplemental retirement or similar contract, plan or arrangement with or which covers any present or former employee, director or consultant of Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Company Pension Plan (other than a plan qualified under Section 401(a) of the Code), Company Benefit Plan or Material Contract for each such person, specifying the assumptions in such schedule. The failure of Company to include immaterial amounts (both individually or in the aggregate) under this Section 3.13(c) shall not constitute a breach thereof.

(d) Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third Party Consents”) required under Material Contracts as set forth on Company Disclosure Schedule 3.13(d), no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 3.14 Agreements with Regulatory Agencies. Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or, to the Knowledge of Company, orally by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Subject to Section 9.06 of this Agreement, to Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Piper Sandler & Co. (“Piper Sandler”) in accordance with the terms of a letter agreement between Piper Sandler and Company, a true, complete, and correct copy of which has been delivered by Company to Buyer. Company Disclosure Schedule 3.15 sets forth Piper Sandler’s fees and commissions payable in connection with the transactions contemplated by this Agreement.

Section 3.16 Employee Benefit Plans.

(a) All material Company Benefit Plans are identified on Company Disclosure Schedule 3.16(a). True and complete copies of all material Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments to them, IRS Forms 5500 (for the three (3) most recently completed plan years), current summary plan descriptions, and the most recent IRS determination or opinion letters with respect to them, have been made available to Buyer, in each case, to the extent applicable.

(b) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance, to Company’s Knowledge, exists that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, would reasonably be expected to subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 4063 and 4064 of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time during the six (6)-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the thirty six (36)-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company to the extent required by GAAP. With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted and (ii) no such Company Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Other than as set forth on Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f) Other than as set forth on Company Disclosure Schedule 3.16 or as otherwise expressly provided in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” as defined in Section 280G of the Code, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (vii) result in any accounting accruals under any Company Benefit Plans not in the ordinary course of business. Set forth on Company Disclosure Schedule 3.16 is a true, correct and complete copy of Company’s Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(g) No Company Benefit Plan provides for the indemnification, gross-up or reimbursement of Taxes under Section 4999 of the Code.

(h) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable.

(i) Company Disclosure Schedule 3.16(i) sets forth the monetary amounts payable as of the date specified on such Schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance, salary continuation, deferred compensation, supplemental retirement or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(j) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the applicable Company Equity Plan) and has not otherwise been modified within the meaning of Section 409A of the Code, (C) has a grant date identical to the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(k) Company maintains no split dollar life insurance for the benefit of any current or former executive, employee director or other service provider (the “Split Dollar Policies”). Company has previously provided a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company or its Subsidiaries. Except as described in Company Disclosure Schedule 3.16(k), no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

Section 3.17 Labor Matters; Employment.

(a) Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor, to Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(c) (i) To Company’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of Company or a current officer of Company or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Company, any current Section 16 officer or any Senior Vice President.

Section 3.18 Environmental Matters.

(a) There has been no Release of, contamination by, or exposure of any Person to any Hazardous Substance (including at any facility or property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”)) that has or could give rise to any liability under Environmental Law for Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries is and has been in compliance, in all material respects, with all Environmental Laws, which compliance includes obtaining and complying with all permits, licenses, registrations and other authorizations required pursuant to Environmental Laws.

(c) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, claim, order, decree, report or other information regarding any actual or alleged violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(d) No Lien or encumbrance has been imposed on any facility or property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and, to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened which could result in the imposition of any such Lien or encumbrance.

(e) To Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned, leased or operated facility or property, or any Company Loan Property, that could reasonably be expected in connection with any Environmental Law to (i) result in any claim, liability, or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any facility or property, or (iii) adversely affect the value of any Company Loan Property.

(f) Company and its Subsidiaries have furnished to Buyer all environmental assessments, audits, reports, and other material documents and information in their possession or control relating to Company, any of its Subsidiaries, any predecessor, any facility or property currently or formerly owned. leased or operated by Company or any of its Subsidiaries, or any Company Loan Property.

(g) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries relating to any facility or property now or formerly owned or operated by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(h) To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to Company’s Knowledge, no underground storage tank has been closed or removed from any Company Loan Property.

Section 3.19 Tax Matters.

(a) Each of Company and its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any the Tax Returns of Company or its Subsidiaries, as applicable) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company in accordance with GAAP. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file, obtained in the ordinary course of business), and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith through appropriate proceedings and for which adequate provision has been made on the balance sheet of Company in accordance with GAAP) upon any of the assets of Company or any of its Subsidiaries.

(b) Each of Company and its Subsidiaries has withheld and paid all income or other material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, are pending or, to Company’s Knowledge, threatened with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company and its Subsidiaries for taxable periods ended December 31, 2023 and 2022. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2023 and 2022. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with written notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any Subsidiary is a party to or bound by any Tax indemnity, allocation or sharing agreement (other than an agreement with Company Bank and its Subsidiaries or such provisions in a commercial agreement the principal purpose of which is not Tax). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g) Within the two (2) years period ending on the date hereof, neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither Company nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Company nor any Subsidiary has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the CARES Act, any similar statutory relief, or any other Tax legislation related to the COVID-19 pandemic or pursuant to any written agreement with a Taxing Authority that remains unpaid.

(j) Company Disclosure Schedule 3.19(j) sets forth the entity classification of each Subsidiary of Company for U.S. federal income Tax purposes.

(k) Each of Company and its Subsidiaries has materially complied with escheat and unclaimed property obligations.

(l) Neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.20 Investment Securities; Borrowings; Deposits.

(a) Company has made available to Buyer the investment securities, mortgage backed securities and any other securities owned by Company or any of its Subsidiaries, as of October 31, 2024, as well as their descriptions, CUSIP numbers, book values, market values and coupon rates. Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects. Other than Company’s ownership of capital stock of Company Bank, neither Company nor any of its Affiliates owns in excess of 5% of any class of voting securities or the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution. Except for investments in FHLB stock, FRB stock, and the Bank Term Funding Program and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b) Company has made available to Buyer a true and complete list, as of October 31, 2024, of the borrowed funds (excluding deposit accounts) of Company and its Subsidiaries.

(c) Company has made available to Buyer a true and complete list, as of October 31, 2024, of the deposits of Company or any of its Subsidiaries that are “brokered” or “listing service” deposits.

(d) Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January  1, 2022, been in compliance with such policies, practices and procedures in all material respects.

Section  3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable rules, regulations and policies of any

Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time by Company or any of its Subsidiaries, as applicable, to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations, or defaults or allegations or assertions of default by any party to the Derivative Transactions.

(b) No Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each Derivative Transaction is listed on Company Disclosure Schedule 3.21(b), and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) As of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of October 31, 2024, more than sixty (60) calendar days delinquent in payment of principal or interest or in default of any other material provision. Company Disclosure Schedule 3.23 identifies (x) each Loan that, as of October 31, 2024, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company or Company Bank, together with the principal amount of and accrued and unpaid interest on each Loan and the identity of the borrower, and (y) each asset of Company that as of September 30, 2024 was classified as other real estate owned (“OREO”) and its book value as of the date of this Agreement. Set forth on Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Loan Exception Report as of October 31, 2024.

(b) Each material Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid, and binding obligation of the obligor named in such documents, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated, and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination or purchase of the Company Loans, and the loan documents with respect to each Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the FRB, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of an adverse determination to Company Bank with respect to any material Company Loan. None of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third-party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Company to repurchase from that Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Allowance; Impairment.

(a) Company’s allowance for credit losses as reflected in Company’s audited balance sheet as of September 31, 2024 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgment of management, adequate under all such standards.

(b) As of September 31, 2024, any impairment on loans, investments, derivatives and any other financial instrument in the Company Financial Statements was accounted for under GAAP.

Section 3.25 Administration of Trust and Fiduciary Accounts. The Company and Company Bank have administered all accounts for which they act as a fiduciary or agent, including but not limited to accounts for which they serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law in all material respects, and Company and Company Bank have not received any written customer demands, complaints, or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

Section 3.26 Investment Management and Related Activities. None of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.28 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.29 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply in all material respects, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 3.30 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete list of all material personal property, except for items having a book value of less than $10,000, owned by Company and each of its Subsidiaries. Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all real property (by name and location) owned by Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries (a) has good and marketable title to all of the Owned Real Property, free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate provision has been made on the balance sheet of Company in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

(c) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases” and together with the Owned Real Property, the “Company Real Property”). Each of the Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. There is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. There are no material pending or, to the Knowledge of Company, threatened condemnation proceedings against any Company Real Property.

Section 3.31 Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all registered or applied-for Owned Intellectual Property. Company or its Subsidiaries exclusively owns all Owned Intellectual Property, free and clear of all Liens. The Owned Intellectual Property registrations and applications are subsisting, unexpired, valid and enforceable, and since December 31, 2021, neither Company nor any of its Subsidiaries has received notice of a claim alleging otherwise. The conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate, or infringe (collectively, “Infringe”) the Intellectual Property of any third party and since December 31, 2021, neither Company nor any of its Subsidiaries has received any written notice alleging same. To the Knowledge of Company, no Person is Infringing any Owned Intellectual Property.

Section 3.32 Insurance.

(a) Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims involving more than $50,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

(b) Company Disclosure Schedule 3.32 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of October 31, 2024. The value of such BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP.

Section 3.33 Anti-Takeover Provisions. The board of directors of Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of Company’s Articles of Organization or Bylaws (collectively, “Takeover Restrictions”). In accordance with Section 3-202 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock in connection with the Merger.

Section 3.34 Fairness Opinion. The board of directors of Company has received the written opinion of Piper Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this

Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Piper Sandler has not amended or rescinded that opinion as of the date of this Agreement.

Section 3.35 Information Supplied. None of the information supplied or to be supplied by or on behalf of Company or Company Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, Company and Company Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer or Buyer Bank or any of their directors, officers, agents, advisors and representatives (collectively, “Representatives”) for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 3.36 Reserved.

Section 3.37 Information Security. Company and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby), and since December 31, 2021, (x) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (y) such Systems have functioned in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.

Section 3.38 Indemnification. Except as provided in Company’s Articles of Organization and Bylaws or the Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Covered Person”), and, to the Knowledge of Company, there are no claims for which any Covered Person would be entitled to indemnification under Company’s Articles of Organization and Bylaws, applicable Law or any indemnification agreement.

Section 3.39 Questionable Payments. None of Company, Company Bank or any of their Subsidiaries, or to Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Company, Company Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Company, Company Bank or any of their Subsidiaries, or to Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Company, Company Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.40 No Other Representations or Warranties. Except for the representations and warranties made by Company in this Article III or in any certificate delivered with respect thereto, and as qualified by the

Company Disclosure Schedule, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or any of Company’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. Company acknowledges and agrees that neither Buyer or Buyer Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered with respect thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) Concurrently with the execution of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.

(b) Except (i) as set forth on the Buyer Disclosure Schedule; provided that any disclosures made with respect to a section of this Article IV shall be deemed only to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Buyer with the SEC since December 31, 2023 prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer and Buyer Bank represent and warrant as follows:

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Massachusetts-chartered trust company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by Law, and all premiums and FDIC assessments required to be paid have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. As of November 30, 2024, the authorized capital stock of Buyer consisted solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 42,494,508 shares are outstanding as of the date of this Agreement (including 77,882 shares in the form of unvested performance based restricted stock awards without dividend or voting rights), (ii) no shares are held by Buyer Subsidiaries and (iii) 11,667 shares are reserved for future issuance as of the date of this Agreement pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges, or other encumbrances of any nature whatsoever. As of the date of this Agreement, there are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange, or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power. Buyer and its Subsidiaries have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Buyer of the Plan of Bank Merger.

Section 4.05 Corporate Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Buyer. The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger have been adopted by the board of directors of Buyer Bank. Subject only to the approval of the Plan of Bank Merger by Buyer, as the sole shareholder of Buyer Bank, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby. No vote of the shareholders of Buyer is required by Law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions it contemplates. Buyer and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2021 (the “Buyer Reports”) and, to the Knowledge of Buyer, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2021 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable. Subject to Section 9.06 of this Agreement, except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2021. Subject to Section 9.06 of this Agreement, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any Governmental Authority of, Buyer or any of its Subsidiaries.

(c) Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data, and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to them), except for any nonexclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has implemented and maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) designed to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2021, (x) neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Buyer or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties, or similar violation by Buyer or any of its officers, directors, employees, or agents to the board of directors of Buyer or any committee of the board of directors or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes to them), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2023 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.

(c) To the Knowledge of Company, Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of Buyer and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery, or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the approval of the Bank Merger and Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, and the filing of the Bank Merger Certificates; (iii) the filing and effectiveness of the Registration Statement with the SEC; (iv) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger; and (v) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) of this Agreement not being received in order to permit consummation of the Merger and Bank Merger on a timely basis or will include a Materially Burdensome Regulatory Condition.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the articles of organization or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Section 4.09 Agreements with Regulatory Agencies. Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing, or to the Knowledge of Buyer, orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any Buyer Regulatory Agreement. Subject to Section 9.06 of this Agreement, to Buyer’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2023 or in the Buyer Reports filed prior to the date of this Agreement, since December 31, 2023, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to Buyer’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance With Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2021 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders, or decrees or applicable to Buyer, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as described in Buyer Disclosure Schedule Section 4.11(c), subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries has received, since December 31, 2021, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer and Buyer Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the shareholders of Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, Buyer and Buyer Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company or any Affiliates thereof or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 4.13 Information Security. Buyer and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby), and since December 31, 2021, (x) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (y) such Systems have functioned in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.

Section 4.14 Legal Proceedings.

(a) Except as described in Buyer Disclosure Schedule Section 4.16(a), subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) Subject to Section 9.06 of this Agreement, there is no injunction, order, judgment, or decree imposed upon Buyer, any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any action.

Section 4.15 Brokers. Except for the fees and expenses of Keefe, Bruyette & Woods, Inc. (“KBW”) (which will be paid by Buyer), none of Buyer, Buyer Bank, or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.16 Employee Benefit Plans. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer:

(a) Except as described in Buyer Disclosure Schedule Section 4.16(a), All material benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”) are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance, to Buyer’s Knowledge, exists could result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Pension Plan under Section 401(a) of the Code. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA;

(b) Except as described in Buyer Disclosure Schedule 4.16(b), no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement; and

(c) All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer to the extent required by GAAP. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(d) To Buyer’s Knowledge, other than as set forth on Buyer Disclosure Schedule 4.16(d), neither Buyer nor any of its Subsidiaries has any material obligations for retiree health or life benefits under any Buyer Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality.

Section 4.17 Labor Matters; Employment. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor, to Buyer’s Knowledge, any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.18 Tax Matters.

(a) Buyer and each of its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All such Tax

Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return of Buyer or its Subsidiaries, as applicable) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file, obtained in the ordinary course of business), and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer and each Subsidiary has withheld and paid all income or other material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending or threatened with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where Buyer or its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Buyer or any of its Subsidiaries.

(d) Buyer and each Subsidiary have timely and properly taken such actions in response to and in compliance with written notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e) Neither Buyer nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Buyer and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an agreement with Buyer Bank and its Subsidiaries or such provisions in a commercial agreement the principal purpose of which is not Tax). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any Person (other than Buyer or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Within the two (2) years period ending on the date hereof, neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Buyer nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.19 Loans. Each material Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Buyer’s Knowledge, is a legal, valid, and binding obligation of the obligor named, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.20 CRA, Anti-Money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 4.21 Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.22 Allowance; Impairment.

(a) Buyer’s allowance for credit losses as reflected in Buyer’s audited balance sheet as of December 31, 2023 was, and the allowance shown on the balance sheets in Buyer financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b) As of December 31, 2023, any impairment on loans, investments, derivatives and any other financial instrument in the Buyer Financial Statements was correctly accounted for under GAAP.

Section 4.23 Questionable Payments. None of Buyer, Buyer Bank or any of their Subsidiaries, or to Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Buyer, Buyer Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Buyer, Buyer Bank or any of their Subsidiaries, or to Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Buyer, Buyer Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties made by Buyer in this Article IV or in any certificate delivered with respect thereto, and as qualified by the Buyer Disclosure Schedule, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or any of Buyer’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Company or Company Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered with respect thereto.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as required by applicable Law or with the prior written consent of Buyer, Company shall use commercially reasonably efforts to (a) carry on its business in the ordinary course consistent with past practice, (b) preserve its business organization intact, (c) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (d) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on the Company Disclosure Schedule, as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by

Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Company Disclosure Schedule, (i) issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) allow for the commencement of any new offering periods under the ESPP.

(b) Dividends; Other Distributions. Make, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (i) dividends by wholly-owned Subsidiaries of Company to the Subsidiary’s parent or another wholly-owned Subsidiary of Company, and (ii) regular quarterly cash dividends on Company Common Stock in the amount of no more than $0.25 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance, retention, change-in-control or similar agreements or arrangements with any director, officer, or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation, except (i) for the retention payments and equity awards disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy written contractual obligations existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(c), if any, and (iv) salary increases, bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in Section 5.01(c) of this Agreement, neither Company nor any of its Subsidiaries shall provide compensation of any type to any “disqualified individual” to the extent such compensation would be expected to constitute an “excess parachute payment” as defined in Section 280G of the Code. Agree to provide any indemnification, gross-up or reimbursement in respect of any Taxes (including any interest or penalties relating thereto).

(d) Hiring and Terminations; Promotions. (i) Hire or terminate (other than for cause) any person as an employee of Company or any of its Subsidiaries, except for hiring at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (provided that Buyer shall respond to any such request for consent within (5) Business Days of Company submitting such request, together with reasonable supporting documentation).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, terminate or accelerate the vesting, funding or payment with respect to (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with Buyer, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e), or (iii) as may be required by this Agreement), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement), in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.01(f), pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except in the ordinary course of business consistent with past practice, sell, transfer, license, mortgage, pledge, abandon, allow to lapse or expire, encumber or otherwise dispose of or discontinue any of its assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business.

(h) Privacy Policies & Systems. Amend any privacy policies or notices of Company or any of its Subsidiaries or the operation or security of any Systems used in connection with their respective businesses, in each case, in any materially adverse manner, unless required by applicable Law.

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of any other entity.

(j) Capital Expenditures. Make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $100,000 in the aggregate, unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(k) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.

(l) Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, or at the written direction of a Governmental Authority.

(m) Contracts. Except as set forth on Company Disclosure Schedule 5.01(m), enter into, materially amend, modify, terminate or waive any material provision of, any Material Contract, Lease, or, other than renewals in the ordinary course of business consistent with past practice, Insurance Policy.

(n) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate (provided that, in connection with such settlement or agreement, such aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any Insurance Policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of Company or any of its Subsidiaries unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing; provided that, this Section 5.01(n) shall not apply to Tax matters, which shall be governed by Section 5.01(v) of this Agreement.

(o) Banking Operations. Enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law imposed by any Governmental Authority or file any application or make any contract or commitment with respect to branching or site location or relocation.

(p) Derivative Transactions. Enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice.

(q) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(r) Investment Securities. Other than in the ordinary course of business and consistent with past practice, acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment.

(s) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with past practice unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(t) Loans. Take any action with respect to Loans other than as set forth on Company Disclosure Schedule 5.01(t).

(u) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure.

(v) Taxes. Make, change or revoke any entity classification election, income or other material Tax election, change any income or other material Tax accounting period, adopt or change any income or other material Tax accounting method, file any amended Tax Return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to Taxes, request any ruling from a Governmental Authority with respect to material Taxes, enter into any material Tax sharing agreement, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(w) Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(x) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(y) Environmental Assessments. Except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of any Recognized Environmental Condition (as defined in ASTM 1527-21) or any other material environmental issue.

(z) Adverse Actions. Take any action or fail to take (which omission would reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any material impediment to Company’s ability to consummate the Merger of the transactions contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied, except, in each case, as may be required by applicable Law or GAAP.

(aa) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(bb) Restructuring. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(cc) Facilities. Except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility.

(dd) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than (i) any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and past practice, or (ii) unless Buyer, acting through its President and Chief Commercial Banking Officer or his designee(s) first consents in writing (provided that Buyer shall respond to any such request for consent within (5) Business Days of Company submitting such request, together with reasonable supporting documentation).

(ee) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Buyer shall use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officers and key employees.

(b) Negative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer shall not, and shall cause each of its Subsidiaries not to:

(i) Stock. Adjust, split, combine or reclassify any capital stock of Buyer,

(ii) Adverse Actions. Take any action or fail to take (which omission would reasonably be likely to result in such consequences) any action that is intended or is reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of the conditions to the Merger set forth in Article VI not being satisfied except, in each case, as may be required by applicable Law or GAAP,

(iii) Articles of Organization and Bylaws. Amend Buyer’s Articles of Organization or Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely change the rights, terms or preferences of the Buyer Common Stock,

(iv) Acquisitions. Enter into any agreement with respect to, or consummate any mergers or business combinations, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) that would reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, or (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement,

(v) Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code,

(vi) Dividends. Take any of the actions set forth on Buyer Disclosure Schedule 5.02(vi) with respect to dividends or distributions by Buyer, or

(vii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 No Control. Nothing contained in this Agreement gives Buyer or its Subsidiaries any of their respective representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Company or Company Bank prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Company and Company Bank.

Section 5.04 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI of this Agreement, and shall cooperate fully to that end.

Section 5.05 Shareholder Approval.

(a) Company agrees to take, in accordance with applicable Law, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.10 of this Agreement, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders the Company board of directors’ recommendation (and including such recommendation in the Proxy Statement) that the shareholders approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and shall not make a Company Adverse Recommendation Change, except in accordance with this Section 5.05 and Section 5.10. Company shall engage a proxy solicitor reasonably acceptable to Buyer to assist in the solicitation of proxies from shareholders relating to the Requisite Company Shareholder Approval. Notwithstanding the foregoing or any other provision of this Agreement, but subject to Section 5.10, Section 7.01 and Section 7.02 of this Agreement, as applicable, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Company Superior Proposal, in each case, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to make the Company Board Recommendation, then, prior to the receipt of the Requisite Company Shareholder Approval, the board of directors of Company may withhold or withdraw or modify or qualify in a manner adverse to Buyer the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been terminated pursuant to Section 7.01 of this Agreement, Company shall submit this Agreement to its shareholders for their consideration at the Company

Meeting. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company shall not adjourn or postpone the Company Meeting unless Company, after receiving the advice of its outside counsel, determines that failure to do so would reasonably be likely to result in a breach of applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. Company shall adjourn or postpone the Company Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval, or (z) after consultation with Buyer, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Company’s board of directors has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s shareholders prior to the Company Meeting. Company shall only be required to adjourn or postpone the Company Meeting two (2) times, for aggregate adjournments or postponements not exceeding forty-five (45) calendar days, pursuant to the immediately preceding sentence of this Section 5.05(a) and any further adjournments or postponements of the Company Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of Buyer. Except with the prior approval of Buyer or as required by applicable Law, no other matters shall be submitted for the approval of the shareholders of Company at the Company Meeting.

(b) Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Registration Statement has been declared effective providing, at a minimum, sufficient time for the holders of shares of Company Common Stock in street name to communicate with beneficial owners.

Section 5.06 Registration Statement; Proxy Statement; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of (i) a proxy statement of Company relating to the matters to be submitted to Company’s shareholders at the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and (ii) Buyer’s registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issuable in connection with the Merger will be registered with the SEC (as amended or supplemented from time to time, the “Registration Statement”), of which the Proxy Statement will be a part, including by providing to the other party other all non-privileged information concerning itself and its Affiliates as may be reasonably requested by the other in connection with the preparation of the Registration Statement and the Proxy Statement. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within fifty (50) calendar days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement to its shareholders.

(b) Buyer shall promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Each of Buyer and Company shall promptly notify the other party upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement, or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger, or any other filing. Buyer and Company shall cooperate with each other in responding to any comments or requests by the SEC or its staff or any government officials with respect to the Registration Statement or the Proxy Statement. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders and Buyer shareholders an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Registration Statement or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Each of Buyer and Company shall provide to the other party and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement, as applicable and all responses to requests for additional information by and replies to comments of the SEC prior to filing them with the SEC, and shall provide the other party and its counsel with a copy of all SEC filings made by such party.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.

Section 5.07 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authority that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”). Buyer and Company shall furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FRB, FDIC and the Massachusetts Commissioner of Banks within fifty (50) calendar days after the date of this Agreement. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain all Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Authority for documents and information. Each party shall have a reasonable opportunity to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, provided, however, that materials may be excluded or redacted as necessary (A) to comply with applicable Law, or (B) to address reasonable privilege or confidentiality concerns.

(b) Company shall notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any material communication, written or oral, from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any material communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company shall consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer shall notify Company promptly and shall promptly furnish Company with copies of notices or other material communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any material communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any material communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Buyer, its Subsidiaries or its representatives).

Section 5.08 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

Section 5.09 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the

Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request for the purposes of verifying the representations and warranties of the other party and preparing for and consummating the transactions contemplated herein and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement. Company shall use its reasonable best efforts, subject to applicable Law and the fiduciary duties of the board of directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

Section 5.10 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective directors and officers and shall instruct each of their agents, advisors and representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to a Company Acquisition Proposal. Except as permitted by this Section 5.10, after the execution and delivery of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their directors and officers, and instructs its and their agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, (ii) participate or engage in any negotiations with any Person with, or furnish any nonpublic information relating to, or (iii) engage or participate in any discussions with any Person regarding, a Company Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.10.

(b) Notwithstanding Section 5.10(a), if, prior to the time Requisite Company Shareholder Approval is obtained, Company receives an unsolicited bona fide written Company Acquisition Proposal that the board of directors of Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Company Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the mutual confidentiality agreement by and between Company and Buyer dated as of July 25, 2024, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Company Superior Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Company Superior Proposal. Company promptly (and in any event within forty-eight (48) hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to a Company Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to a Company Acquisition Proposal. Company shall keep Buyer informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Company Acquisition Proposal (including any material change to its terms).

(c) Except as set forth in Section 5.10(d) of this Agreement, the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer and Buyer Bank, its recommendation referred to in Section 5.05 of this Agreement, or (ii) approve or recommend (or publicly propose to approve or recommend) any Company Acquisition Proposal. Except as set forth in Section 5.10(d) of this Agreement, Company shall not, its board of directors shall not allow Company to, and Company shall cause its Subsidiaries and each of their respective directors and officers and instruct each of their agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 5.10(b) of this Agreement) relating to any Company Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, in response to a Company Superior Proposal or Intervening Event which did not result from a breach of Section 5.10(a) or (b), make a Company Adverse Recommendation Change, if the board of directors of Company has determines in good faith, after receiving the advice of its outside counsel, that the failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that the board of directors of Company may not effect a Company Adverse Recommendation Change unless (1) Company has complied in all material respects with this Section 5.10, and (2) prior to making a Company Adverse Recommendation Change, Company provides prior written notice to Buyer four (4) Business Days in advance (the “Notice Period”) of its intention to take such action, and furnishes to Buyer a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Company Superior Proposal, all material terms and conditions of such Company Superior Proposal (including the identity of the party making such Company Superior Proposal)), and any material modifications to any of the foregoing, (3) prior to taking such action, Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Buyer, during the Notice Period (to the extent Buyer desires to so negotiate) any revision to the terms of this Agreement that Buyer desires to propose in writing prior to the end of such Notice Period, and (4) after the conclusion of any Notice Period, the board of directors of Company determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Buyer pursuant to sub-clause (3) above, that in the case of a Company Acquisition Proposal, such Company Acquisition Proposal continues to constitute a Superior Proposal, and in the case of a Company Acquisition Proposal or Intervening Event, it nevertheless would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to make or continue to make the Company Board Recommendation. Any material amendment to any Company Superior Proposal will be deemed to be a new Company Superior Proposal for purposes of this Section 5.10(d) and will required a new Notice Period as referred to in this Section 5.10(d), provided, that such new Notice Period shall be three (3) Business Days,

(e) Nothing contained in Section 5.05 of this Agreement or this Section 5.10 shall prohibit Company or its board of directors from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or, (ii) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure is reasonably required under applicable Law; provided, however, that any such disclosure relating to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the Company Board Recommendation in such disclosure and does not recommend that Company shareholders tender their shares or otherwise support such Company Acquisition Proposal, or (iii) informing any Person of the existence of the provisions contained in this Section 5.10.

Section 5.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former director or officer of Company or any of its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time or not yet paid or accrued prior to the Effective Time, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company or any of its Subsidiaries, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Organization or Bylaws of Company or its applicable Subsidiary as in effect on the date of this Agreement as though such Articles of Organization and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent as would have been permitted by Company or its Subsidiaries under Company’s or such Subsidiaries’ Articles of Organization or Bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with Company’s or such Subsidiaries’ Articles of Organization or Bylaws. Buyer’s obligations as successor in interest to Company shall continue as required under the Articles of Organization and Bylaws of Company.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.

(c) Prior to the Closing, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six

(6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 250% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement; provided, further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.11.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.11 is not a substitute for any claims under any policies.

(f) Any indemnification payments made pursuant to this Section 5.11 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

Section 5.12 Employees; Benefit Plans.

(a) All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting, or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company Employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control, retention or other similar type of agreement or arrangement which provides for severance or other payments or benefits upon termination) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each Company Employee of a standard release in favor of Buyer and Buyer Bank (if Buyer, in its discretion, requests that a release be signed), (i) receive severance pay in a lump sum equal to two weeks’ base compensation for every year of service, up to a maximum of twenty-six (26) weeks and (ii) be offered outplacement assistance.

(c) Following the Closing Date, Buyer may choose to maintain any or all of the other Company Benefit Plans in its sole discretion, subject to the next sentence of this Section 5.12(c). For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan (excluding any severance, defined benefit pension, deferred compensation, equity-based, change-in-control, retention and/or transaction-based plans, programs or arrangements) to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to any such comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits, and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plans, including any post-retirement welfare benefit plan of Buyer, but excluding any vacation and/or paid time off plans), service by a Company Employee shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized (i) to the extent such recognition would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits, (iii) for newly-established employee benefit plans sponsored or maintained by Buyer or any of its affiliates for which similarly-situated employees of Buyer and its affiliates do not receive past service credit, (iv) for any benefit plan that is a frozen plan or provides grandfathered benefits, or (v) for any equity-based or long-term incentive compensation plans.

(d) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental, or health plan of Buyer or Buyer Bank upon termination of a similar plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans, or policies of Company, but only if such obligations, rights, agreements, plans or policies, that individually or in the aggregate are material, are set forth on the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger shall constitute a “change-in-control” of Company for purposes of any benefit plans, agreements, and arrangements of Company. Nothing in this Agreement shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of the Company Benefit Plans or Buyer Benefit Plans.

(f) If requested by Buyer in a written notice delivered to Company not less than five (5) Business Days prior to the Closing Date, Company shall cause the board of directors (or the appropriate committee thereof) of Company or its applicable Subsidiary to adopt resolutions and take such corporate actions that are necessary to terminate each Company Benefit Plan that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”), effective as of the calendar day before the Closing Date. If Buyer terminates Company’s 401(k) plan prior to the Closing Date, Buyer shall use its commercially reasonable efforts to permit Company 401(k) participants who are employed by Company or any of its Subsidiaries as of such date to roll over any eligible rollover distributions in Company’s 401(k) plan into Buyer’s 401(k) plan, excluding those related to plan loans under Company’s 401(k) plan.

(g) Nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Without limiting the foregoing, no provision of this Section 5.12 shall create any third party beneficiary rights in any current or former employee, director, or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.12 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, or consultant.

Section 5.13 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company shall supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) of this Agreement, or compliance by Buyer or Company with the respective covenants and agreements.

Section 5.14 Current Information. During the period from the date of this Agreement to the Effective Time, Company shall cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) calendar days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(t) of this Agreement), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 5.15 Board Packages. Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.

Section 5.16 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and reasonably appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company shall not be required to take any actions or provide any information pursuant to this Section 5.16 that would, in Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion. Company and Buyer shall take all actions and execute all further documents that are required to accomplish the foregoing in compliance with all applicable Laws, including those relating to Personal Data.

Section 5.17 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer shall work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Company, however, shall not be required to take any actions or provide any information pursuant to this Section 5.17 that would, in Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 5.17 shall be deemed to prohibit representatives of Company Bank and Buyer Bank to meet with and communicate with their respective customers that may also be customers of the other party.

(b) Access to Suppliers. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.18 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon); (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.18 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.

(b) To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.19 Shareholder Litigation and Claims. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status; provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such shareholder litigation.

Section 5.20 Company Director Resignations. Company shall use commercially reasonable efforts to deliver to Buyer resignations of those directors of Company, Company Bank, and any of their Subsidiaries requested in writing by Buyer at least five (5) calendar days prior to the Closing Date, with each such resignation to be effective as of the Effective Time.

Section 5.21 Third Party Consents. Company shall use all commercially reasonable efforts to obtain the Company Third Party Consents prior to Closing.

Section 5.22 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities and furnishing information and otherwise cooperating with Buyer in the marketing and sale to third parties, contingent on the Effective Time, of any owned or leased real property or tangible property associated with any such branches or facilities. Company shall give reasonable consideration to Buyer’s input regarding the matters reflected in this Section 5.22. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this

Section 5.22(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement, and shall be made only in the quarter within which Closing occurs; provided, however, that no modifications, changes, or divestitures of the type described in this Section 5.22(b) shall result in any change to Company’s SEC filings, Consolidated Financial Statements for Bank Holding Companies, or Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement.

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement, and shall be made only in the quarter within which Closing occurs, provided, further, that no modifications, changes, or divestitures of the type described in this Section 5.22(b) shall result in any change to Company’s SEC filings, Consolidated Financial Statements for Bank Holding Companies, or Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement.

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.22 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.22(b) of this Agreement, Buyer and Company shall reasonably cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.

Section 5.23 Corporate Governance.

(a) Prior to the Effective Time, the board of directors of Buyer shall take all actions necessary to, effective as of the Effective Time, increase the size of the board of directors of the Surviving Entity by two (2) directors and appoint two (2) directors designated by Buyer, in consultation with Company, who shall be selected from among the current directors of Company as of the date hereof (the “Company-Designated Directors”). One of the Company-Designated Directors will become a member of the class of Buyer’s board of directors whose term will expire at Buyer’s 2028 annual meeting, and one of the Company-Designated Directors will become a member of the class of Buyer’s board of directors whose term will expire at Buyer’s 2027 annual meeting. The appointments will be consistent with all applicable corporate governance policies and guidelines of Buyer.

(b) Prior to the Effective Time, the board of directors of Buyer Bank shall take all actions necessary to, effective as of the Effective Time, increase the size of the board of directors of the Surviving Bank by two (2) directors and appoint the Company-Designated Directors. Upon the expiration of their initial terms, Buyer Bank shall cause each Company-Designated Director to be renominated for election to the board of directors of the Surviving Bank for so long as such Company-Designated Director is a member of Buyer’s board of directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of Buyer Bank.

(c) On the Closing Date, Buyer shall invite all directors of the Company immediately prior to the Effective Time (other than the Company-Designated Directors) to become members of a Transition Advisory Board of Buyer (the “Advisory Board”) and shall cause all such individuals who accept such invitation to be elected or appointed as members of the Advisory Board. Such members will serve on the Advisory Board until the second (2nd) anniversary of the Closing Date or until their respective earlier death or resignation, during which period such members will each receive appropriate compensation.

Section 5.24 Reserved.

Section 5.25 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.26 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.27 Section 16(a). Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.27.

Section 5.28 Takeover Restrictions. None of Company, Buyer or their respective boards of directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

Section 5.29 Company DRIP. Company shall use reasonable best efforts to, as promptly as practical after the date hereof, cause the Company DRIP to be suspended with effect, to the extent permissible in accordance with the terms thereof, from the date of this Agreement until the earlier of the Effective Time or valid termination of the Agreement.

Section 5.30 Treatment of Company Indebtedness. In connection with the Merger and/or Bank Merger, the due and punctual performance and observance of the covenants to be performed by Company or Company Bank, as applicable, under the indentures set forth on Company Disclosure Schedule 5.30 shall be assumed, as applicable, by Buyer or Buyer Bank (in connection with the Bank Merger), along with the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, Company and Buyer shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time. If reasonably requested by Buyer in writing, Company shall provide such cooperation and assistance prior to Closing as is reasonably required in order for Company to redeem or repurchase such indebtedness in accordance with the terms thereof as soon as practical after the Closing.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:

(a) Shareholder Approvals. The Requisite Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 4.03 and 4.10 of this Agreement (after giving effect to the lead-in to Article IV) shall be true and correct (other than in the case of Section 4.03 such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.02, 4.04, 4.05, 4.06, 4.10 and 4.15 of this Agreement (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(c) Tax Opinion. Company shall have received an opinion from Hunton Andrews Kurth LLP (or other nationally recognized tax counsel reasonably acceptable to Company), dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Hunton Andrews Kurth LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(d) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in (i) Sections 3.03 and 3.10(a) of this Agreement (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.03 of this Agreement, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Sections 3.02, 3.05, 3.06, 3.08, 3.10(a) of this Agreement (other than clause (i)) and 3.16 of this Agreement (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company. Buyer shall have received a certificate, dated as of the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.

(c) No Materially Burdensome Regulatory Condition. No Materially Burdensome Regulatory Condition shall exist with respect to any Regulatory Approvals required for consummation of the Merger and Bank Merger.

(d) Tax Opinion. Buyer shall have received an opinion from Simpson Thacher & Bartlett LLP (or other nationally recognized tax counsel reasonably acceptable to Buyer), dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Simpson Thacher & Bartlett LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(e) FIRPTA Certification. Company shall have delivered duly executed documentation dated as of the Closing Date reasonably satisfactory to Buyer in form and substance consisting of (i) a certification complying with the Code and the Treasury Regulations certifying that Company is not, and was not, a “United States real property holding corporation” (as the term is defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith) at any time during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date, and (ii) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Buyer to the IRS on behalf of Company after the Closing.

(f) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 of this Agreement as Buyer may reasonably request.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

(b) No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental Authority required for consummation of the Merger or Bank Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or Bank Merger shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

(c) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02 of this Agreement, in the case of a termination by Company, or Section 6.03 of this Agreement, in the case of a termination by Buyer, and which is not cured by the earlier of the End Date and thirty (30) calendar days following written notice to Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, or by its nature or timing cannot be cured during such period.

(d) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured by the earlier of the End Date or thirty (30) calendar days following written notice to the party committing the breach from the other party, or if the breach, by its nature or timing, cannot be cured during such period.

(e) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”), unless the failure of the Closing to occur by that date shall be primarily due to a material breach of any provision of this Agreement by the party seeking to terminate this Agreement.

(f) Failure to Recommend. By Buyer, prior to such time as the Requisite Company Shareholder Approval is obtained, if Company or the board of directors of Company (A) withholds, withdraws, modifies or qualifies in a manner adverse to Buyer the Company Board Recommendation, (B) fails to make the Company Board Recommendation in the Proxy Statement, (C) adopts, approves, recommends or endorses a Company Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (D) fails to publicly and without qualification (1) recommend against any Company Acquisition Proposal or (2) reaffirm the Company Board Recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Company Meeting) after a Company Acquisition Proposal is made public or any request by Buyer to do so, or (E) materially breaches its obligations under Section 5.05 or Section 5.10).

(g) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.05 or Section 5.10), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger:

(a) Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $22,488,000 (the “Termination Fee”) in the event Buyer terminates this Agreement pursuant Section 7.01(f) of this Agreement as promptly as practicable (but in any event within three (3) Business Days of termination).

(b) In the event that (A) (i) after the date of this Agreement and prior to the termination of this Agreement, a Company Acquisition Proposal, whether or not conditional, shall have been communicated to or otherwise made known to the board of directors or senior management of Company or shall have been made directly to Company’s shareholders generally or any person shall have publicly announced (or any Person shall have, after the date of this Agreement, publicly announced an intent, whether or not conditional, to make) a Company Acquisition Proposal or (ii) the board of directors of Company has made a Company Adverse Recommendation Change (or publicly proposed to make a Company Adverse Recommendation Change) prior to or on the date of Company Meeting (including any postponement or adjournment at which the vote on which the Merger is held), (B) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(e) or Section 7.01(g) of this Agreement or by Buyer pursuant to Section 7.01(c) or Section 7.01(d) of this Agreement, and (C) within twelve (12) months after the date of such termination, Company enters into a definitive agreement, recommends or consummates a transaction with respect to an Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Company Acquisition Proposal referred to in the foregoing), then Company shall, on the earlier of the date it enters into or recommends such definitive agreement and the date of consummation of such Acquisition Transaction, pay Buyer, by wire transfer of immediately available funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 7.02(b), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%.”

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, (y) plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit. The amounts payable by Company pursuant to this Section 7.02 constitute liquidated damages and not a penalty, and, except in the case of fraud or a willful and material breach, shall be the sole monetary remedy in the event of a termination of this Agreement specified in this Section 7.02.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, and if Buyer pays or causes to be paid to Company or to Company Bank the Termination Fee, neither Buyer nor Buyer Bank will have any further obligations or liabilities to Company or Company Bank with respect to this Agreement or the transactions contemplated by this Agreement, in each case except in the case of fraud or a willful and material breach.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 7.02 of this Agreement, provided, however, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving Company or its Subsidiaries: (a) any merger, consolidation, share exchange, business combination, or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company and its Subsidiaries; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges or other Company Bank borrowing), transfer or other disposition of equity, assets and/or liabilities that constitute 20% or more of the consolidated assets of Company and its subsidiaries or 20% or more of any class of equity or voting securities of Company or its Subsidiaries in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or equity or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger (including Exhibits and Disclosure Schedules), as amended or modified in accordance with Section 9.02 of this Agreement.

“Approval Date” has the meaning set forth in Section 1.03 of this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.04 of this Agreement.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.32(b) of this Agreement.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.16(a) of this Agreement.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a) of this Agreement.

“Buyer Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Buyer and its Subsidiaries.

“Buyer Pension Plan” has the meaning set forth in Section 4.16(a) of this Agreement.

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09 of this Agreement.

“Buyer Reports” has the meaning set forth in Section 4.06(a) of this Agreement.

“Buyer Share Issuance” has the meaning set forth in Section 3.07(a) of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Consideration” has the meaning set forth in Section 2.01(c) of this Agreement.

“Cash Payment” has the meaning set forth in Section 2.06(a) of this Agreement.

“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 1.03 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 5.12(f) of this Agreement.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan, or intention with respect to any Acquisition Transaction.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.05(a) of this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10(a) of this Agreement.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” means all benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering Company Employees, (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Company Board Recommendation” has the meaning set forth in Section 5.05(a) of this Agreement.

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a) of this Agreement.

“Company DRIP” means the Company’s Dividend Reinvestment and Direct Stock Purchase Plan.

“Company Employees” means any current or former employee of Company or any of its Subsidiaries.

“Company Equity Plans” has the meaning set forth in Section 2.06(a) of this Agreement.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Company Superior Proposal), but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Shareholder Approval; provided, that none of the following shall be considered or taken into account in determining whether a Company Intervening Event has occurred: (1) changes in the trading price or trading volume of the Company Common Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or (2) the fact alone that Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by Company may be taken into account to the extent not otherwise excluded by this definition).

“Company Loan” has the meaning set forth in Section 3.23(b) of this Agreement.

“Company Loan Property” has the meaning set forth in Section 3.18(a) of this Agreement.

“Company Meeting” has the meaning set forth in Section 3.35 of this Agreement.

“Company Pension Plan” has the meaning set forth in Section 3.16(b) of this Agreement.

“Company Real Property” has the meaning set forth in Section 3.30(c) of this Agreement.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14 of this Agreement.

“Company Reports” has the meaning set forth in Section 3.08(a) of this Agreement.

“Company Restricted Stock Award” has the meaning set forth in Section 2.06(b) of this Agreement.

“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Company or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith (after taking into account all the terms and conditions of the Company Acquisition Proposal and this Agreement (including any written proposal by Buyer to adjust the terms and conditions of this Agreement)), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Company Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal.

“Company Third Party Consents” has the meaning set forth in Section 3.13(d) of this Agreement.

“Covered Person” has the meaning set forth in Section 3.38 of this Agreement.

“D&O Insurance” has the meaning set forth in Section 5.11(c) of this Agreement.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“DIF” has the meaning set forth in Section 3.02(b) of this Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04 of this Agreement.

“End Date” has the meaning set forth in Section 7.01(e) of this Agreement.

“Environmental Law” means any Law, any judicial or administrative order, decree, or any agency requirement relating to: (a) pollution, public or worker health or safety, or the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes: (a) the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (b) common law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c) of this Agreement.

“ESPP” means the Enterprise Bancorp, Inc. Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04 of this Agreement (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.04(a) of this Agreement.

“Exchange Ratio” has the meaning set forth in Section 2.01(c) of this Agreement.

“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of Company set forth on Company Disclosure Schedule 8.01.

“Exercise Price” has the meaning set forth in Section 2.06(a) of this Agreement.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Boston.

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state, local or foreign court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances, materials and wastes (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect (or for which liability or standards of conduct may be imposed) under any Environmental Law or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substance, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.11(a) of this Agreement.

“Information Systems Conversion” has the meaning set forth in Section 5.16 of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.32(a) of this Agreement.

“Intellectual Property” means all worldwide intellectual property, including (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to them; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of them); (c) copyrights (including any registrations and applications for any of them and all copyrights in Systems); (d) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies, and (e) all applications and registrations for any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by George L. Duncan, Richard W. Main, Steven L. Larochelle, Joe Lussier, Brian Bullock and Jamie L. Gabriel and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and Buyer Bank and the directors of Buyer and Buyer Bank. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law (including common law), ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(c) of this Agreement.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a) of this Agreement.

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that (a) is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of such Person to perform its obligations under this Agreement; provided, however, that for the purposes of clause (a) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in Law or interpretations of Law by Governmental Authorities; (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) changes, after the date hereof in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (iv) the effects of the expenses incurred by Company or Buyer or their respective Affiliates in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (v) any action or omission required by this Agreement or taken, after the date of this Agreement, by Company with the prior written consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the written direction of Buyer; (vi) the public announcement of this Agreement or the pendency of the transactions contemplated herein (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lessors or employees); (vii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (viii) natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events; (ix) a failure, in and of itself, to meet earnings projections or internal financial forecasts or any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, but not including any underlying causes thereof; and (x) a decline in the trading price of Buyer Common Stock, except, with respect to subclauses (i), (ii), (iii), (vii) or (viii), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 5.07 of this Agreement.

“Material Contracts” has the meaning set forth in Section 3.13(a) of this Agreement.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.11(c) of this Agreement.

“MBCA” has the meaning set forth in Section 1.01 of this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.01 of this Agreement.

“Nasdaq” has the meaning set forth in Section 3.07(a) of this Agreement.

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificates” has the meaning set forth in Section 2.04(a) of this Agreement.

“Option” and “Options” have the meaning set forth in Section 2.06(a) of this Agreement.

“OREO” has the meaning set forth in Section 3.23(a) of this Agreement.

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.30(b) of this Agreement.

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.

“Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) 0.6279 by (ii) the volume-weighted average trading price of a share of the Buyer Common Stock on Nasdaq for the consecutive period of five (5) full trading days ending on the day immediately preceding the Closing Date, as provided by Bloomberg L.P.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Personal Data” means all data that identifies or that, whether alone or in combination with other data, can reasonably be used to identify an individual or household, including all “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable Law.

“Phase I Assessment” has the meaning set forth in Section 5.01(y) of this Agreement.

“Phase II Assessment” has the meaning set forth in Section 5.18(a) of this Agreement.

“Privacy Obligation” means all applicable Laws, binding industry or self-regulatory standards or public or posted privacy policies with respect to Personal Data and/or the Processing thereof.

“Processing” has the meaning ascribed to such term in any applicable Law governing Personal Data.

“Proxy Statement” has the meaning set forth in Section 5.06 of this Agreement.

“Registration Statement” has the meaning set forth in Section 5.06 of this Agreement.

“Regulatory Approval” has the meaning set forth in Section 3.07(a) of this Agreement.

“Release” means, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06 of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Surviving Entity” shall have the meaning set forth in the recitals to this Agreement.

“Systems” means all hardware, computers, software, websites, applications, databases, systems, networks and other information technology assets and equipment.

“Takeover Restrictions” shall have the meaning set forth in Section 3.33 of this Agreement.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, profits, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, business, severance, stamp, occupation, property, custom duties, unemployment, environmental, capital stock, occupancy, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind in the nature of tax (including withholding on amounts paid to or by any Person) imposed by a Governmental Authority, together with any interest, additions or penalties, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Taxing Authority, including any schedules or attachment thereto, and any amendment thereof, and including any information returns, claim for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Fee” has the meaning set forth in Section 7.02(a) of this Agreement.

“The date hereof” or “the date of this Agreement” means December 8, 2024.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Treasury” means the United States Department of the Treasury.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“VWAP” means volume-weighted average trading price of a share of (i) Buyer Common Stock on Nasdaq (or if Buyer Common Stock is not then listed on Nasdaq, the principal securities market on which Buyer Common Stock is then listed or quoted), or (ii) the Index, in each case as reported by Bloomberg L.P.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the receipt of the Requisite Company Shareholder Approval, there may not be, without further approval of such shareholders of Company, no amendment shall be made which by Law requires such further approval without obtaining that approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Massachusetts, without regard for the conflicts of law principles thereof.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section  9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 5.18 and Section 7.02 of this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests, and other communications to a party shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Patricia M. Natale, Senior Vice President, Deputy General Counsel and Secretary

E-mail: patricia.natale@rocklandtrust.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Lee Meyerson
Louis Argentieri
E-mail:	lmeyerson@stblaw.com
louis.argentieri@stblaw.com

If to Company:

Enterprise Bancorp, Inc.

222 Merrimack Street

Lowell, MA 01852

Attention:	George L. Duncan, Chairman
Steven R. Larochelle, Chief Executive Officer
Email:	George.duncan@ebtc.com
Steven.larochelle@ebtc.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, TX 75202

Attention:	Peter G. Weinstock
Beth A. Whitaker
E-mail:	pweinstock@HuntonAK.com
bwhitaker@HuntonAK.com

Section 9.06 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits, the Disclosure Schedules, and the mutual confidentiality agreement between Company and Buyer, dated July 25, 2024 (the “Confidentiality Agreement”), represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the Confidentiality Agreement shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.13 of this Agreement, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company Employees who might be affected by Section 5.14 of this Agreement), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 9.02 of this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.

Section 9.09 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court in the Commonwealth of Massachusetts having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and that the party seeking an injunction shall not be required to post any bond. Each party to this Agreement (a) irrevocably and unconditionally consents to and submits itself to the jurisdiction of the Massachusetts Superior Court for Suffolk County, (b) agrees that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Massachusetts Superior Court for Suffolk County, (c) agrees that any party may seek admission to the Business Litigation Session of the Massachusetts Superior Court and that no party will oppose admission to the Business Litigation Session, and (d) if and only if the Massachusetts Superior Court lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the District of Massachusetts. Any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement not within the subject-matter jurisdiction of the Massachusetts Superior Court and not within the subject-matter jurisdiction of the United States District Court for the District of Massachusetts may be brought in any court in Massachusetts with subject-matter jurisdiction. The parties irrevocably and unconditionally waive any venue and/or personal-jurisdiction objection to the bringing of any action described in this paragraph in any of the courts enumerated in this paragraph. Each party to this Agreement waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect to such action or proceeding. To the full extent permitted by applicable Law, any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.05 of this Agreement. Nothing in this Section 9.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.10 Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.12 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

INDEPENDENT BANK CORP.

By:	/s/ Jeffrey J. Tengel
Name:	Jeffrey J. Tengel
Title:	Chief Executive Officer and President

ROCKLAND TRUST COMPANY

By:	/s/ Jeffrey J. Tengel
Name:	Jeffrey J. Tengel
Title:	Chief Executive Officer

ENTERPRISE BANCORP, INC.

By:	/s/ Steven R. Larochelle
Name:	Steven R. Larochelle
Title:	Chief Executive Officer

ENTERPRISE BANK AND TRUST COMPANY

By:	/s/ Steven R. Larochelle
Name:	Steven R. Larochelle
Title:	Chief Executive Officer

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of December 8, 2024, by and between the undersigned holder (“Shareholder”) of common stock, $0.01 par value per share (“Company Common Stock”), of Enterprise Bancorp, Inc., a Massachusetts corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer Bank, Company and Company Bank are entering into an Agreement and Plan of Merger (as may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer, with Buyer surviving the merger, and each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, and which further contemplates that Company Bank shall thereafter merge with and into Buyer Bank, with Buyer Bank surviving the merger, pursuant to a separate Plan of Bank Merger;

WHEREAS, Shareholder beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is the registered holder of, or has sole, joint, or shared voting power with respect to, or has direct or indirect control (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) over an entity or person that has record ownership of, the number of shares of Company Common Stock identified on Exhibit A (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A (provided, that Shares do not include shares over which Shareholder exercises control in a fiduciary capacity (other than shares voted by Shareholder in a fiduciary capacity on behalf of (i) a family member or (ii) affiliated entity of Shareholder, which shares are included in Shares) and no representation by Shareholder is made with respect to such shares pursuant to the terms hereof); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions it contemplates, and in consideration of the expenses incurred or to be incurred by Buyer, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment(s) or postponement(s) of such a shareholders’ meeting, or in any other circumstances in which Shareholder is entitled to vote, consent, or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and the transactions it contemplates (including any amendments or modifications of the Merger Agreement); (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Company Acquisition Proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement. Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement. Prior to the termination of this Agreement, the obligations of Shareholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Company or otherwise subject to a Company Adverse Recommendation Change.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment, or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers in connection with bona fide estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; (c) surrender of Company Common Stock to Company in connection with the vesting, settlement or exercise of Company equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company equity awards, the exercise price on such Company equity awards; and (d) such other transfers as Buyer may otherwise permit in its sole discretion, subject to any restrictions or conditions imposed by Buyer in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations and the consummation by Shareholder of the transactions contemplated by this Agreement shall not, violate, conflict with, or constitute a default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule, or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust, or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and is or whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A of this Agreement, and, except as otherwise described in Exhibit A of this Agreement, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options or other equity award, warrant or similar instrument over which Shareholder shall have no voting rights until the exercise of such stock options or other equity award, warrant or similar instrument). Except as otherwise described in Exhibit A of this Agreement, Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. Subject to Section 9 of this Agreement and except as otherwise expressly permitted under Section 5.10 of the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement pursuant to Section 6 of this Agreement, Shareholder, solely in his or her capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize, to the extent applicable to Shareholder, any partner, officer, director, advisor, agent or representative of such Shareholder or any of his or her affiliates to (and, to the extent applicable to Shareholder, Shareholder shall use reasonable best efforts to prohibit any of his, her, or its representatives or affiliates to), (a) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal; (b) participate in any discussions or negotiations regarding a Company Acquisition Proposal with, or furnish any nonpublic information relating to a Company Acquisition Proposal to, any person that has made or, to the knowledge of Shareholder, is considering making a Company Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Company Acquisition Proposal; (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Company Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to a Company Acquisition Proposal; or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of a Company Acquisition Proposal (other than the Merger Agreement).

Section 5. Specific Performance; Remedies. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it would be impossible to measure in money the damages to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer would not have an adequate remedy at law. Accordingly, Shareholder agrees that Buyer shall have the right, in addition to any other rights it may have, to seek injunctive relief or other equitable remedy for any such failure. Shareholder shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer under this Agreement, and that participation by any third party with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date it is signed by the parties. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties, and shall be automatically terminated upon the earliest to occur of (i) the Effective Time of the Merger, (ii) the Merger Agreement is terminated in accordance with its terms, or (iii) twenty five (25) years from the date of this Agreement; provided, however, that the transfer restrictions in Section 2 of this Agreement shall be automatically terminated upon the receipt of the Requisite Company Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities; provided, however, that termination shall not relieve any party from liability for any willful breach of this Agreement prior to termination.

Section 7. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to that subject matter. This Agreement may not be amended, supplemented or modified, and no provisions may be modified or waived, except by an instrument in writing signed by each party. No waiver of any provision by either party shall be deemed a waiver of any other provision of this Agreement by any party, nor shall any waiver be deemed a continuing waiver of any provision by a party.

Section 8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intention of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 9. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer, or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or executive officer of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations pursuant to Sections 5.05 or 5.10 of the Merger Agreement.

Section 10. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of laws. The parties (a) irrevocably and unconditionally consent and submit themselves to the jurisdiction of the Massachusetts Superior Court for Suffolk County, (b) agree that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Massachusetts Superior Court for Suffolk County, (c) agrees that any party may seek admission to the Business Litigation Session of the Massachusetts Superior Court and that no party will oppose admission to the Business Litigation Session, and (d) if and only if the Massachusetts Superior Court lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the District of Massachusetts.

Section 11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

Section 12. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement, and that this Agreement has not been terminated, to the extent permitted by applicable law, Shareholder waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Shares in connection with the Merger that Shareholder may have under applicable law (if any). At any time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 13. Disclosure. Shareholder authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in the Proxy Statement, this Agreement, such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Voting Agreement as of the date and year on page one.

INDEPENDENT BANK CORP.

By:
Name:
Title:

SHAREHOLDER OF ENTERPRISE BANCORP, INC.

Name:

Exhibit A

Shareholder	Shares	Stock Options or Other Equity Award, Warrant or Similar Instrument

Annex C

December 8, 2024

Board of Directors

Enterprise Bancorp, Inc.

222 Merrimack Street

Lowell, MA 01852

Ladies and Gentlemen:

Enterprise Bancorp, Inc. (“Company”), Enterprise Bank and Trust Company, a wholly owned subsidiary of Company (“Company Bank”), Independent Bank Corp. (“Buyer”) and Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Buyer with Buyer as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares specified in the Agreement) shall become and be converted into the right to receive (i) $2.00 in cash (the “Cash Consideration”), and (ii) 0.60 shares of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, Stock Consideration and any cash in lieu of fractional shares paid pursuant to the Agreement are collectively as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company and Company Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer and Buyer Bank that we deemed relevant; (iv) certain internal financial projections for Company for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Company; (v) publicly available mean analyst earnings per share estimates for Buyer for the quarter ending December 31, 2024 and the years ending December 31, 2025 and December 31, 2026, as well as an estimated annual long-term earnings growth rate for Buyer for the years ending December 31, 2027 and December 31, 2028 and estimated dividends per share for Buyer for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Buyer and its representatives; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the offer and sale of certain amount of Buyer’s subordinated debt prior to closing of the Merger and estimated earnings for Company for the quarter ending December 31, 2024 and the year ending December 31, 2024 with an estimated annual earnings growth rate for the Company for the years thereafter, as provided by the senior management of Buyer and its representatives; (vii) the publicly reported historical price and trading activity for Company Common Stock and Buyer Common Stock, including a comparison of certain stock trading information for Company Common Stock, Buyer Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Buyer with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Buyer or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Buyer, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Buyer. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Buyer, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Buyer. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Company for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Buyer for the quarter ending December 31, 2024 and the years ending December 31, 2025 and December 31, 2026, as well as an estimated annual long-term earnings growth rate for Buyer for the years ending December 31, 2027 and December 31, 2028 and estimated dividends per share for Buyer for the quarter ending December 31, 2024 and the years ending December 31, 2025 through December 31, 2028, as provided by the senior management of Buyer and its representatives. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the offer and sale of certain amount of Buyer’s subordinated debt prior to closing of the Merger and estimated earnings for Company for the quarter ending December 31, 2024 and the year ending December 31, 2024 with an estimated annual earnings growth rate for the Company for the years thereafter, as provided by the senior management of Buyer and its representatives. With respect to the foregoing information, the respective senior managements of Company and Buyer confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Buyer, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Buyer’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Buyer will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Buyer, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Buyer Common Stock at any time or what the value of Buyer Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler did not provide any other investment banking services to Company. Piper Sandler did not provide any investment banking services to Buyer in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Buyer and their respective affiliates. We may also actively trade the equity and debt securities of Buyer and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.

Enterprise Bancorp, Inc. parent company of Enterprise Bank ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically prior to the meeting must be received by 8:00am., (EDT), on April 3, 2025. Online Go to www.envisionreports.com/EBTC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Proxy Card for Special Meeting of Shareholders of Enterprise Bancorp, Inc. 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all Proposals 1 – 3. For Against Abstain 1. To approve the Agreement and Plan of Merger, dated as of December 8, 2024 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, Enterprise Bancorp, Inc. (“Enterprise”), and Enterprise Bank and Trust Company, and to approve the transactions contemplated by the merger agreement, including the merger of Enterprise with and into Independent (the “merger,” with such proposal, the “Enterprise merger proposal”). For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation payable to the named executive officers of Enterprise in connection with the merger (the “Enterprise compensation proposal”). 3. To authorize the Enterprise board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Enterprise merger proposal or to vote on other matters properly before the special meeting (the “Enterprise adjournment proposal”). B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T 639802 1UPX 0437PH

Special Meeting of Shareholders of Enterprise Bancorp, Inc. The Special Meeting of Shareholders (the “Special Meeting”) of Enterprise Bancorp, Inc. will be held solely by means of remote communication on Thursday, April 3, 2025 at 9:00 a.m. EDT. The Special Meeting will be held on Thursday, April 3, 2025 at 9:00 a.m., EDT. You may remotely participate in the Special Meeting in one of two ways: In order to vote and ask questions: please visit meetnow.global/M4KM7SR OR Listen only: call 1-800-715-9871 Conference ID: 7344373 PLEASE SAVE THE INFORMATION THAT IS PRINTED IN THE SHADED BAR LOCATED ON THE REVERSE SIDE OF THIS FORM. YOU MUST RETAIN THIS INFORMATION AND CONTROL NUMBER TO ENSURE YOUR ACCESS ON THE DATE OF THE SPECIAL MEETING. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders. The material is available at: www.edocumentview.com/ebtc IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Enterprise Bancorp, Inc. Notice of Special Meeting of Shareholders Proxy Solicited by the Board of Directors for the Special Meeting of Shareholders to be held on April 3, 2025 This proxy is solicited on behalf of the Board of Directors of Enterprise Bancorp, Inc. (the “Company”) in connection with the Company’s Special Meeting and any adjournment(s) or postponement(s) thereof. Each of the proposals contained in this proxy has been proposed by our Board of Directors. The Board of Directors recommends that you vote FOR all Proposals 1-3. This proxy, when properly executed on the reverse side, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy, if otherwise properly executed, will be voted FOR Proposals 1-3. The undersigned, a shareholder of record of the Company, revoking all prior proxies, hereby appoint(s) John A. Koutsos & James F. Conway, III, and each of them with full power of substitution, the attorneys, agents and proxies of the undersigned to represent and vote, as designated on the reverse side of this proxy, all shares of stock of the Company which the undersigned would be entitled to vote by means of remote communication, at the Special Meeting of shareholders of the Company to be held solely by means of remote communication on Thursday, April 3, 2025 at 9:00 A.M., EDT., and any adjournment(s) or postponement(s) thereof. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting.